SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐      Preliminary Proxy Statement
☐      Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒      Definitive Proxy Statement
☐      Definitive Additional Materials
☐      Soliciting Material Pursuant to Rule 14a-12

L-3 COMMUNICATIONS HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials:
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2.	Form, Schedule or Registration Statement No.:
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L-3 COMMUNICATIONS HOLDINGS, INC.

To Our Stockholders:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of L-3 Communications Holdings, Inc., to be held at 2:30 p.m., Eastern Daylight Time, on Tuesday, April 27, 2010, at the Ritz-Carlton New York, Battery Park, located at Two West Street, New York, New York. The notice and proxy statement for the Annual Meeting are attached to this letter and describe the business to be conducted at the Annual Meeting.

In accordance with the rules of the Securities and Exchange Commission, we sent a Notice of Internet Availability of Proxy Materials on or about March 15, 2010 to our stockholders of record as of the close of business on March 1, 2010. We also provided access to our proxy materials over the Internet beginning on that date. If you received a Notice of Internet Availability of Proxy Materials by mail and did not receive, but would like to receive, a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials or on page 4 of this proxy statement.

To have your vote recorded, you should vote over the Internet or by telephone. In addition, if you have requested or received a paper copy of the proxy materials, you can vote by signing, dating and returning the proxy card sent to you in the envelope accompanying the proxy materials sent to you. We encourage you to vote by any of these methods even if you currently plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the Annual Meeting. If you decide to attend, you can still vote your shares in person if you wish. Please let us know whether you plan to attend the Annual Meeting by indicating your plans when prompted over the Internet voting system or the telephone or (if you have received a paper copy of the proxy materials) by marking the appropriate box on the proxy card sent to you.

On behalf of the Board of Directors, I thank you for your cooperation and look forward to seeing you on April 27th.

Very truly yours,

Michael T. Strianese
Chairman, President and
 Chief Executive Officer

L-3 COMMUNICATIONS HOLDINGS, INC.

NOTICE OF 2010 ANNUAL MEETING OF
STOCKHOLDERS AND PROXY STATEMENT

Notice is hereby given that the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of L-3 Communications Holdings, Inc. (“L-3” or the “Company”) will be held at the Ritz-Carlton New York, Battery Park, located at Two West Street, New York, New York on Tuesday, April 27, 2010, at 2:30 p.m., Eastern Daylight Time, for the following purposes:

1.	Election of the three Class II Directors listed herein whose terms expire in 2013; and the one Class III director listed herein whose term expires in 2012;

2.	Approval of the L-3 Communications Holdings, Inc. Amended and Restated 2008 Long Term Performance Plan;

3.	Ratification of the appointment of our independent registered public accounting firm for 2010; and

4.	Transaction of such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

By Order of the Board of Directors

Steven M. Post
Senior Vice President, General Counsel and
 Corporate Secretary

March 15, 2010

IMPORTANT

Whether or not you currently plan to attend the Annual Meeting in person, please vote over the Internet or telephone, or (if you received a paper copy of the proxy materials) complete, date, sign and promptly mail the paper proxy card sent to you. You may revoke your proxy if you attend the Annual Meeting and wish to vote your shares in person.

L-3 Communications Holdings, Inc.
600 Third Avenue
New York, New York 10016

PROXY STATEMENT

This proxy statement is being made available to the holders of the common stock, par value $0.01 per share, of L-3 Communications Holdings, Inc. (the “Common Stock”) in connection with the solicitation of proxies for use at the Annual Meeting to be held at the Ritz-Carlton New York, Battery Park, located at Two West Street, New York, New York at 2:30 p.m., Eastern Daylight Time, on Tuesday, April 27, 2010.

RECORD DATE

Our Board of Directors has fixed the close of business on March 1, 2010 as the Record Date for the Annual Meeting. Only stockholders of record at the Record Date are entitled to notice of and to vote at the Annual Meeting or at any adjournments or postponements thereof, in person or by proxy. At the Record Date, there were 115,702,359 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share of our Common Stock held by such holder. The holders of a majority of the outstanding shares of our Common Stock entitled to vote generally in the election of directors, represented in person or by proxy, shall constitute a quorum at the Annual Meeting.

On March 15, 2010, we either mailed you a notice (the “Notice”) notifying you how to vote online and how to electronically access a copy of this proxy statement, our Summary Annual Report and our Annual Report on Form 10-K for the year ended December 31, 2009 (together referred to as the “Proxy Materials”) or mailed you a complete set of the Proxy Materials. If you have not received, but would like to receive, printed copies of these documents, including a proxy card in paper format, you should follow the instructions for requesting such materials contained in the Notice.

PROXIES

The proxies are solicited by our Board of Directors on our behalf for use at the Annual Meeting and any adjournments or postponements of the Annual Meeting, and the expenses of solicitation of proxies will be borne by us. The solicitation will be made primarily via the Internet and by mail, but our officers and regular employees may also solicit proxies by telephone, telegraph, facsimile, or in person. We also have retained Georgeson Inc. to assist in soliciting proxies. We expect to pay Georgeson Inc. approximately $10,000 plus expenses in connection with its solicitation of proxies.

Each stockholder may appoint a person (who need not be a stockholder), other than the persons named in the proxy, to represent him or her at the Annual Meeting by completing another proper proxy. In either case, such completed proxy should be returned in the envelope provided to you for that purpose (if you have requested or received a paper copy of the Proxy Materials) or should be delivered to L-3 Communications Holdings, Inc. c/o Computershare Investor Services, P.O. Box 43102, Providence, Rhode Island 02940-5068, not later than 5:00 p.m., Eastern Daylight Time, on Monday, April 26, 2010 or by 5:00 p.m. Eastern Daylight Time on Friday, April 23, 2010 if you own shares through L-3’s 401(k) plan.

Any proxy delivered pursuant to this solicitation is revocable at the option of the person(s) executing the proxy upon our receipt, prior to the time the proxy is voted, of a duly executed instrument revoking it, or of a duly executed proxy bearing a later date, or in the case of death or incapacity of the person(s) executing the proxy, of written notice of such death or incapacity, or by such person(s) voting in person at the Annual Meeting. Unless revoked, all proxies representing shares entitled to vote that are delivered pursuant to this solicitation will be voted at the Annual Meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. Where a choice has not been specified on the proxy card, the proxy will be voted in accordance with the recommendations of our Board of Directors.

Assuming a quorum is present, a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Annual Meeting is required for the election of directors, the approval of the L-3 Communications Holdings, Inc. Amended and Restated 2008 Long Term Performance Plan (the “Amended and Restated Plan”) and the ratification of the appointment of the independent registered public accounting firm, except that, with respect to the approval of the Amended and Restated Plan, the total number of votes cast on the proposal must also represent a majority of all shares of Common Stock entitled to vote on the proposal. For each of the above proposals, abstentions and instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called “broker non-votes”) will be counted for purposes of determining a quorum. However, in determining whether a director nominee has been elected by the stockholders and whether the Amended and Restated Plan has been approved, abstentions and “broker non-votes” will be counted as votes against these two proposals. In addition, for the selection of the independent registered public accounting firm, abstentions will be counted as votes against the selection of the independent registered public accounting firm.

VOTING IN PERSON

If you are a stockholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your Notice or the admission ticket attached to your proxy card if you received a paper copy. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or (if you received a paper copy of the Proxy Materials) by mail so that your vote will be counted even if you later decide not to attend the Annual Meeting. Voting your proxy by the Internet, telephone or mail will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If you own your shares of our Common Stock through a bank, brokerage firm or other record holder and wish to vote in person at the Annual Meeting, you must request a “legal proxy” from your bank or broker or obtain a proxy from the record holder.

VOTING BY INTERNET, TELEPHONE OR MAIL

The following sets forth how a stockholder can vote over the Internet, by telephone or by mail:

Voting By Internet

If you hold your shares of our Common Stock through a bank or brokerage firm (i.e., you are not a registered holder), you can vote at: www.proxyvote.com, 24 hours a day, seven days a week. You will need the 12-digit Control Number included on your Notice or your paper voting instruction form (if you received a paper copy of the Proxy Materials).

If you own your shares of our Common Stock directly in your name in our stock records maintained by our transfer agent, Computershare Trust Company, N.A., or through L-3’s 401(k) plan, you can vote at: www.investorvote.com/LLL, 24 hours a day, seven days a week. You will need the 15-digit Control Number included on your paper proxy card.

Voting By Telephone

If you hold your shares of our Common Stock through a bank or brokerage firm, you can vote using a touch-tone telephone by calling the toll-free number included on your paper voting instruction form (if you received a paper copy of the Proxy Materials), 24 hours a day, seven days a week. You will need the 12-digit Control Number included on your paper voting instruction form.

If you own your shares of our Common Stock directly in your name in our stock records maintained by our transfer agent, Computershare Trust Company, N.A., or through L-3’s 401(k) plan, you can vote using a touch-tone telephone by calling the toll-free number included on your paper proxy card, 24 hours a day, seven days a week. You will need the 15-digit Control Number included on your paper proxy card.

The Internet and telephone voting procedures, which comply with Delaware law, are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

Voting By Mail

If you have received a paper copy of the Proxy Materials by mail, you may complete, sign, date and return by mail the paper proxy card or voting instruction form sent to you in the envelope provided to you with your Proxy Materials or voting instruction form.

Deadline for Submitting Votes By Internet, Telephone or Mail

If you hold your shares of our Common Stock through a bank or brokerage account, proxies submitted over the Internet or by telephone as described above must be received by 11:59 p.m., Eastern Daylight Time, on Monday, April 26, 2010.

If you own your shares of our Common Stock directly in your name in our stock records maintained by our transfer agent, Computershare Trust Company, N.A., proxies submitted over the Internet or by telephone as described above must be received by 2:00 a.m., Eastern Daylight Time, on Tuesday, April 27, 2010.

If you own your shares of our Common Stock through L-3’s 401(k) plan, proxies submitted over the Internet or by telephone as described above must be received by 5:00 p.m., Eastern Daylight Time, on Friday, April 23, 2010.

Proxies submitted by mail should be returned in the envelope provided to you with your paper proxy card or voting instruction form, not later than 5:00 p.m., Eastern Daylight Time, on Monday, April 26, 2010 or by 5:00 p.m., Eastern Daylight Time, on Friday, April 23, 2010 if you own your shares through L-3’s 401(k) plan.

Revocation of Proxies Submitted by Internet, Telephone or Mail

To revoke a proxy previously submitted over the Internet, by telephone or by mail, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. You may also attend the Annual Meeting and vote in person.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on April 27, 2010.

The following Proxy Materials are available for you to view online at http://www.L-3com.com: (i) this proxy statement (including all attachments); (ii) our Summary Annual Report and Annual Report on Form 10-K, in each case for the year ended December 31, 2009 (which is not deemed to be part of the official proxy soliciting materials); and (iii) any amendments to the foregoing materials that are required to be furnished to stockholders. In addition, if you have not received a copy of our Proxy Materials and would like one, you may download an electronic copy of our Proxy Materials or request a paper copy at http://www.L-3com.com. You will also have the opportunity to request paper or email copies of our Proxy Materials for all future Annual Meetings.

PROPOSAL 1. ELECTION OF DIRECTORS

Effective July 14, 2009, the Board of Directors elected Lewis Kramer as a new director. Pursuant to our Amended and Restated Bylaws, the term of a new director elected by the Board of Directors in accordance with a vacancy will expire at the next annual meeting of stockholders, unless re-elected at that time.

Our Amended and Restated Certificate of Incorporation provides for a classified Board of Directors divided into three classes: Claude R. Canizares, Thomas A. Corcoran and Alan H. Washkowitz constitute a class with a term that expires at the Annual Meeting of Stockholders in 2010 (the “Class II Directors”); John M. Shalikashvili, Michael T. Strianese and John P. White constitute a class with a term that expires at the Annual Meeting in 2011 (the “Class I Directors”); and Robert B. Millard and Arthur L. Simon constitute a class with a term that expires at the Annual Meeting of Stockholders in 2012 (the “Class III Directors”). Lewis Kramer also serves as a Class III director but, as discussed above, his term expires at the 2010 Annual Meeting of Stockholders.

The full Board of Directors has considered and nominated (i) the following slate of Class II nominees for a three-year term expiring in 2013: Claude R. Canizares, Thomas A. Corcoran and Alan H. Washkowitz and (ii) Lewis Kramer as a Class III nominee for a two-year term expiring in 2012. Action will be taken at the Annual Meeting for the election of these four nominees.

It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of Claude R. Canizares, Thomas A. Corcoran, Alan H. Washkowitz and Lewis Kramer except in cases of proxies bearing contrary instructions. In the event that these nominees should become unavailable for election due to any presently unforeseen reason, the persons named in the proxy will have the right to use their discretion to vote for a substitute.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS IN 2010

The following information describes the offices held, other business directorships and the class and term of each nominee. Beneficial ownership of equity securities of the nominees is shown under the caption Security Ownership of Management on page 33.

Class II — Directors Whose Term Expires in 2013

Name	Age	Principal Occupation And Other Information

Claude R. Canizares	64	Director since May 2003. Member of the Audit Committee. Since 1971, Professor Canizares has been at MIT. He currently serves as the Vice President for Research and Associate Provost and is the Bruno Rossi Professor of Physics. In addition, he is a principal investigator on NASA’s Chandra X-ray observatory and Associate Director of its science center. Professor Canizares is a member of the National Academy of Sciences, the International Academy of Astronautics, and a fellow of the American Academy of Arts and Sciences, the American Physical Society and the American Association for the Advancement of Science.

Name	Age	Principal Occupation And Other Information

Thomas A. Corcoran	65	Director since July 1997. Chairman of the Audit Committee since April 27, 2004 and a member of the Executive Committee. Mr. Corcoran is also Chief Executive Officer of Corcoran Enterprises, LLC, a private management consulting firm, and in this capacity he works closely with The Carlyle Group, a Washington D.C.-based private equity firm. Mr. Corcoran has been a senior advisor to The Carlyle Group since 2004. From March 2001 to April 2004, Mr. Corcoran was the President and Chief Executive Officer of Gemini Air Cargo, a Carlyle company. Since February 2006, he has been Chairman of Proxy Aviation, Inc., a private company in Germantown, MD. Mr. Corcoran was the President and Chief Executive Officer of Allegheny Teledyne Incorporated from October 1999 to December 2000. From April 1993 to September 1999 he was the President and Chief Operating Officer of the Electronic Systems Sector and Space & Strategic Missiles Sector of Lockheed Martin Corporation. Prior to that he worked for General Electric for 26 years and from 1983 to 1993 he held various management positions with GE Aerospace and was a company officer from 1990 to 1993. Mr. Corcoran is a member of the Board of Trustees of Stevens Institute of Technology and the Boards of Directors of the American Ireland Fund, GenCorp, Inc., Proxy Aviation Systems Inc, REMEC, Inc., LaBarge, Inc., Aer Lingus Ltd., Serco Ltd. and ARINC, a Carlyle company.

Alan H. Washkowitz	69	Director since April 1997. Chairman of the Nominating/Corporate Governance Committee and member of the Compensation Committee. Mr. Washkowitz is a former Managing Director of Lehman Brothers, and was responsible for the oversight of Lehman Brothers Inc. Merchant Banking Portfolio Partnership L.P. Mr. Washkowitz joined Lehman Brothers Inc. in 1978 when Kuhn Loeb & Co. was acquired by Lehman Brothers. Mr. Washkowitz is a director of Peabody Energy Corporation. Mr. Washkowitz retired from Lehman Brothers Inc. in July 2005 and is currently a private investor.

Class III— Director Whose Term Expires in 2012

Name	Age	Principal Occupation And Other Information

Lewis Kramer	62	Director since July 2009. Member of the Audit and Compensation Committees. An Ernst & Young partner since 1981, Mr. Kramer most recently served as the Global Client Service Partner for worldwide external audit and all other services for major clients. He previously served as Ernst & Young’s National Director of Audit Services and served on the firm’s United States Executive Board. Mr. Kramer completed a nearly 40-year career at Ernst & Young before retiring in June 2009.

The nominees for election to the Board of Directors are hereby proposed for approval by the stockholders. The affirmative vote of the holders of a majority of the shares present or represented and entitled to vote at the Annual Meeting will be necessary to approve each nominee.

The Board of Directors Recommends a Vote FOR Each of the Proposed Nominees Listed Above for Election to the Board of Directors.

CONTINUING MEMBERS OF THE BOARD OF DIRECTORS

The following information describes the offices held, other business directorships and the class and term of each director whose term continues beyond the 2010 Annual Meeting and who is not subject to election this year. Beneficial ownership of equity securities for these directors is shown under the caption Security Ownership of Management on page 33.

Class I— Directors Whose Term Expires in 2011

Name	Age	Principal Occupation And Other Information

John M. Shalikashvili	73	Director since August 1998. Member of the Compensation and Nominating/Corporate Governance Committees. General Shalikashvili (U.S. Army — Ret.) was the senior officer of the United States military and principal military advisor to the President of the United States, the Secretary of Defense and the National Security Council when he served as the thirteenth Chairman of the Joint Chiefs of Staff, Department of Defense, for two terms from 1993 to 1997. Prior to his tenure as Chairman of the Joint Chiefs of Staff, he served as the Commander in Chief of all United States forces in Europe and as NATO’s tenth Supreme Allied Commander, Europe (SACEUR). He has also served in a variety of command and staff positions in the continental United States, Alaska, Belgium, Germany, Italy, Korea, Iraq, Turkey and Vietnam.

Michael T. Strianese	54	Chairman, President and Chief Executive Officer. Member of the Executive Committee. Mr. Strianese became Chairman on October 7, 2008 and has served as President and Chief Executive Officer and a Director since October of 2006. Until February 2007 Mr. Strianese was also our Corporate Ethics Officer. He was our interim Chief Executive Officer and Chief Financial Officer from June 2006. Mr. Strianese became Chief Financial Officer in March 2005. From March 2001 to March 2005 he was our Senior Vice President — Finance. He joined us in April 1997 as Vice President — Finance and Controller and was our Controller until July 2000. From April 1996, when Loral was acquired by Lockheed Martin, to April 1997, Mr. Strianese was Vice President and Controller of Lockheed Martin’s C3I and Systems Integration Sector. In addition, he served as acting Chief Financial Officer of Lockheed Martin’s Electronics Sector. Prior to Lockheed’s acquisition of Loral, Mr. Strianese spent six years with Loral where he held a number of positions with increasing responsibility in areas of mergers and acquisitions and financial management. Mr. Strianese is a member of the Council on Foreign Relations and the Aerospace Industries Association’s Board of Governors where he serves on its Executive Committee.

Name	Age	Principal Occupation And Other Information

John P. White	73	Director since October 2004. Member of the Nominating/Corporate Governance Committee. Dr. White is the Robert and Renée Belfer Lecturer at the John F. Kennedy School of Government, Harvard University and the Managing Partner of Global Technology Partners, LLC. Dr. White has a long history of government service, serving as U.S. Deputy Secretary of Defense from 1995-1997; as Deputy Director of the Office of Management and Budget from 1978 to 1981, and as Assistant Secretary of Defense, Manpower, Reserve Affairs and Logistics from 1977 to 1978. Dr. White also served as a lieutenant in the United States Marine Corps from 1959 to 1961. Prior to his most recent government position, Dr. White was the Director of the Center for Business and Government at Harvard University and the Chairman of the Commission on Roles and Missions of the Armed Forces. Dr. White has extensive private sector experience, including service as Chairman and CEO of the Interactive Systems Corporation, a position he held from 1981 to 1988. Following Interactive Systems Corporation’s sale to the Eastman Kodak Company in 1988, he was General Manager of the Integration and Systems Product Division and a Vice President of Kodak until 1992. Dr. White also spent nine years at the RAND Corporation, where he served as the Senior Vice President of National Security Research Programs and as a member of the Board of Trustees. He continues to serve as a Senior Fellow to the RAND Corporation. Dr. White is a current member of the Council on Foreign Relations. He also serves as a Director of the Concord Coalition, as well as a Trustee Emeritus of the Institute for Defense Analysis. He is a member of the Policy and Global Affairs Oversight Committee of the National Research Council and a member of the board of trustees of the National Defense University and a member of the board of directors of the Center for a New American Security. Dr. White was the leader of the Obama transition team for the Department of Defense.

Class III — Directors Whose Term Expires in 2012

Name	Age	Principal Occupation And Other Information

Robert B. Millard	59	Director since April 1997. Lead Independent Director of the Board of Directors, member of the Compensation Committee and Chairman of the Executive Committee. Mr. Millard is currently the Managing Partner of Realm Partners LLC. He held various positions, including Managing Director of Lehman Brothers Inc. and its predecessors between 1976 and 2008. Mr. Millard is a director of GulfMark Offshore, Inc., Weatherford International, Inc., Associated Universities, Inc., Massachusetts Institute of Technology (“MIT”), New School University, Parsons School of Design, Population Council and the Remarque Institute. He is also a current member of the Council on Foreign Relations.

Arthur L. Simon	78	Director since April 2001. Member of the Audit and Nominating/Corporate Governance Committees. Mr. Simon is an independent consultant. Before his retirement, Mr. Simon was a partner at Coopers & Lybrand LLP (“C&L”) from 1968 to 1994, where he served as an audit partner for a number of organizations, including several defense contractors and co-founded the C&L Defense Contracting Industry Group. He is a director of Loral Space & Communications Corp. and he serves as Chair of their Audit Committee.

PROPOSAL 2. APPROVAL OF THE L-3 COMMUNICATIONS HOLDINGS, INC.
AMENDED AND RESTATED 2008 LONG TERM PERFORMANCE PLAN

The L-3 Communications Holdings, Inc. 2008 Long Term Performance Plan (the “2008 Plan”) was originally adopted effective April 29, 2008. On February 2, 2010, the Board of Directors authorized and approved an amendment to the 2008 Plan (as amended, the “Amended and Restated Plan”). The principal purpose of the amendment is (i) to increase the number of shares authorized for issuance under the 2008 Plan, (ii) to modify the way that shares issued under “full value” awards granted under the 2008 Plan are counted for purposes of calculating the number of authorized shares that have been issued, as further described below, and (iii) to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) with respect to certain performance-based awards that may be granted under the 2008 Plan. The Company is not seeking to make any other material changes to the terms of the 2008 Plan at this time.

The purpose of the Amended and Restated Plan is to benefit the Company’s stockholders by encouraging high levels of performance by individuals who contribute to the success of the Company and its subsidiaries and to enable the Company and its subsidiaries to attract, motivate, retain and reward talented and experienced individuals. This purpose is to be accomplished by providing eligible individuals with an opportunity to obtain or increase a proprietary interest in the Company and/or by providing eligible individuals with additional incentives to join or remain with the Company and its subsidiaries. A copy of the Amended and Restated Plan is attached hereto as Exhibit A.

As of March 1, 2010, a total of 5,000,000 shares were authorized for issuance under the 2008 Plan, of which 1,029,333 shares remain available for issuance for future awards. If stockholders approve the Amended and Restated Plan, the total number of shares authorized for issuance would be increased by 7,220,667 shares. As a result, a total of 12,220,667 shares would be authorized for issuance, of which 8,250,000 shares would remain available for issuance for future awards.

The 2008 Plan has a separate provision that limits the number of shares that can be issued under “full value” awards (i.e., all awards other than stock options or stock appreciation rights). Under the 2008 Plan, a total of 2,500,000 shares were authorized for issuance under full value awards, of which 497,918 remained available for issuance as of March 1, 2010. If stockholders approve the Amended and Restated Plan, this provision would be changed so that instead of a fixed limit on the number of shares available for full value awards, each share issued under a full value award would be counted as 2.6 shares for purposes of calculating the number of shares that remain available for future awards under the plan. Accordingly, if stockholders approve the Amended and Restated Plan, of the 8,250,000 shares that would be available for issuance for future awards, a maximum of 3,173,076 shares would be available for issuance under full value awards.

If the Amended and Restated Plan is approved by the stockholders, it will become effective as of April 27, 2010, the date of the Annual Meeting. Unless terminated earlier by the Company’s Board of Directors, the Amended and Restated Plan will terminate on April 29, 2018.

The Amended and Restated Plan is hereby proposed for approval by the stockholders. The affirmative vote of the holders of a majority of the shares present or represented and entitled to vote at the Annual Meeting will be necessary to approve the Amended and Restated Plan, provided that the total number of votes cast on the proposal must also represent a majority of all shares of Common Stock entitled to vote on the proposal.

Description of the Amended and Restated Plan

Eligibility

Awards under the Amended and Restated Plan may be granted to any employee, including any officer, of the Company or any of its subsidiaries or to any other individual who provides services to or on behalf of the Company or any of its subsidiaries, subject to the discretion of the Committee (as defined below) to determine the particular employees and other individuals who, from time to time, will be selected to receive awards. As of December 31, 2009, we employed approximately 67,000 employees.

Types of Awards

Awards under the Amended and Restated Plan may be in the form of non-qualified stock options, incentive stock options, stock appreciation rights (SARs), restricted stock and other share-based awards, such as performance-based awards. Awards may be granted singly or in combination with other awards, consistent with the terms of the Amended and Restated Plan. Each award will be evidenced by an award agreement entered into between the Company and the recipient setting forth the specific terms and conditions applicable to that award. Awards under the Amended and Restated Plan generally will be nontransferable by a holder (other than by will or the laws of descent and distribution) and rights thereunder generally will be exercisable during the holder’s lifetime only by the holder, except that awards, other than awards of incentive stock options, may be transferred to and exercised by a family member or family members of a participant or transferred to an irrevocable trust established for the benefit a participant’s family members during the participant’s lifetime. The maximum term of unvested or unexercised awards under the Amended and Restated Plan is ten years from the initial grant date.

Stock options authorized under the Amended and Restated Plan are rights to purchase a specified number of shares of the Common Stock at an exercise price of not less than the fair market value of the Common Stock on the grant date during the period set forth in the individual participant’s award agreement. The fair market value of the underlying shares of Common Stock as of March 1, 2010 was $91.92 per share. Dividends and dividend equivalents may not be paid on unissued shares underlying option awards. Stock options that are granted as incentive stock options will be granted with such additional terms as are necessary to satisfy the applicable requirements of Section 422 of the Code. The fair market value of the Common Stock for which incentive stock options are exercisable for the first time by an optionee during any calendar year cannot exceed $100,000 (measured as of the grant date) under current tax laws. Other awards are not limited in this manner.

SARs may be granted on a freestanding basis, in relation to a stock option or in “tandem” with a stock option, such that the exercise of either the option or the SAR cancels the recipient’s rights under the tandem award with respect to the number of shares so exercised. SARs entitle the recipient to receive, upon exercise of the SAR, an amount (payable in cash and/or Common Stock or other property) equal to the amount of the excess, if any, of the fair market value of a share of the Common Stock on the date the SAR is exercised (or some lesser ceiling amount) over the base price of the SAR (or the exercise price of an option, if the SAR is granted in tandem with an option), which cannot be less than the fair market value of a share of the Common Stock on the date the SAR was awarded (or the exercise price of a related stock option). Dividends and dividend equivalents may not be paid on unissued shares underlying SARs.

Restricted stock is Common Stock issued to the recipient, typically for minimal lawful consideration and subject to certain risks of forfeiture and restrictions and limitations on transfer, the vesting of which may depend on individual or corporate performance, continued service or other criteria.

Other incentive awards might include minimum ownership stock, phantom stock or units, performance stock or units, bonus stock or units, dividend equivalent units, similar securities or rights and other awards payable in or with a value derived from or a price related to the fair market value of the Common Stock, payable in Common Stock and/or cash, all on such terms as the Committee may approve. Such awards may be granted, become vested or be payable based upon the continued employment of a participant, or upon the attainment of specified corporate or individual performance goals (as in the case of performance stock or units).

Under Section 162(m) of the Code (“Section 162(m)”), the Company may not deduct certain compensation over $1,000,000 in any year to the Chief Executive Officer or any of the three other most highly compensated executive officers of the Company, other than the Chief Financial Officer, unless, among other things, this compensation qualifies as “performance-based compensation” under Section 162(m), and the material terms of the plan for such compensation are approved by stockholders. With reference to awards intended to qualify as performance-based compensation under Section 162(m), the material terms of the Amended and Restated Plan include the eligible class of participants, the performance goal or goals and the maximum annual amount payable thereunder to any individual participant.

The eligible class of persons for performance-based awards under the Amended and Restated Plan is all employees of the Company and its subsidiaries. Awards that are intended to qualify as performance-based awards under the Amended and Restated Plan (other than stock options and SARs) may be granted only in accordance with the performance-based requirements of Section 162(m), as set forth below.

The performance goals for performance-based awards under the Amended and Restated Plan are any one or a combination of earnings per share, return on equity, return on invested capital, total stockholder return and cash flow or any other performance goal or goals that the Committee, in its discretion, establishes in accordance with the requirements of Section 162(m). Specific performance periods (which may overlap with performance periods under outstanding performance-based awards), weightings of more than one performance goal and target levels of performance upon which actual payments will be based, as well as the award levels payable upon achievement of specified levels of performance, will be determined by the Committee not later than the applicable deadline under Section 162(m) and in any event at a time when achievement of such targets is substantially uncertain. These variables may change from award to award. To the extent set forth in an individual participant’s award agreement, appropriate adjustments to the performance goals and targets in respect of performance-based awards may be made by the Committee based upon objective criteria in the case of (i) a change in corporate capitalization, a corporate transaction or a complete or partial corporate liquidation, (ii) any extraordinary gain or loss under generally accepted accounting principles or (iii) any material change in accounting policies or practices affecting the Company and/or the performance goals or targets.

The Committee must certify the achievement of the applicable performance goals and the actual amount payable to each participant under the performance-based awards prior to payment. The Committee may retain discretion to reduce, but not increase, the amount payable under a performance-based award to any participant, notwithstanding the achievement of targeted performance goals. Awards may be accelerated in the event of the employee’s death or permanent disability, or in the event of a Change in Control of the Company as described below.

The Committee also has the authority to grant awards under the Amended and Restated Plan in substitution for or as the result of the assumption of stock incentive awards held by employees of other entities who become employees of the Company or a subsidiary as a result of a merger or acquisition of the entity.

Awards may be granted in connection with the surrender or cancellation of previously granted awards, or may be amended, under such terms and conditions, including numbers of shares and exercise price, exercisability or termination, that are the same as or different from the existing awards, all as the Committee may approve, except that no such grant or amendment may effect a repricing of the original award.

Administration; Change in Control

The Amended and Restated Plan provides that it shall be administered by the Compensation Committee (or subcommittee thereof) or another committee of the Board of Directors (the “Committee”), constituted so as to permit awards under the Amended and Restated Plan to comply with the “non-employee director” provisions of Rule 16b-3 under the Exchange Act and the “outside director” requirements of Section 162(m). The Committee has the authority within the terms and limitations of the Amended and Restated Plan to designate recipients of awards, determine or modify (so long as it does not effect a repricing of the original award) the form, amount, terms, conditions, restrictions, and limitations of awards, including vesting provisions (subject to applicable limitations described below with respect to restricted stock), terms of exercise of an award, expiration dates and the treatment of an award in the event of the retirement, disability, death or other termination of a participant’s employment with the Corporation, and to construe and interpret the Amended and Restated Plan. Such authority includes (subject to the limitations of the Amended and Restated Plan) the discretion to accelerate vesting, extend the term or waive termination provisions or other restrictive conditions of outstanding awards.

The Committee is authorized to include specific provisions in award agreements relating to the treatment of awards in the event of a “Change in Control” of the Company and is authorized to take certain other actions in such an event. Change in Control under the Amended and Restated Plan is defined generally to include: (i) a change in ownership involving a majority of the outstanding voting securities of the Company, (ii) a sale of all or substantially all of the assets of the Company or L-3 Communications Corporation or any successor thereto, (iii) certain changes, during any period of 24 months or less, of 50 percent or more of the members of its Board of Directors, or (iv) in the Committee’s sole discretion on a case-by-case basis with respect to outstanding awards to affected employees, the sale of a subsidiary, division or business unit.

The Committee may delegate to the officers or employees of the Company the authority to execute and deliver such instruments and documents and to take actions necessary, advisable or convenient for the effective administration of the Amended and Restated Plan. It is intended generally that the awards under the Amended and Restated Plan and the Amended and Restated Plan itself comply with and be interpreted in a manner that, in the case of participants who are subject to Section 16 of the Exchange Act and for whom (or whose awards) the benefits of Rule 16b-3 are intended, satisfies the applicable requirements of Rule 16b-3 so that such persons will be entitled to the benefits of Rule 16b-3 or other exemptive rules under that Section. Similarly and as described further below, it is intended generally that the awards under the Amended and Restated Plan will not be granted, deferred, accelerated, extended, modified or paid in a manner that would result in the participant incurring any tax liability under Section 409A of the Code. The Amended and Restated Plan provides that neither the Company nor any member of the Board of Directors or of the Committee shall have any liability to any person for any action taken or not taken in good faith under the Amended and Restated Plan.

Amendment and Termination

The Board of Directors has the authority to amend, suspend or discontinue the Amended and Restated Plan at any time, subject to any stockholder approval that may be required under applicable law and provided that no such action will affect any outstanding award in any manner adverse to the participant without the consent of the participant. Notwithstanding the foregoing, any amendment that would (i) materially increase the benefits accruing to any participant, (ii) materially increase the aggregate number of shares of Common Stock or other equity interests that may be issued under the Amended and Restated Plan, or (iii) materially modify the requirements as to eligibility for participation in this Amended and Restated Plan, shall be subject to stockholder approval. In addition, stockholder approval may be required to satisfy tax rules applicable to performance-based compensation under Section 162(m) or to subsequent grants of incentive stock options, or to satisfy other applicable legal requirements. Because the Committee retains the discretion to set and change the specific targets for each performance period under a performance-based award intended to be exempt from Section 162(m), stockholder ratification of the performance goals will be required, in any event, at five-year intervals in the future to exempt awards granted under the Amended and Restated Plan from the limitations on deductibility thereunder.

Authorized Shares; Other Provisions; Non-Exclusivity

The maximum number of shares of the Common Stock that may be issued in respect of awards under the Amended and Restated Plan may not exceed 12,220,667 shares. For purposes of this share limit, each share of Common Stock issued pursuant to “full value” awards (i.e., all awards other than stock options or SARs) granted on or after March 1, 2010 will be counted as 2.6 shares. In addition, (i) the maximum number of shares of Common Stock that may be issued pursuant to incentive stock option awards (i.e., stock options granted in accordance with Section 422 of the Code) is 3,000,000, and (ii) the maximum number of shares of Common Stock that may be issuable (or payable in cash by reference to such shares) pursuant to all awards granted during a calendar year to any individual participant is 500,000. With respect to performance-based awards, (i) the maximum number of shares of Common Stock that may be issuable (or payable in cash by reference to such shares) to any participant over the life of the Amended and Restated Plan may not exceed 5% of the Company’s total outstanding shares of Common Stock and (ii) the maximum number of shares of Common Stock that may be issuable (or payable in cash by reference to such shares) pursuant to all awards (including stock options and SARs) granted during a calendar year to any individual participant is 500,000.

The number and kind of shares available for grant and the shares subject to outstanding awards (as well as individual share limits on awards and exercise prices of awards) shall be adjusted to reflect the effect of a stock dividend, stock split, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, extraordinary dividend or other distribution or other similar transaction. Any unexercised or undistributed portion of any expired, cancelled, terminated or forfeited award, or any alternative form of consideration under an award that is not paid in connection with the settlement of any portion of an award, will again be available for award under the Amended and Restated Plan, whether or not the participant has received benefits of ownership (such as dividends or dividend equivalents or voting rights) during the period in which the participant’s ownership was restricted or otherwise not vested. However, the following shares of Common Stock shall not become available for reissuance under the Amended and Restated Plan: (i) shares tendered by participants as full or partial payment to the Company upon exercise of stock options or other awards granted under the Amended and Restated Plan; (ii) shares of Common Stock reserved for issuance upon the grant of SARs, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs; and (iii) shares withheld by, or otherwise remitted to, the Company to satisfy a participant’s tax withholding obligations upon the lapse of restrictions on restricted stock or the exercise of stock options or SARs or upon any other payment or issuance of shares under any other award granted under the Amended and Restated Plan. With respect to the individual share limits on performance-based awards, awards that are cancelled will be counted against the applicable limits to the extent required by Section 162(m).

UPON APPROVAL OF THE AMENDED AND RESTATED PLAN BY THE STOCKHOLDERS, THE COMPANY INTENDS TO REGISTER UNDER THE SECURITIES ACT OF 1933 THE ADDITIONAL 7,220,667 SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE AMENDED AND RESTATED PLAN.

Full payment for shares purchased on exercise of any option or received under any other award, along with payment of any required tax withholding, must be made at the time of such exercise in cash or, if permitted by the Committee, in shares of Common Stock delivered by the participant or withheld from an award, or any combination thereof, or pursuant to such “cashless exercise” procedures as may be permitted by the Committee.

Except as specifically provided under an individual participant’s award agreement approved by the Committee, the minimum vesting period for awards of restricted stock is three years from the grant date (or one year in the case of restricted stock awards that are performance-based awards) and may not be accelerated to an earlier date except in the event of the participant’s death, permanent disability or in the event of a Change in Control. The Amended and Restated Plan does not impose any minimum vesting periods on other types of awards, and the Committee may establish the vesting requirements (if any) for such awards in its sole discretion. However, shares of Common Stock acquired after exercise of an option may not, in the ordinary course, be sold before the expiration of six months from the grant date.

The Amended and Restated Plan is not exclusive and does not limit the authority of the Company, the Board of Directors or the Committee to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

Federal Income Tax Consequences

The following is a general description of federal income tax consequences to participants and the Company relating to nonqualified and incentive stock options and certain other awards that may be granted under the Amended and Restated Plan. This discussion does not purport to cover all tax consequences relating to stock options and other awards.

An optionee will not recognize income upon the grant of a nonqualified stock option to purchase shares of Common Stock. Upon exercise of the option, the optionee will recognize ordinary compensation income equal to the excess of the fair market value of the Common Stock on the date the option is exercised over the option price for such Common Stock. The tax basis of the Common Stock acquired by exercising an option in the hands of the optionee will equal the option price for the Common Stock plus the amount of ordinary compensation income the optionee recognizes upon exercise of the option, and the holding period for the Common Stock will commence on the day the option is exercised. An optionee who sells Common Stock acquired by exercising an option will recognize capital gain or loss measured by the difference between the tax basis of the Common Stock and the amount realized on the sale. Such gain or loss will be long-term if the Common Stock is held for more than 12 months after exercise, and short-term if held for 12 months or less after exercise. The Company or a subsidiary will be entitled to a deduction equal to the amount of ordinary compensation income recognized by the optionee. The deduction will be allowed at the same time the optionee recognizes the income.

An optionee will not recognize income upon the grant of an incentive stock option to purchase shares of Common Stock, and will not recognize income upon exercise of the option, provided such optionee was an employee of the Company or a subsidiary at all times from the grant date until three months prior to exercise (or one year prior to exercise in the event of disability). Generally, the amount by which the fair market value of the Common Stock on the date of exercise exceeds the option price will be includable in alternative minimum taxable income for purposes of determining alternative minimum tax and such amount will be added to the tax basis of such Common Stock for purposes of determining alternative minimum taxable income in the year the Common Stock is sold. Where an optionee who has exercised an incentive stock option sells the shares acquired upon exercise more than two years after the grant date and more than one year after exercise, long-term capital gain or loss will be recognized equal to the difference between the sales price and the option price. An optionee who sells such shares within two years after the grant date or within one year after exercise will recognize ordinary compensation income in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the amount paid for the shares, or (ii) the excess of the amount realized on the sale over the adjusted basis in the shares. Any remaining gain or loss will be treated as a capital gain or loss. The Company or a subsidiary will be entitled to a deduction equal to the amount of ordinary compensation income recognized by the optionee in this case. The deduction will be allowable at the same time the optionee recognizes the income.

The current federal income tax consequences of other awards authorized under the Amended and Restated Plan generally follow certain basic patterns: SARs are taxed to the individuals and deductible by the Company in substantially the same manner as nonqualified stock options; and nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value of the Common Stock over the purchase price (if any) at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the grant date); in each of the foregoing cases, the Company will generally have (at the time the participant recognizes income) a corresponding deduction.

If, as a result of a Change in Control event, a participant’s stock options or SARs or other rights become immediately exercisable, or restrictions immediately lapse on an award, or cash, shares or other benefits covered by another type of award are immediately vested or issued, the additional economic value, if any, attributable to the acceleration or issuance may be deemed a “parachute payment” under Section 280G of the Code. In such case, the participant may be subject to a 20% non-deductible excise tax as to all or a portion of such economic value, in addition to any income tax payable. The Company will not be entitled to a deduction for that portion of any parachute payment that is subject to the excise tax.

Notwithstanding any of the foregoing discussions with respect to the deductibility of compensation under the Amended and Restated Plan, Section 162(m) would render non-deductible to the Company certain compensation in excess of $1,000,000 in any year to the Named Executive Officers (other than the Chief Financial Officer), unless such excess compensation is “performance-based” (as defined in Section 162(m)) or is otherwise exempt from Section 162(m). The applicable conditions of an exemption for a performance-based compensation plan include, among others, a requirement that the stockholders approve the material terms of the plan. Stock options, SARs and certain (but not all) other types of awards may be granted to qualify for the exemption for performance-based compensation under Section 162(m).

The American Jobs Creation Act of 2004 introduced a new section of the Code (“Section 409A”) covering certain nonqualified deferred compensation arrangements. Section 409A generally establishes new rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) on the service provider who is entitled to receive the deferred compensation. Certain awards that may be granted under the Amended and Restated Plan may constitute “deferred compensation” within the meaning of and subject to Section 409A. The Amended and Restated Plan is intended to be interpreted and operated in accordance with Section 409A, including any regulations or guidance issued by the Treasury Department, and contains a number of provisions intended to avoid the imposition of additional tax on the Amended and Restated Plan participants under Section 409A. The Board of Directors may amend the Amended and Restated Plan, and the Committee may amend outstanding awards thereunder, while preserving the intended benefits of awards granted under the Amended and Restated Plan to avoid the imposition of an additional tax under Section 409A. In addition, no award under the Amended and Restated Plan can be granted, deferred, accelerated, extended, paid out or modified under the Amended and Restated Plan in a manner that would result in the imposition of an additional tax under Section 409A on a participant. If a payment with respect to an award would result in tax liability to the participant under 409A, the Company will not make the payment when otherwise required and instead will make the payment on the first day that payment would not result in the tax liability.

STOCK-BASED AWARDS PREVIOUSLY GRANTED UNDER THE 2008 LONG TERM
PERFORMANCE PLAN

	Stock Option	Restricted Stock	Performance Unit	Total of All
	Grants	Unit Grants	Grants	Columns in Table
	# of Shares	# of Shares	# of Shares	# of Shares
Name and Position	Covered	Covered	Covered	Covered

Michael T. Strianese	613,625	92,123	92,123(1)	889,994
(Chairman, President and Chief Executive Officer)			92,123(2)

Ralph G. D’Ambrosio	95,503	14,358	14,358(1)	138,577
(Vice President and Chief Financial Officer)			14,358(2)

Curtis Brunson	96,049	14,433	14,433(1)	139,348
(Executive Vice President of Corporate Strategy and Development)			14,433(2)

James W. Dunn	83,080	12,474	12,474(1)	120,502
(Senior Vice President and President of Sensors & Simulation Group)			12,474(2)

Carl E. Vuono	50,604	7,501	7,501(1)	73,107
(Senior Vice President and President of L-3 Services Group)			7,501(2)

Executive Officers as a Group	1,202,685	190,033	182,197(1)	1,757,112
			182,197(2)

All Non-Executive Employees as a Group	835,104	1,672,367	23,214(1)	2,553,899
			23,214(2)

All Employees	2,037,789	1,862,400	205,411(1)	4,311,011
			205,411(2)

(1)	Reflects the number of shares of our Common Stock issuable assuming achievement of the Maximum level of performance in respect of performance units whose targets are based on growth in diluted earnings per share.

(2)	Reflects the number of shares of our Common Stock payable in cash (which cash amount will be based on the closing price of our Common Stock at the end of the applicable performance periods) assuming achievement of the Maximum level of performance in respect of performance units whose targets are based on total stockholder return.

The Amended and Restated Plan is hereby proposed for approval by the stockholders. The affirmative vote of the holders of a majority of the shares present or represented and entitled to vote at the Annual Meeting will be necessary to approve the Amended and Restated Plan, provided that the total number of votes cast on the proposal must also represent a majority of all shares of Common Stock entitled to vote on the proposal.

The Board of Directors Recommends a Vote FOR Approval of the L-3 Communications Holdings, Inc. Amended and Restated 2008 Long Term Performance Plan.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth information about shares of our Common Stock that may be issued under our equity compensation plans as of December 31, 2009. For a description of our equity compensation plans, see Note 18 to the audited consolidated financial statements included in L-3’s 2009 Annual Report on Form 10-K.

Equity Compensation Plan Information
	Number of				Number of
	securities to be		Weighted-average		securities
	issued upon		exercise of		remaining available
	exercise of		outstanding		for future issuance
	outstanding		options, warrants		under equity
Plan category	options, warrants		and rights		compensation plans
	(In millions)				(In millions)

Equity compensation plans approved by security holders	6.9	(1)	$74.08	(2)	9.9	(3)
Equity compensation plans not approved by security holders(4)	0.2		64.62		—

Total	7.1	(5)	$73.68		9.9	(6)

(1)	Represents awards, including stock options, restricted stock units and performance units, issuable under the 1999 Long Term Performance Plan (the “1999 Plan”) and the 2008 Plan. The number of shares of Common Stock to be issued in respect of performance units has been calculated based on the assumption that the maximum levels of performance applicable to the performance units will be achieved.

(2)	The calculation of the weighted average exercise price excludes the effect of the restricted stock unit awards and performance unit awards, which have been granted to employees at no cost.

(3)	Includes 7.4 million, 2.2 million and 0.3 million shares available for future issuance under the L-3 Communications Corporation 2009 Employee Stock Purchase Plan (the “2009 ESPP”), the 2008 Plan and the L-3 Communications Holdings, Inc. 2008 Directors Stock Incentive Plan (the “2008 Directors Plan”), respectively.

(4)	Represents awards under the 1997 Option Plan for Key Employees of L-3 Communications Holdings, Inc. and Subsidiaries (the “1997 Plan”) and the Amended and Restated 1998 Directors Stock Option Plan for Non-Employee Directors of L-3 Communications Holdings, Inc. (the “1998 Plan”).

(5)	As of March 1, 2010, a total of 7.7 million shares of our Common Stock were issuable in respect of outstanding awards under the 1997 Plan, the 1998 Plan, the 1999 Plan, the 2008 Plan and the 2008 Directors Plan. Of these shares, 5.3 million were issuable in respect of stock options with a weighted average exercise price of $76.97 and a weighted average remaining contractual term of 6.7 years. The remaining 2.4 million shares were issuable in respect of restricted stock units and performance units based on the assumption that the maximum levels of performance applicable to the performance units will be achieved.

(6)	As of March 1, 2010, a total of 8.3 million shares of our Common Stock were available for future issuance under our equity compensation plans, including 7.0 million, 1.0 million, and 0.3 million shares available for issuance under the 2009 ESPP, the 2008 Plan and the 2008 Directors Plan, respectively.

PROPOSAL 3. SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP to act as our independent registered public accounting firm for the fiscal year ending December 31, 2010, and a proposal to ratify this selection will be submitted to the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has acted as our independent registered public accounting firm since our formation in 1997, and the Audit Committee and the Board of Directors believe it is desirable and in our best interests to continue to retain that firm. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Although ratification is not required by our Amended and Restated By-Laws or otherwise, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If the foregoing proposal is not approved by the holders of a majority of the shares represented at the Annual Meeting, it will be considered as notice to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board of Directors Recommends a Vote FOR Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Board of Directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors and four standing committees: the Executive, Audit, Nominating/Corporate Governance and Compensation Committees. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

Leadership Structure

The Board of Directors determined that combining the CEO and Chairman positions is the appropriate leadership structure for L-3 at this time. The Board of Directors believes that “one-size” does not fit all, and the decision of whether to combine or separate the positions of CEO and Chairman will vary company to company and depend upon a company’s particular circumstances at a given point in time. Accordingly, the Board of Directors carefully considers from time to time whether the CEO and Chairman positions should be combined based on what the Board believes is best for the Company and its stockholders.

Board structures vary greatly among U.S. public corporations, with over 60% of S&P 500 companies combining the positions of CEO and Chairman, according to a recent survey. The Board of Directors does not believe that the evidence demonstrates that any one leadership structure is more effective at creating long-term stockholder value. The Board of Directors believes that an effective leadership structure could be achieved either by combining or separating the CEO and Chairman positions, if the structure encourages the free and open dialogue of competing views and provides for strong checks and balances. Specifically, an effective governance structure must balance the powers of the Chief Executive Officer and the independent directors and ensure that the independent directors are fully informed, able to discuss and debate the issues that they deem important, and able to provide effective oversight of management.

The Board of Directors believes that if the positions of CEO and Chairman are combined, then appointing a lead independent director is necessary for effective governance. Accordingly, the Company’s Corporate Governance Guidelines provide that, in the event the CEO and Chairman positions are combined, the independent members of the Board of Directors will elect a “Lead Independent Director.” In addition to presiding at executive sessions of the independent directors, the responsibilities of the Lead Independent Director, which are clearly set forth in the Company’s Corporate Governance Guidelines, also include:

•	assisting in scheduling Board meetings;

•	providing the Board of Directors with input as to the preparation of Board meeting agendas;

•	specifically requesting the inclusion of certain materials for Board meetings;

•	recommending, as appropriate, that the Board of Directors retain consultants who will report directly to the Board of Directors; and

•	acting as a liaison between the independent directors and the Chairman on sensitive issues.

The Board of Directors believes that the responsibilities delegated to the Lead Independent Director are substantially similar to many of the functions typically fulfilled by a board chairman. The Board of Directors believes that its Lead Independent Director position balances the need for effective and independent oversight of management with the need for strong, unified leadership. The Board of Directors believes that one of the key elements of effective, independent oversight is that the independent directors meet in executive session on a regular basis without the presence of management. Accordingly, in 2009, following each of the four in-person Board meetings, the independent directors met in executive session with the Lead Independent Director presiding at such meetings.

L-3’s approach regarding its leadership structure has varied depending on what was best for L-3 at a particular point in time. Frank C. Lanza, one of L-3’s founders, served as Chairman and CEO from the time of L-3’s formation in 1997 until his death in 2006. Following his death, the Board of Directors promoted Michael T. Strianese, then L-3’s Chief Financial Officer, to the CEO position but also chose to appoint Robert B. Millard, one of its independent directors, as Chairman. In 2008, the Board of Directors decided to again combine the Chairman and CEO positions, and appointed Mr. Millard as the Lead Independent Director. The Board of Directors believes that its current structure is in the best interest of L-3 at this time as it allows for a balance of power between the CEO and the independent directors and provides an environment in which its independent directors are fully informed, have significant input into the content of Board meeting agendas and are able to provide objective and thoughtful oversight of management. The Board of Directors also believes that combining the roles of Chairman and CEO gives L-3 the best chance to continue on its path of outstanding performance over the long term. With slower growth in the U.S. Department of Defense budget, it has become more important than ever for L-3 to seek out business opportunities in the international community. In L-3’s industry, access to decision-makers in foreign countries is made easier when the roles of Chairman and CEO are combined as their customs often times dictate having comparable titles when conducting negotiations. Moreover, since most of L-3’s industry peers have combined the roles of chairman and CEO, L-3 believes that separating such roles would put us at a significant competitive disadvantage.

Independence

The Board of Directors has affirmatively determined that all of the directors, other than Mr. Strianese, including those who serve on the Audit, Nominating/Corporate Governance and Compensation Committees of the Board of Directors, have no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Therefore, all of our directors, other than Mr. Strianese, are “independent” under all applicable standards. In connection with its determination that Mr. Millard and Professor Canizares are independent directors, the Board of Directors considered the fact that we conducted business with MIT where Mr. Millard is a trustee and Professor Canizares is employed as a full time professor. In addition, the Board of Directors considered the fact that we conducted business with NASA where Professor Canizares is a principal investigator of NASA’s Chandra X-ray observatory and is Associate Director of its science center. During 2009, we retained MIT to provide research and development on our behalf, and MIT and NASA purchased equipment from us. Payments made to, or received from, MIT or NASA were less than 1% of MIT’s, NASA’s or L-3’s annual consolidated gross revenues during each of their last completed fiscal years. Mr. Millard and Professor Canizares did not have any interest in these transactions and Professor Canizares recused himself from all decisions regarding L-3 with respect to these transactions.

Messrs Corcoran, Shalikashvili and White serve as directors, trustees or in similar capacities (but not as an executive officers or employees) for one or more non-profit organizations to which we have made charitable contributions. Contributions to these organizations were less than the greater of $1,000,000 or 1% of each of those organizations’ annual consolidated gross revenues during their last completed fiscal years and were below the thresholds set forth under our categorical standards of director independence.

In addition, the Board of Directors has determined that Professor Canizares and Messrs. Corcoran, Kramer and Simon, members of the Audit Committee, are “independent” for purposes of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (“the Exchange Act”).

The Board of Directors has adopted Corporate Governance Guidelines that meet or exceed the independence standards of the NYSE. Also, as part of our Corporate Governance Guidelines, the Board of Directors has adopted categorical standards to assist it in evaluating the independence of each of its directors. The categorical standards, which are included in our Corporate Governance Guidelines, are intended to assist the Board of Directors in determining whether or not certain relationships between our directors and us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us, are “material relationships” for purposes of the NYSE independence standards. The categorical standards establish thresholds at which such relationships are deemed not to be material. Our Corporate Governance Guidelines, which include our categorical standards of independence, can be obtained through our website at: http://www.L-3com.com.

Directors are expected to attend board meetings and meetings of the committees on which they serve and to spend the time needed, and meet as frequently as necessary, in order to properly discharge their responsibilities. In addition, to the extent reasonably practicable, directors are expected to attend stockholder meetings. During the fiscal year ended December 31, 2009, the Board of Directors held ten meetings. Each director attended at least 75% of the combined number of meetings of the Board of Directors and meetings of committees on which he served during the period in 2009 in which he served as a director. All of our current directors attended our annual stockholders meeting in April 2009, except for Mr. Kramer as he was not elected to the Board of Directors until after the 2009 annual stockholders meeting. In accordance with applicable NYSE listing requirements, our independent directors hold regular executive sessions at which management, including the Chairman, President and Chief Executive Officer, is not present. Mr. Millard, our Lead Independent Director of the Board of Directors, presides at the regularly held executive sessions of the independent directors.

Board Composition

The Board of Directors seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. In that regard, the Nominating/Corporate Governance Committee is responsible for recommending candidates for all directorships to be filled by the Board or by the stockholders at an annual or special meeting. In identifying candidates for membership on the Board of Directors, the Nominating/Corporate Governance Committee takes into account (1) minimum individual qualifications, such as strength of character, mature judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board of Directors and (2) all other factors it considers appropriate. In addition, although the Board does not have a policy with regard to the consideration of diversity in identifying director nominees, among the many factors that the Nominating/Corporate Governance Committee carefully considers, are the benefits to the Company of diversity, including gender and racial diversity, in board composition.

After conducting an initial evaluation of a candidate, the Nominating/Corporate Governance Committee will interview that candidate if it believes the candidate might be suitable to be a director and may also ask the candidate to meet with other directors and management. If the Nominating/Corporate Governance Committee believes a candidate would be a valuable addition to the Board of Directors, it will recommend to the full Board of Directors that candidate’s election.

During 2009, the Nominating/Corporate Governance Committee hired an outside recruiting firm to assist it in conducting a search to identify qualified candidates to fill a vacancy on the Board. As part of its search, the Committee considered a number of candidates, including Mr. Kramer, who was recommended by Mr. Strianese. Mr. Strianese advised Mr. Washkowitz, the Chairman of the Nominating/Corporate Governance Committee, that he believed that Mr. Kramer would be a valuable addition to L-3’s Board and that he should be one of the candidates considered to fill the vacancy. Messrs. Simon, Washkowitz and White, members of the Nominating/Corporate Governance Committee, each met separately with Mr. Kramer. Following their meetings, the Nominating/Corporate Governance Committee met to discuss the possible appointment of a candidate to fill the board vacancy. At that meeting, the Committee voted unanimously to recommend to the Board that the full Board nominate Mr. Kramer to L-3’s Board of Directors. At the July 14, 2009 Board meeting, the Board of Directors unanimously elected Mr. Kramer as a member of the Board.

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of L-3’s business and structure, the Board focused primarily on the information discussed in each of the Board members’ or nominees’ biographical information set forth on pages 5-8. In particular, with regards to Messrs. Kramer and Simon, the Board considered their significant experience, expertise and background with regard to accounting and internal control matters as well as the breadth of their business knowledge gained while serving as independent auditors for numerous organizations across many industries. With regards to Professor Canizares, the Board of Directors considered his distinguished career as a tenured professor at MIT with extensive knowledge of the aerospace industry. With regards to Professor White, the Board of Directors considered his distinguished career of government service, his distinguished career as a tenured professor of government at Harvard and his extensive knowledge of the defense industry. With regards to General Shalikashvili, the Board of Directors considered his distinguished career as the Chairman of the Joint Chiefs of Staff, Department of Defense and as NATO’s tenth SACEUR. With regards to Messrs. Millard and Washkowitz, the Board of Directors considered their extensive financial backgrounds. With regards to Mr. Corcoran, the Board of Directors considered his business operations background and expertise in the aerospace and defense industries. With regards to Mr. Strianese, the Board of Directors considered his position as Chief Executive Officer and his expertise and experience in the aerospace and defense industries. In addition, in connection with the nominations of Professor Canizares and Messrs. Corcoran and Washkowitz for election as directors at the 2010 Annual Meeting, the Board considered their valuable contributions to L-3’s success during their many years of Board service.

Audit Committee

The current members of the Audit Committee are: Claude R. Canizares, Thomas A. Corcoran (chair), Lewis Kramer and Arthur L. Simon. The Audit Committee met 13 times in 2009. The Audit Committee is generally responsible for, among other things:

•	selecting, appointing, compensating, retaining and terminating our independent registered public accounting firm;

•	overseeing the auditing work of any independent registered public accounting firm employed by us, including the resolution of any disagreements, if any, between management and the independent registered public accounting firm regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services;

•	pre-approving audit, other audit, audit-related and permitted non-audit services to be performed by the independent registered public accounting firm and related fees;

•	meeting with our independent registered public accounting firm to review the proposed scope of the annual audit of our financial statements and to discuss such other matters that it deems appropriate;

•	reviewing the findings of the independent registered public accounting firm with respect to the annual audit;

•	meeting to review and discuss with management and the independent registered public accounting firm our periodic financial reports prior to our filing them with the Securities and Exchange Commission (“SEC”) and reporting annually to the Board of Directors with respect to such matters;

•	reviewing with our financial and accounting management, the independent registered public accounting firm and internal auditor the adequacy and effectiveness of our internal control over financial reporting, financial reporting process and disclosure controls and procedures; and

•	reviewing the internal audit function.

L-3’s Audit Committee Charter states that the Audit Committee shall consist of at least three members, all of whom are determined by the Board to meet the independence, financial literacy and expertise requirements of the SEC and NYSE. These requirements dictate that all Audit Committee members must be financially literate and at least one member of the Audit Committee shall be an “audit committee financial expert” in compliance with the criteria established by the SEC and NYSE. The Board of Directors has determined that all of the members of the Audit Committee are financially literate and meet the independence requirements mandated by the NYSE listing standards, Rule 10A-3 of the Exchange Act and our independence standards. In addition, the Board of Directors has determined that Mr. Simon and Mr. Kramer are both “audit committee financial experts,” as defined by Item 407(d)(5) of Regulation S-K.

Compensation Committee

The members of the Compensation Committee are: Robert B. Millard (chair), Lewis Kramer, John M. Shalikashvili, Alan H. Washkowitz and John P. White. The Compensation Committee, which had six meetings in 2009, is responsible for administering the L-3 Communications Holdings, Inc. 2008 Long Term Performance Plan and the L-3 Communications Holdings, Inc. 2008 Directors Stock Incentive Plan.

In addition, this committee is also responsible for, among other functions:

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer compensation;

•	evaluating the performance of the Chief Executive Officer in light of these corporate goals and objectives and, either as a committee or together with other independent directors (as directed by the Board of Directors), determining and approving the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the Chief Executive Officer based on such evaluation;

•	reviewing and approving the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the other executive officers;

•	reviewing and making recommendations to the Board of Directors with respect to director compensation;

•	reviewing and making recommendations to the Board of Directors with respect to equity-based plans that are subject to the approval of L-3’s stockholders, and overseeing the activities of the individuals responsible for administering those plans;

•	reviewing and approving all incentive compensation plans and equity compensation plans of L-3 that are not otherwise subject to the approval of L-3’s stockholders; and

•	reviewing, discussing and approving the Compensation Discussion and Analysis section contained in this proxy statement.

In fulfilling its responsibilities, the Compensation Committee can delegate any or all of its responsibilities to a subcommittee of the committee. For a discussion concerning the processes and procedures for determining executive and director compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see Compensation Discussion and Analysis beginning on page 34 and Compensation of Directors beginning on page 67.

The Board of Directors has determined that all of the members of the Compensation Committee meet our standards for independence and the independence requirements mandated by the NYSE listing standards. In addition, all members of the Compensation Committee qualify as “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act and “outside directors” under Section 162(m). For more of a discussion concerning Section 162(m), see Compensation Discussion and Analysis — Other Factors Affecting Compensation on page 48.

Use of Consultants

As set forth in its charter, the Compensation Committee has the authority to select, retain and/or replace, as needed, outside consultants to provide advice to the Compensation Committee in connection with its fulfillment of its responsibilities. Since 2004, the Compensation Committee has retained Mercer (US) Inc. (“Mercer”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), to provide information, analyses, and advice regarding executive and director compensation. In addition, Mercer advises the Compensation Committee with respect to the evaluation of compensation for the named executive officers. In 2009, the Compensation Committee requested that Mercer advise it directly on a variety of compensation-related matters, including:

•	Validating the peer group to be used for competitive benchmarking;

•	Preparing analyses and recommendations of senior executive compensation levels as compared to the peer group and published compensation surveys;

•	Assessing the pay recommendations that the Chairman, President and Chief Executive Officer developed for senior executives, including the named executive officers;

•	Developing pay recommendations for the Chairman, President and Chief Executive Officer;

•	Assessing the alignment of senior executive pay and company performance;

•	Evaluating L-3’s remuneration program relative to its peer group and broad market practices, including retirement benefits and perquisites;

•	Preparing analyses of annual equity plan share usage and share dilution as compared to the peer group;

•	Assessing performance unit measures and targets for performance units issued in 2009; and

•	Updating the Compensation Committee on executive compensation trends and legislative developments impacting executive compensation.

In the course of conducting its activities, Mercer attended all meetings of the Compensation Committee and presented its findings and recommendations to the Compensation Committee for discussion. Mercer also attended select Board of Directors meetings at which the Compensation Committee reviewed the executive compensation program with the Board, and met with the Chair of the Compensation Committee to review meeting agenda items and the scope of Mercer’s work. During the course of the year, Mercer met with management to obtain and validate data, and review materials. In 2009, the Company paid Mercer approximately $250,000 for all services rendered to the Compensation Committee.

L-3 and its affiliates also separately retain Mercer and other affiliates of MMC to provide services that are unrelated to the Compensation Committee services (the “Unrelated Company Services”). In 2009, the Company paid Mercer and its affiliates an aggregate of approximately $815,000 for these Unrelated Company Services. The Unrelated Company Services included: data recovery, collection and investigation services; brokerage services in respect of insurance policies and surety bonds; actuarial valuation services for workers compensation and pension plan liabilities; trial graphics presentation services; and non-executive compensation consulting services. Separately in 2009, Seabury & Smith, Inc., an affiliate of MMC, acted as an insurance and services broker with respect to a number of insurance products, such as group universal life, home and auto insurance and legal services plans, that were offered to L-3’s U.S.- based employees and could be purchased through employee-directed payroll deductions.

The decisions to engage Mercer and its affiliates for Unrelated Company Services in 2009 were made by employees of the Company or its affiliates and were subsequently ratified by the Compensation Committee. Mercer has advised the Compensation Committee that none of its principals or employees who provided advice to the Compensation Committee had any direct or indirect involvement in providing these Unrelated Company Services, or in the Company’s selection of, or negotiation of arrangements with, Mercer or its affiliates to provide such services. In addition, none of Mercer’s principals or employees who provided advice to the Compensation Committee received any direct or indirect compensation as a result of Unrelated Company Services, other than to the extent that employees of Mercer benefit from the overall success of MMC and its affiliates generally. The Compensation Committee does not believe that Mercer’s ability to provide it with objective advice was impaired by the Unrelated Company Services provided to the Company and the Company’s affiliates.

L-3 retains its own outside compensation consultant, Towers Watson & Co., to provide the Company with non-executive compensation consulting services and advise management from time to time with regard to senior executive compensation programs.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee currently consists of Messrs. Shalikashvili, Simon, Washkowitz (Chairman) and White. This committee, which met six times during 2009, monitors corporate governance policies and procedures and serves as the Nominating Committee for the Board of Directors.

The primary functions performed by this committee include, among other responsibilities:

•	developing, recommending and monitoring corporate governance policies and procedures for L-3 and the Board of Directors;

•	recommending to the Board of Directors criteria for the selection of new directors;

•	identifying and recommending to the Board of Directors individuals to be nominated as directors;

•	evaluating candidates recommended by stockholders in a timely manner;

•	conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates;

•	overseeing the evaluation of the Board of Directors and management; and

•	overseeing and approving the management continuity planning process.

The Nominating/Corporate Governance Committee will consider candidates for nomination as a director recommended by stockholders, directors, officers, third party search firms and other sources. The Nominating/Corporate Governance Committee will review all candidates for director in the same manner, regardless of the source of the recommendation. Individuals recommended by stockholders for nomination as a director will be considered in accordance with the procedures described under Stockholder Proposals and Nominations on page 27 of this proxy statement.

The Board of Directors has determined that all of the members of the Nominating/Corporate Governance Committee meet the independence requirements mandated by the applicable NYSE listing standards applicable to serving on the Nominating/Corporate Governance Committee and our standards of independence.

Executive Committee

The Executive Committee currently consists of Messrs. Corcoran, Millard (Chairman), and Strianese. The Executive Committee did not meet during 2009. The Executive Committee may exercise most board powers during periods between board meetings.

Oversight of Risk Management

L-3 is exposed to risks including, but not limited to, strategic, operational, liquidity, reputational and risks relating to reporting, regulatory and legal compliance. L-3’s management designed the

Company’s enterprise risk management process to identify, monitor and evaluate these risks, and develop an approach to address each identified risk. L-3’s enterprise risk management process is a company-wide initiative and involves each of our operating segments and business units. The Company takes a multi-disciplinary approach to risk.

L-3’s Chief Financial Officer, at the direction of the Chief Executive Officer, is responsible for overseeing the Company’s enterprise risk management process and periodically reports enterprise risk information to each of the Chief Executive Officer, the Audit Committee and the Board. In fulfilling his risk management responsibilities, the Chief Financial Officer works closely with members of the senior management team, including the Company’s General Counsel, the Executive Vice President of Corporate Strategy and Development, the Controller and Principal Accounting Officer, the Vice President — Planning, the Vice President of Internal Audit and Corporate Ethics Officer, and each of the business unit group presidents and group chief financial officers.

On behalf of the Board, the Audit Committee plays a key role in the oversight of the Company’s enterprise risk management function. In this regard, the Company’s Chief Financial Officer meets with the Audit Committee at least five times per year to specifically discuss the enterprise risks facing the Company, highlighting any new risks that may have arisen since they last met. Additionally, at each Board meeting, the Chief Executive Officer and Chief Financial Officer report information about major risks facing the company. Finally, the Chief Financial Officer reports directly to the Board at least once per year to apprise it directly of the Company’s enterprise risk management process.

Committee Charters and Corporate Governance Guidelines

The Board of Directors has adopted a charter for each of the Audit, Nominating/Corporate Governance and Compensation Committees and corporate governance guidelines that address the make-up and functioning of the Board of Directors. You can find links to these materials on our website at: http://www.L-3com.com under the “Investor Relations” tab by selecting “Corporate Governance.”

Code of Ethics and Business Conduct

The Board of Directors has adopted a code of ethics and business conduct that applies to all of our directors, officers and employees. You can find a link to such code on our website at: http://www.L-3com.com. In accordance with, and to the extent required by, the rules and regulations of the SEC, we intend to post on our Web site waivers or implicit waivers (as such terms are defined in Item 5.05 of Form 8-K of the Exchange Act) and amendments of the code of ethics and business conduct that apply to any of our directors and executive officers, including our Chairman, President and Chief Executive Officer, Vice President and Chief Financial Officer, and Controller and Principal Accounting Officer or other persons performing similar functions.

Stockholder Communications with Directors

Anyone who would like to communicate with, or otherwise make his or her concerns known directly to, the chair of any of the Executive, Audit, Nominating/Corporate Governance and Compensation Committees, to the non-management directors as a group or to the Lead Independent Director of the Board of Directors, may do so either by email that can be accessed through our website at http://www.L-3com.com or by addressing such communications or concerns to the Corporate Secretary of L-3 Communications Holdings, Inc., 600 Third Avenue, New York, New York 10016, who will forward such communications to the appropriate party. The addressed communications may be done confidentially or anonymously. The Corporate Secretary or Assistant Corporate Secretary will forward all correspondence to the Board of Directors or the particularly designated party, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements or patently offensive or otherwise inappropriate material.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Under the SEC’s rules and regulations, any stockholder desiring to submit a proposal to be included in our 2011 proxy statement must submit such proposal to us at our principal executive offices located at: 600 Third Avenue, New York, New York 10016, to the attention of the Corporate Secretary, no later than the close of business on November 15, 2010. Under Rule 14a-8 of the Exchange Act, a stockholder submitting a proposal to be included in the Company’s proxy statement is required to be a record or beneficial owner of at least 1% or $2,000 in market value of the Common Stock and to have held such Common Stock continuously for at least one year prior to the date of submission of the proposal, and he or she must continue to own such securities through the date on which the meeting is held.

On April 28, 2009, the Board approved an amendment and restatement of our Bylaws (the “Amended and Restated Bylaws”) to provide for advance notice provisions. The amendments require the timely notice of certain information to be provided by any stockholder who proposes director nominations or any other business for consideration at a stockholders’ meeting. Failure to deliver a proposal in accordance with the procedures discussed below and in our Amended and Restated Bylaws may result in the proposal not being deemed timely received. To be timely, notice of a director nomination or any other business for consideration at a stockholders’ meeting must be received by our Corporate Secretary at our principal executive offices no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at the Company’s 2011 Annual Meeting, such a proposal must be received by the Corporate Secretary on or after December 28, 2010 but no later than January 27, 2011. In the event that the date of the 2011 Annual Meeting is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of the 2010 Annual Meeting, notice must be received not earlier than 120 days prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of the 2011 Annual Meeting is first made. All proposals must be sent to our principal executive offices by certified mail, return receipt requested, to the attention of the Corporate Secretary, L-3 Communications Holdings, Inc., 600 Third Avenue, New York, New York 10016.

Stockholders may, subject to and in accordance with L-3’s Amended and Restated Bylaws, recommend director candidates for consideration by the Nominating/Corporate Governance Committee. The Amended and Restated Bylaws contain certain informational and other requirements that must be followed in connection with submitting director nominations and any other business for consideration at a stockholders’ meeting. The Amended and Restated Bylaws are posted on our website at http://www.L-3com.com

The notice must be delivered to the Corporate Secretary, who will forward the notice to the Nominating/Corporate Governance Committee for consideration.

EXECUTIVE AND CERTAIN OTHER OFFICERS OF THE COMPANY

Set forth below is certain information regarding each of our current executives, other than Mr. Strianese who is presented under “Class I — Directors Whose Term Expires in 2011”, and certain of our other officers.

Name	Age	Principal Occupation and Other Information

Curtis Brunson	62	Executive Vice President of Corporate Strategy and Development. Mr. Brunson became an Executive Vice President in February 2009 and is responsible for leading the execution of L-3’s business strategy, including customer relationships, technical development and business development. Prior to that, he was a Senior Vice President. Mr. Brunson began his career in 1972 with Sperry Systems Management Division, prior to its merger into Unisys Government Services. At Unisys for over 20 years, he held several management positions of increasing responsibility. When Loral acquired Unisys Communication Systems in Salt Lake City, he was General Manager. That division became part of L-3 during its formation in 1997, with Mr. Brunson becoming President at that time. Mr. Brunson holds a Bachelor of Science degree in Computer Science from the New York Institute of Technology and a Masters of Science degree in Computer Science from Polytechnic Institute in Brooklyn, New York.

David T. Butler III	53	Senior Vice President of Business Operations. Mr. Butler became a Senior Vice President in February 2007. He had been the Vice President of Mergers, Acquisitions and Corporate Strategy since December 2000. He joined us in 1997 as our Corporate Director of Planning and Strategic Development. Prior to joining us, Mr. Butler held a number of financial positions with Loral and Lockheed Martin. Mr. Butler is a graduate of Villanova University.

Richard A. Cody	59	Vice President of Washington Operations. General Cody (U.S. Army — Ret.) joined L-3 in October 2008 and serves as a corporate vice president. Prior to joining L-3, General Cody served as the 31st Vice Chief of Staff, U.S. Army, a position he held from 2004 until his retirement from the U.S. Army in August 2008. With more than 36 years of service, General Cody has served in command and staff positions throughout the Army in the U.S. and overseas. He has also received major military awards and decorations, including the Defense Distinguished Service Medal, graduate of the U.S. Military Academy, General Cody is also a Master Aviator with more than 5,000 hours of flight time.

Name	Age	Principal Occupation and Other Information

Ralph G. D’Ambrosio	42	Vice President and Chief Financial Officer. Mr. D’Ambrosio became Chief Financial Officer in January 2007. From March 2005 to January 2007, he was our Vice President — Finance and Principal Accounting Officer and he continued to be our Principal Accounting Officer until April 2008. He became our Controller in August 2000 and a Vice President in July 2001 and was our Vice President and Controller to March 2005. He joined us in August 1997 and was our Assistant Controller until July 2000. Prior to joining us, he was a senior manager at C&L, where he held a number of positions since 1989. Mr. D’Ambrosio holds a Bachelor’s degree, summa cum laude, in Business Administration from Iona College and a Master’s degree, with honors, in Business Administration from the Stern School of Business at New York University.

Steven M. Post	57	Senior Vice President, General Counsel and Corporate Secretary. Mr. Post became Senior Vice President, General Counsel and Corporate Secretary on May 27, 2008. Prior to that, Mr. Post held several positions at L-3 including, most recently, Senior Vice President and General Counsel of the Integrated Systems’ group and prior to that, group counsel and associate counsel positions. Prior to joining L-3, Mr. Post was an instructor in the Contract Law department at the Judge Advocate General’s School in Charlottesville, Va. He began his legal and military career at the Office of the Staff Judge Advocate in Ft. Dix, N.J., as the contract and fiscal law advisor and as senior trial counsel. Following that assignment, Mr. Post served as a trial attorney in the litigation division for the Judge Advocate General at the Pentagon. Mr. Post earned his law degree with honors from Indiana University, and his undergraduate degree from the University of Dayton.

James W. Dunn	66	Senior Vice President and President of Sensors & Simulation Group. Mr. Dunn became a Senior Vice President in January 2004. He joined us in June 2000 as President of our Link Simulation and Training division. Prior to joining us, from April 1996, when Loral Corporation was acquired by Lockheed Martin, to May 2000, Mr. Dunn served as president of several Lockheed Martin business units, including the Tactical Defense Systems Group, the Defense Systems Group, Fairchild Systems and the NESS Eagan, Akron and Archibald divisions. Prior to that, Mr. Dunn was with the Loral Corporation, which he joined in 1978, and held a series of management positions there during his 18-year tenure, including President of Loral Fairchild Systems, Senior Vice President of Engineering and Senior Vice President of Program Management. Mr. Dunn has Bachelor’s and Master’s degrees in Electrical Engineering and a Master’s degree in Business Administration.

Name	Age	Principal Occupation and Other Information

Steven Kantor	65	Senior Vice President and President of Marine & Power Systems Group. Mr. Kantor became Senior Vice President and President of L-3 Marine & Power Systems in March 2008. Prior to that he was Vice President and President of the Power and Controls Group. Mr. Kantor has over 35 years of experience in the defense electronics industry, serving the U.S. Department of Defense, prime contractors and OEMs and foreign allies. Previously, Mr. Kantor served as president of BAE Systems’ Reconnaissance and Surveillance Systems, a position he held since 1998. Prior to that, Mr. Kantor held various executive positions at Lockheed Martin, Loral and United Technologies. Mr. Kantor holds a Bachelor of Science degree in electrical engineering from the New York Institute of Technology.

John McNellis	57	Senior Vice President and President of Integrated Systems Group. Mr. McNellis became Senior Vice President and President of L-3 Integrated Systems Group in November 2008. Prior to that he was President of our Link Simulation and Training Division since September 2003. He possesses over 30 years of executive and project management experience in a broad spectrum of domestic and international defense programs. Prior to L-3, he served as President of Lockheed Martin’s Tactical Systems unit and held executive positions at Loral and IBM. Mr. McNellis has an extensive background in aircraft special mission systems, modification and maintenance; Command, Control, Communications, Intelligence, Surveillance and Reconnaissance systems; training systems; and satellite command and control. Mr. McNellis holds a Master of Science degree in physics from the University of California, Los Angeles as well as a Master of Business Administration degree from the University of Santa Clara.

Charles J. Schafer	62	Senior Vice President and President of Products Group. Mr. Schafer became a Senior Vice President in April 2002. Mr. Schafer was appointed President of the Products Group in September 1999. He joined us in August 1998 as Vice President — Business Operations. Prior to August 1998, he was President of Lockheed Martin’s Tactical Defense Systems Division, a position he also held at Loral since September 1994. Prior to the April 1996 acquisition of Loral, Mr. Schafer held various executive positions with Loral, which he joined in 1984.

Carl E. Vuono	75	Senior Vice President and President of L-3 Services Group. General Vuono (U.S. Army-Ret.) became a Senior Vice President in August 2006. He joined L-3 when we acquired MPRI in June of 2000. General Vuono came to MPRI and L-3 after a distinguished military career during which he served at all levels of command. His service to the nation culminated in his appointment as the 31st Chief of Staff of the U.S. Army

Name	Age	Principal Occupation and Other Information

Dan Azmon	46	Controller and Principal Accounting Officer. Mr. Azmon became Principal Accounting Officer in April 2008. He has been our Controller since January 2005. Mr. Azmon joined L-3 in October 2000 and was our Assistant Controller until December 2004. Prior to joining L-3, Mr. Azmon held a number of financial management and financial reporting positions at ASARCO Incorporated and Salomon Brothers, Inc., and was a manager in the audit practice at C&L. He holds a Master of Business Administration degree from St. John’s University in accounting and a Bachelor of Business Administration degree in finance from Hofstra University. Mr. Azmon is also a certified public accountant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

We know of no person who beneficially owned more than five percent of the Common Stock, except as set forth below.

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class

ClearBridge Advisors, LLC 620 8th Avenue New York, New York 10018(1)	6,649,023 (1)	5.72	%(1)

(1)	Information shown is based on information reported by the filer on a Schedule 13G filed with the SEC on February 11, 2010, in which ClearBridge Advisors, LLC reported that it had sole dispositive power over 6,649,023 shares of Common Stock and sole voting power over 5,330,948 shares of Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT

As of March 1, 2010, the Record Date, there were 115,702,359 shares of our Common Stock outstanding. The following table shows the amount of Common Stock beneficially owned (unless otherwise indicated) by our named executive officers, our directors, and by all of our current executive officers and directors as a group.

Except as otherwise indicated, all information listed below is as of March 1, 2010.

	Common
	Stock	Common	Total
	Beneficially	Stock	Common	Percentage of
	Owned	Acquirable	Stock	Shares of
	Directly or	Within	Beneficially	Common Stock
Name of Beneficial Owner	Indirectly(1)	60 Days(2)	Owned	Outstanding(3)

Directors and Named Executive Officers:
Michael T. Strianese	10,957	410,770	421,727	*
Ralph G. D’Ambrosio	3,492	31,421	34,913	*
Curtis Brunson	26,201	93,812	120,013	*
James W. Dunn	1,109	68,792	69,901	*
Carl E. Vuono	3,360	39,068	42,428	*
Claude R. Canizares	1,228	13,932	15,160	*
Thomas A. Corcoran	1,558	26,432	27,990	*
Lewis Kramer	600	1,028	1,628	*
Robert B. Millard(4)	199,604	26,432	226,036	*
John M. Shalikashvili	839	15,432	16,271	*
Arthur L. Simon	6,161	25,432	31,593	*
Alan H. Washkowitz(5)	131,447	26,432	157,879	*
John P. White	1,356	11,432	12,788	*
Directors and Executive Officers as a Group (20 persons)	404,035	935,061	1,339,096	1.2%

(1)	The number of shares shown includes shares that are individually or jointly owned and over which the individual has either sole or shared investment or voting authority. The shares of our Common Stock directly owned include the number of shares allocated to the accounts of executive officers under our savings plan as follows: Mr. Strianese, 2,046 shares; Mr. D’Ambrosio, 1,589 shares; Mr. Brunson, 2,790 shares; Mr. Dunn, 536 shares; Mr. Vuono, 1,122 shares; and 14,286 shares held by the executive officers as a group.

(2)	Shares that are deemed to be beneficially owned by the individual by virtue of the individual’s right to acquire the shares upon the exercise of outstanding stock options within 60 days from March 1, 2010.

(3)	In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of the acquisition rights described above. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding at March 1, 2010.

(4)	Includes 96,770 shares owned by a charitable foundation of which Mr. Millard and his wife are the sole trustees, and as to which Mr. Millard disclaims beneficial ownership.

(5)	Includes 67,824 shares in trust, for the benefit of Mr. Washkowitz’s children, for which Mr. Washkowitz and his wife are co-trustees and as to which Mr. Washkowitz disclaims beneficial ownership.

*	Share ownership does not exceed one percent, including stock options exercisable within 60 days of March 1, 2010.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This discussion addresses compensation with respect to fiscal year 2009 primarily as it relates to our named executive officers. Our named executive officers for 2009 are:

•	Michael T. Strianese, Chairman, President and Chief Executive Officer

•	Ralph G. D’Ambrosio, Vice President and Chief Financial Officer

•	Curtis Brunson, Executive Vice President of Corporate Strategy and Development

•	James W. Dunn, Senior Vice President and President of Sensors & Simulation Group

•	Carl E. Vuono, Senior Vice President and President of L-3 Services Group

Oversight of L-3’s Executive Compensation Practices

L-3’s executive compensation program is administered by the Compensation Committee of the Board of Directors, referred to in this section as the “Committee.” The Committee is responsible for, among other functions, reviewing and approving compensation for the named executive officers. See pages 23-25 for further details regarding the duties and responsibilities of the Committee.

Pursuant to its charter, the Committee has the sole authority to select and/or retain outside counsel, compensation and benefits consultants, or any other advisors to provide it with advice and assistance in connection with fulfilling its responsibilities. As described more fully below, in determining executive compensation, the Committee reviews all components of the named executive officers’ compensation and takes into account a number of variables, including the extensive compensation and other data distributed to the Committee and the advice of Mercer, an outside consulting firm that was retained by, and reports directly to, the Committee. Mercer assists the Committee in connection with the Committee’s evaluation of L-3’s executive compensation program. Mercer also currently advises the Committee on a variety of issues, including compensation strategy, market benchmarking, executive pay trends and developments and the review of L-3’s incentive compensation plans and potential design modifications. See The Board of Directors and Certain Governance Matters — Compensation Committee beginning on page 23.

Objectives of Executive Compensation Program

L-3 is one of the largest aerospace and defense contractors in the United States. Our executive compensation program is designed to drive L-3’s mission to maximize stockholder value. The specific objectives of our executive compensation program include the following:

•	Alignment — to align the interests of executives and stockholders through equity-based compensation awards;

•	Retention — to attract, retain and motivate highly qualified, high performing executives to lead our continued growth and success. Many of our executives are often presented with other professional opportunities, and we offer a variety of compensation components to retain our executives’ services. L-3 provides fair and competitive pay relative to comparably-sized organizations in its industry; and

•	Performance — to provide rewards commensurate with performance by emphasizing variable compensation that is dependent upon the executive’s achievements and L-3’s performance.

To achieve these specific objectives, the executive compensation program is guided by the following core principles:

•	rewards under annual and long-term incentive plans are based upon L-3’s short-term, intermediate-term and long-term financial results and increasing stockholder value through stock price appreciation and the payment of dividends;

•	named executive officer pay is set at competitive levels to attract, retain and motivate highly talented individuals who are necessary for L-3 to achieve its goals, objectives and overall financial success;

•	compensation of each executive is based on such individual’s role, responsibilities, performance and experience; and

•	our executive compensation program places a strong emphasis on performance-based variable pay to ensure a high pay-for-performance culture.

Risk Management and Compensation

The Committee believes that the design of the Company’s compensation program should emphasize performance-based variable pay while discouraging inappropriate or excessive risk-taking. Accordingly, the Committee designed the Company’s executive compensation program to balance variable pay incentives based on short-term, intermediate-term and long-term performance and include multiple performance metrics, such as relative total stockholder returns and growth in diluted earnings per share. Short-term performance is addressed through our annual incentive program, while intermediate-term and long-term performance is addressed through our long-term incentive program. The Committee’s assessment of short-term performance under our annual incentive program is based upon a wide variety of performance measures and is fully discretionary in order to ensure a balanced and flexible approach to compensating our executives for achieving our short-term objectives. Our long-term incentive program provides for awards whose ultimate value is directly dependent on our intermediate and long-term performance and that contain overlapping performance periods designed to promote sustainable, long-term performance. Intermediate performance is rewarded through the use of performance units that include multi-year earnings per share growth and total stockholder return targets, while long-term performance is promoted through the use of stock options that vest ratably over a three-year period and whose maximum value is contingent on stock price appreciation over an up to ten-year exercise period.

The Committee has also adopted stock ownership guidelines for our senior executives, including our named executive officers, that are intended to align their long-term interests with those of our stockholders and to encourage a long-term focus in managing the Company. Under our stock ownership guidelines, executives are required to maintain an ownership interest in L-3’s common stock of 1 to 5 times their base salary, depending on their level of responsibilities. See “— Stock Ownership Guidelines”.

Program Overview

We use a variety of components in our executive pay program. The following chart provides an overview of our compensation and benefits programs and why each of these particular elements is included.

Element	Purpose	Characteristics
Base Salaries	Compensate executives for their level of responsibility and sustained individual performance. Also helps attract and retain strong talent.	Fixed component; eligibility for annual merit increases based on sustained individual performance.

Annual Incentives	Promote the achievement of L-3’s annual corporate and business unit financial goals, as well as individual goals.	Performance-based cash opportunity; amount earned will vary based on L-3, business unit and individual results.

Long-Term Incentives	Promote the achievement of (1) stock price appreciation, (2) intermediate-term results and (3) retention of key executives.	Equity and cash awards, including performance-based awards; amounts earned/realized will vary from the award date value based on actual financial and/or stock price performance.

Retirement Plans	Provide an appropriate level of replacement income upon retirement. Also provide an incentive for a long-term career with L-3, which is a key objective.	Fixed component; however, retirement benefit accruals tied to pay will vary based on performance.

Factors Considered When Setting Executive Compensation

When making pay determinations for the named executive officers, the Committee considers a variety of factors including, among others:

•	L-3’s actual performance as compared to its business plan and as compared to its prior year performance;

•	L-3’s performance as compared to its industry peers;

•	Individual performance and expected contribution to L-3’s future success, taking into account, among other matters, relative levels of responsibility within the executive team;

•	Changes in economic conditions and the external marketplace; and

•	In the case of the named executive officers other than Mr. Strianese, the recommendations of Mr. Strianese.

Ultimately, the Committee uses its discretion and business judgment when determining precisely how much to pay our named executive officers, taking into account the extensive information it has been provided with and the advice of Mercer. The Committee evaluates each named executive officer’s performance during the year based on L-3’s performance, leadership qualities, business responsibilities and long-term potential to enhance stockholder value. The Committee reviews each component of each named executive officer’s compensation and takes into account the views of Mr. Strianese and Mercer when determining what salary, bonus, long-term incentives and other benefits to give each executive to meet L-3’s objectives. In evaluating performance, the Committee considers company-wide and individual performance objectives on a collective basis. The Committee does not use any formula or pre-determined weighting and no one performance objective was individually material to the Committee’s compensation determinations.

In developing the pay recommendations and resulting levels of compensation for each named executive officer, Mercer presents peer group pay practices, compensation survey data and general industry pay practices to the Committee and Mr. Strianese. Mr. Strianese develops pay recommendations for the other named executive officers that are discussed and approved by the Committee, with such changes as the Committee determines are appropriate. Mr. Strianese also provides the Committee with a written self-assessment, but does not otherwise participate in the setting of his own compensation. The named executive officers other than Mr. Strianese do not participate in the setting of compensation for themselves or for any other named executive officer.

In setting total compensation, the Committee generally applies a consistent approach for all of L-3’s named executive officers. Exceptions to our policies are made, as appropriate, to address critical business and personal needs.

Factors Considered

In setting compensation for the named executive officers, the Committee considers the following:

•	Cash versus non-cash compensation. The Committee considers the balance between cash and non-cash compensation, considering general industry pay practices and pay practices among L-3’s peer companies. Base salary, annual incentives and a portion of the performance units are cash-based. Stock options, restricted stock units and a portion of the performance units are equity-based.

•	Prior year’s compensation. The Committee considers the prior year’s bonuses and long-term incentive awards when approving bonus payouts or equity-based awards.

•	Performance and competitive practices. On an annual basis, and in connection with setting executive compensation packages for the named executive officers, the Committee reviews L-3’s performance relative to a number of financial metrics, including: sales growth; operating income growth; earnings per share growth; free cash flow growth; net income to free cash flow conversion; free cash flow-to-equity market capitalization; and one- and three-year total stockholder return. In addition, the Committee considers peer group pay practices and current market trends. As discussed above, no specific weighting is assigned to any particular factor when setting compensation levels, nor are particular targets set for any particular factor. Total compensation from year to year can vary significantly based on L-3’s performance, the business unit’s performance (as applicable) and the individual executive’s performance.

•	Application of discretion. The Committee evaluates numerous factors, including executive and L-3 performance, and uses its discretion and informed judgment when determining appropriate compensation levels.

When considering L-3’s compensation practices and levels, the Committee reviews the compensation practices and levels of a group of leading aerospace and defense companies (“peer group”) that meet one or more of the following criteria:

•	Global operations;

•	Diversified business; and/or

•	Similar in revenue, business mix and major customers to L-3.

Mercer develops the peer group information for the Committee. In 2009, the Committee based in part upon the recommendation of Mercer, determined to use the same peer group as it did in 2008. The 2009 peer group consists of the following fourteen companies:

• Danaher Corporation	• Northrop Grumman Corporation
• Eaton Corporation	• Parker Hannifin Corporation
• General Dynamics Corporation	• Raytheon Company
• Goodrich Corporation	• Rockwell Collins, Inc.
• Honeywell International, Inc.	• SAIC, Inc.
• ITT Corporation	• Textron Inc.
• Lockheed Martin Corporation	• United Technologies Corporation

The Committee also reviews competitive compensation levels prepared by Mercer using the most appropriate compensation surveys available, including surveys from Mercer, Hewitt Associates, Inc., Towers Perrin and Watson Wyatt Worldwide, Inc. Compensation survey data provides information on pay levels for a broader group of companies than the peer group, across many industries. Companies included in the review of competitive compensation levels are selected based on revenue, as executive compensation levels typically are positively correlated with company size.

Mercer provides the Committee with summary percentile statistics (i.e., 25th, 50th and 75th percentiles) for the following components of compensation: base salary; annual incentive as a percentage of salary; total cash compensation (base salary plus annual incentives); long-term incentive awards expressed as a dollar value and as a percentage of salary; and total direct compensation (total cash compensation plus long-term incentive awards). The Committee focuses on both peer group and compensation survey data for the named executive officers that are group presidents (Messrs. Dunn and Vuono). Regarding competitive compensation levels for the corporate executives (Messrs. Strianese, D’Ambrosio and Brunson), the Committee has determined that focusing solely on the compensation of the named executive officers for the 14 companies in the peer group more closely represents the labor market for these positions than a blend that includes compensation survey data.

Total Direct Compensation

As discussed above, L-3’s executive compensation package emphasizes a performance-based annual bonus and long-term incentive awards. As a result, a significant majority of the named executive officers’ compensation is dependent upon the performance of L-3, the named executive officer, and his business group, as applicable. The following table sets forth the actual allocation for 2009 among base salary, annual bonus and long-term incentive awards for L-3’s named executive officers (which allocation was generally consistent with the allocation in 2008):

	Chairman, President
	and Chief Executive	Average of 4 other named
Element	Officer	executive officers

Base salary(1)	10%	21%
Performance-based compensation:
Annual bonus	23%	31%
Long-term incentives(2)	67%	48%

(1)	Base salary reflects annualized rate as of April 1, 2009, when all the named executive officers received a base salary increase.

(2)	Long-term incentives reflect the specific dollar values approved by the Committee for long-term incentive awards. For a further discussion, see Compensation Discussion and Analysis — Long-Term Incentives beginning on page 41.

The Committee feels that the allocation of pay elements shown above achieves an appropriate balance among short-term, intermediate-term and long-term compensation, as well as between fixed and variable compensation. The Committee believes that the greater weighting placed on performance-based compensation, especially long-term incentives, encourages an appropriate degree of risk-taking and aligns the named executive officers’ financial interests with those of our stockholders.

As part of determining 2009 compensation levels for the named executive officers, the Committee assessed L-3’s financial performance against its business plan, and against its performance in 2008. The Committee also reviewed management’s presentation of L-3’s performance as compared to the performance of all the companies in the peer group and as compared to the performance of four companies within the peer group that L-3 believes to represent the integrated defense companies it is most commonly compared to by analysts and investors for performance purposes (the “core defense group”). The companies comprising the core defense group are General Dynamics Corporation, Lockheed Martin Corporation, Northrop Grumman Corporation and Raytheon Company.

•	Performance vs. 2009 Plan and vs. 2008 Actual Results: L-3’s actual results modestly exceeded its 2009 business plan and grew as compared to L-3’s actual 2008 results for each of sales, operating income, diluted earnings per share and free cash flow, with earnings per share growing 11% year over year and exceeding plan by 5%. L-3’s orders and backlog declined year over year and were below plan primarily due to the impact of the global recession on L-3’s commercial business and a slowdown in U.S. Department of Defense procurements and fundings.

•	Performance vs. Peers: L-3’s performance as compared to both the peer group and the core defense group approximated, on average, the 75th percentile based on the following eight metrics: sales growth, operating income growth, earnings per share growth, free cash flow growth, net income to free cash flow conversion, free cash flow-to-equity market capitalization and one- and three-year total stockholder return.

Consistent with the methodology previously utilized by management in presenting its assessment of L-3’s financial performance in 2008, the performance results described above were calculated on a basis that excludes gains related to the sale of a product line and the sale of a majority owned subsidiary, a gain related to the reversal of an adverse jury verdict and a non-cash impairment charge as described in Notes 1, 3 and 5 to Item 6 (Selected Financial Data) on pages 30-31 of L-3’s 2009 Annual Report on Form 10-K. These items were excluded because management and the Committee believe that they are not representative of our core operating performance.

Total direct compensation for 2009 (salary, bonus and long-term incentives) for Mr. Strianese was approximately at the 50th percentile for his position relative to competitive market data for the peer group, while total direct compensation for the other named executive officers, on average, was approximately at the 50th percentile for their positions relative to competitive market data for the peer group. The Committee believes that these positionings are appropriate based on its assessment of absolute and relative company performance as discussed above, group performance (as applicable) and individual performance for the named executive officers.

Base Salary

Base salary provides an executive with a steady income stream and is based upon his or her level of responsibility, experience, individual performance and contribution to our overall success. Competitive base salaries, in conjunction with other pay components, enable L-3 to attract and retain highly talented executives. The Committee typically sets base salaries for the named executive officers at approximately the 50th percentile of base salary levels. However, base salaries will vary in practice based upon an individual’s level of responsibility, prior experience and performance over time. In 2009, base salary for Mr. Strianese was approximately at the 50th percentile for his position relative to competitive market data, while base salaries for the other named executive officers, on average, were also approximately at the 50th percentile for their positions relative to competitive market data.

The Committee reviews salaries annually and, when appropriate, makes adjustments after considering peer group practices for similar positions and individual factors, such as competencies, skills, experience and performance. The Committee generally approves salary increases for senior executives during the first quarter of each year. These salary increases generally become effective in April of each year. We also give senior executives salary increases when new executive roles are assumed.

The Committee approved the following base salary adjustments for the named executive officers, based on a number of factors, including the recommendation of Mr. Strianese with respect to the compensation of the other named executive officers and relevant market data.

	Salary on
Named Executive Officer	December 31, 2008	New Salary for 2009(1)	% Increase	Reason for Increase

Michael T. Strianese	$1,200,000	$1,250,000	4%	Merit(2)
Ralph G. D’Ambrosio	$525,000	$545,000	4%	Merit(2)
Curtis Brunson	$520,000	$550,000	6%	Promotion(3)
James W. Dunn	$500,000	$520,000	4%	Merit(2)
Carl E. Vuono	$525,000	$545,000	4%	Merit(2)

(1)	All base salary increases were effective April 1, 2009.

(2)	Merit salary increases represent increases that are in the ordinary course, i.e., are designed to generally maintain competitive positioning as compared to market levels.

(3)	Mr. Brunson was promoted from Senior Vice President of Corporate Strategy and Development to Executive Vice President of Corporate Strategy and Development effective February 2009.

Annual Incentive Plan

The Annual Incentive Plan provides all senior executives, including the named executive officers, with the opportunity to earn annual cash bonuses based on the performance of L-3, their business unit (as applicable) and the executive. Bonuses are paid in the year following the year of performance. Bonuses earned for 2009 were paid in February 2010.

In connection with determining the amounts for 2009 bonuses for each named executive officer, the Committee considered:

1.	L-3’s actual 2009 financial performance as compared to its business plan and its prior year performance;

2.	L-3’s sales growth, operating income growth, earnings per share growth, free cash flow growth, net income to free cash flow conversion, free cash flow-to-equity market capitalization and one- and three-year total stockholder return as compared to the core defense group and the peer group;

3.	for the named executive officers other than Mr. Strianese, the performance of the executive as assessed by Mr. Strianese;

4.	for Mr. Strianese, his performance as determined by the Compensation Committee, in consultation with the independent members of the Board of Directors, based, in part, on his written self-assessment;

5.	the prior year’s compensation for the executive;

6.	in the case of the named executive officers other than Mr. Strianese, the bonus recommendations of Mr. Strianese;

7.	competitive market pay levels for the executive’s position; and

8.	resultant total cash compensation (base salary plus annual bonus) and total direct compensation (total cash compensation plus long-term incentive award) levels.

For the assessment described in item (2.) above, Mr. Strianese provided the Committee with a written assessment for each of the other named executive officers that addressed the executive’s performance, including with respect to the following categories:

Ralph G. D’Ambrosio, Vice	Curtis Brunson, Executive Vice	James W. Dunn, Senior Vice	Carl E. Vuono, Senior Vice
President and Chief Financial	President of Corporate	President and President of	President and President of
Officer	Strategy and Development	Sensors & Simulation Group	L-3 Services Group

  •     Business and financial planning, forecasts and estimates

•     Management of L-3’s capital structure, liquidity and financing arrangements

•     Cost improvement initiatives

•     Periodic financial reporting and Sarbanes-Oxley compliance

•     Enterprise Risk Management initiatives

•     Investor relations

•     Mergers, acquisitions and divestiture activities
• Coordination of company-wide business development efforts

•     Maintenance of major strategic customer relationships

•     Guidance of strategic growth pursuits

•     Development of emerging commercial technologies

•     Alignment of research and development efforts with corporate strategy

•     Resolution of customer concerns on important programs

• Leadership in engineering and technology initiatives	• Group sales growth

•     Group operating income growth

•     Group free cash flow growth

•     Group operating margin

•     Wins on important programs

•     Maintaining important customers

• Collaboration across group divisions	• Group sales growth

•     Group operating income growth

•     Group free cash flow growth

•     Group operating margin

•     Integration of acquisitions

•     Wins on important programs

•     Maintaining important customers

• Consolidation of divisions

Following the close of the 2009 fiscal year, the Committee, in consultation with the independent members of the Board of Directors, evaluated the performance of Mr. Strianese, taking into account, among other considerations, a written self-assessment of his accomplishments in 2009, including with respect to leadership, financial performance, program and operations management, research and development, growth-based initiatives, acquisitions and divestitures and new business development.

Based on these factors, the Committee approved the following 2009 cash bonuses for the named executive officers:

2009 Bonus
Named Executive Officer	Amount

Michael T. Strianese	$3,000,000
Ralph G. D’Ambrosio	725,000
Curtis Brunson	700,000
James W. Dunn	900,000
Carl E. Vuono	750,000

In 2009, total cash compensation (salary plus 2009 cash bonus) for Mr. Strianese was approximately at the 50th percentile for his position relative to competitive market data, while total cash compensation for the other named executive officers, on average, was approximately at the 75th percentile for their positions relative to competitive market data. The Committee believes that these positionings are appropriate based on its assessment of corporate, group (as applicable) and individual performance for the named executive officers for 2009. In the case of Mr. Strianese, the Committee believes that, as Chief Executive Officer, it is appropriate for a greater proportion of his total compensation to be in the form of equity-based awards (as opposed to cash) as compared to the other named executive officers in order to further align his interests with those of stockholders generally.

Long-Term Incentives

Long-term incentives are intended to align the interests of the named executive officers and stockholders by linking a meaningful portion of executive pay to long-term stockholder value creation and financial success over a multi-year period. Long-term incentives are also provided to facilitate ownership of our Common Stock by the named executive officers and other senior executives. The Committee considers individual and L-3 performance when determining long-term incentive awards.

In 2009, the Committee awarded long-term incentives to the named executive officers in the form of stock options, performance units and restricted stock units. Stock options are granted to reward executives for long-term stock price appreciation, performance units are granted to reward executives for intermediate-term results, and restricted stock units are granted to enhance retention.

When granting long-term incentive awards, the Committee approves the total dollar value for all award types, which is then allocated among stock options, performance units and restricted stock units based on a target mix described below. For purposes of converting dollar values to specific numbers of stock option, performance unit and restricted stock unit awards, stock options are valued based on the Black-Scholes valuation model used by L-3 to calculate the grant date fair value of stock option awards for financial reporting purposes, and performance units and restricted stock units are valued at the closing price of our Common Stock on the grant date.

In connection with determining the 2009 long-term incentive awards for each named executive officer, the Committee considered the following factors:

•	Long-term incentive award levels suggested by Mercer as appropriate to align the executive’s compensation with L-3’s objectives for its senior executive compensation program. Mercer’s suggestions were discussed with Mr. Strianese (for the named executive officers other than himself) and the Committee;

•	In the case of the named executive officers other than Mr. Strianese, the long-term incentive award recommendations of Mr. Strianese;

•	The scope of responsibility of the executive relative to other participants in the long-term incentive program;

•	The prior year’s long-term incentive award and total direct compensation for the executive;

•	The long-term incentive award expressed as a percentage of the executive’s base salary; and

•	Competitive market pay levels for the executive’s position.

Based on these factors, the Committee approved the following 2009 long-term incentive awards for the named executive officers:

Award Date Value of
Long-Term Incentive
Named Executive Officer	Awards(1)

Michael T. Strianese	$8,750,000
Ralph G. D’Ambrosio	$1,300,000
Curtis Brunson	$1,400,000
James W. Dunn	$1,200,000
Carl E. Vuono	$1,000,000

(1)	As described below, these awards contain vesting terms based on the passage of time, and in the case of performance units, are also contingent upon the achievement of pre-determined performance targets. As such, these awards are earned over future periods. The award date values set forth in this table may differ materially from the actual values ultimately received by the named executive officers in respect of these awards.

For benchmarking purposes, the Committee, based in part on the recommendation of Mercer, considers long-term incentive awards in the context of the resulting total direct compensation levels. As discussed on page 39, in 2009, total direct compensation (salary, bonus and long-term incentives) for Mr. Strianese was approximately at the 50th percentile for his position relative to competitive market data, while total direct compensation for the other named executive officers, on average, was approximately at the 50th percentile for their positions relative to competitive market data.

The Committee, based, in part, upon a market assessment conducted by Mercer, established the following target mix, to balance, in its judgment, the goals of stock price appreciation, intermediate-term results and executive retention:

The 2009 target mix did not change from 2008, as the Committee believes it remains effective to achieve these goals and is consistent with market practice.

For additional information concerning the specific numbers of stock options, performance units and restricted stock units awarded to the named executive officers as a result of the valuation methodologies and target mix described above, see the 2009 Grants of Plan-Based Awards Table on page 52.

Stock Options.  Stock options are a regular component of our long-term incentive program. The Committee believes that stock options align the long-term interests of L-3’s executives with those of L-3’s stockholders because stock options provide value to executives only if the price of our Common Stock increases after the stock options are granted. Stock option grants generally have the following characteristics:

•	nonqualified stock options that have an exercise price equal to the closing price of our Common Stock on the grant date;

•	vest in equal annual increments over a three-year period; and

•	expire ten years after the grant date.

Performance Units.  Performance units are a regular component of our long-term incentive program. The Committee believes that performance units promote the achievement of strong intermediate-term results. Each participant receives a target amount of performance units, with each unit having a value equivalent to one share of our Common Stock. The number of units ultimately earned can range from zero to 200% of the target amount of units based upon the level of performance achieved over the associated performance period in relation to pre-determined performance goals established by the Compensation Committee. Units issued under the program are payable either in cash (based on the closing price of our Common Stock at the end of the performance period) or are converted on a one-for-one basis into shares of our Common Stock as determined at the time of grant by the Committee. Performance measures used under this program are intended to reinforce stockholder value creation. The measures the Committee selected for the 2009 performance units were relative total stockholder return (“TSR”) and growth in diluted earnings per share (“EPS”) during the 2.5-year period beginning June 27, 2009 (the first day of our fiscal third quarter in 2009) and ending December 31, 2011. These measures (and their associated weightings described below) have remained unchanged since the introduction of performance units as a regular component of the long-term incentive program in 2007. The Committee chose these measures because they are aligned with stockholder value creation both directly (TSR) and indirectly (growth in diluted EPS). Associated weightings and goals are as follows:

•	Relative TSR — weighted 50%: This measure compares our percentile ranking in TSR to the TSR of each of the other companies in the S&P 1500 Aerospace & Defense Index (“A&D

Index”), in accordance with the table below. The performance levels and associated unit multipliers have remained unchanged since the introduction of performance units as a regular component of the long-term incentive program in 2007. The Committee selected the A&D Index because it provides a larger group of companies than the peer group against which to compare L-3’s TSR performance. In addition, the component companies within the A&D Index are publicly disclosed, which provides an objective method to select peer companies for the relative comparison of L-3 performance. TSR is defined as price change during the performance period in our Common Stock plus dividends, divided by our Common Stock price at the beginning of the performance period.

Performance Levels	Relative TSR	Unit Multiplier

Maximum	> 74th percentile	200%
	63rd percentile	150%
Target	50th percentile	100%
Threshold	40th percentile	50%
Below Threshold	< 40th percentile	0%

•	Growth in Diluted EPS — weighted 50%: This measure compares our compound annual growth rate in diluted EPS (adjusted to exclude certain categories of unusual or non-recurring gains and losses) to required performance objectives set forth in the table below. In establishing target performance levels, the Committee considers L-3’s business plan and information provided to stockholders and analysts. The diluted EPS growth rates required for particular unit multipliers were reduced from 2008 levels by two percentage points at each point along the scale to reflect the lower growth rates of U.S. Department of Defense budgets expected for fiscal year 2009 and beyond as compared to those for prior years. The Threshold performance requirement was, accordingly, reduced from 8% to 6%, which approximates the mid-point of the Company’s published financial guidance for 2009 at the time the revised performance targets were adopted by the Committee. The categories of adjustments for non-recurring items under the 2009 performance units are unchanged from those used since the introduction of performance units as a regular component of the long-term incentive program in 2007.

	Diluted EPS	Cumulative
	Compound Annual	Diluted EPS
Performance Levels	Growth Rate	Required(1)	Unit Multiplier

Maximum	≥13%	≥$ 22.47	200%
	10%	$21.14	150%
Target	8%	$20.29	100%
	7%	$19.87	75%
Threshold	6%	$19.46	50%
Below Threshold	< 6%	<$ 19.46	0%

(1)	Amounts in this column reflect 2008 adjusted diluted EPS of $6.84, which is 2008 actual diluted EPS of $7.72, adjusted to (a) exclude impairment losses incurred on intangible assets, gains and losses in connection with asset dispositions, and the gain in connection with L-3’s successful appeal of the OSI litigation and (b) reflect the adoption of new accounting standards required under GAAP effective January 1, 2009.

For the 2009 award, the Committee established a performance period of 2.5 years. The amount earned at the end of the 2.5-year performance period may be more or less than the target based upon our actual performance over the period.

Performance units earned based on TSR results are payable in cash, and performance units earned based on EPS results are payable in our Common Stock. The Committee believes that providing a significant portion of the incentives in our Common Stock results in increased share ownership among our executives, further aligning the long-term interests of the named executive officers with those of L-3’s stockholders.

Performance falling between any of the identified performance levels for TSR or growth in diluted EPS in the charts above will result in an interpolated vesting (e.g., a 9% EPS Growth Rate will yield a unit multiplier of 125%).

Restricted Stock Units.  Restricted stock units are a regular component of our long-term incentive program. The Committee believes that restricted stock units enhance retention of L-3’s senior executives. The Committee may also make these awards to recognize increased responsibilities or special contributions, to attract new executives, to retain executives or to recognize certain other special circumstances. Restricted stock unit grants generally have the following characteristics:

•	restricted stock units that automatically convert into shares of our Common Stock on the vesting date;

•	vest three years from the grant date; and

•	receive cash dividend equivalents. Dividend equivalents are payable during the vesting period (for restricted stock units awarded in 2008 or prior years) or in a lump sum at the end of the vesting period (for restricted stock units awarded in 2009).

Long-Term Incentive Grant Practices.  The Committee approves all long-term incentive awards to the named executive officers at in-person or telephonic meetings on annual basis. As was the case in prior years, long-term incentive awards in 2009 were granted to the named executive officers at the first Committee meeting held following the release of our second quarter earnings results. It is the Committee’s general policy to grant long-term incentive awards to the named executive officers either (1) during window periods we establish following quarterly announcements of historical earnings results or (2) at Committee meetings held in connection with or following new hires or promotions. The exercise price of any stock option granted by the Committee is the NYSE closing price for our Common Stock on the date on which the Committee approves the awards. We do not have a program, plan or practice to grant equity-based awards to any employees in coordination with the release of material nonpublic information.

Other Pay Elements

The named executive officers are eligible to participate in the same benefits and severance that we offer to our other senior executives. These include:

•	retirement benefits;

•	deferred compensation;

•	change in control arrangements; and

•	perquisites.

Retirement Benefits

L-3 provides retirement benefits as part of a competitive pay package to attract and retain its employees. All of L-3’s named executive officers other than Mr. Vuono participate in the L-3 Communications Corporation Pension Plan (the “Corporate Pension Plan”) which is a tax-qualified defined benefit plan, and a nonqualified Supplemental Executive Retirement Plan (the “Restoration Plan”). The Restoration Plan provides benefits that make up for benefits that are not accrued under L-3’s tax-qualified defined benefit plans due to certain limits imposed by the Code. The Corporate Pension Plan and Restoration Plan are designed such that the combined annual amount a named executive officer would receive with 30 years of employment by L-3 equals approximately 45% to 55% of his or her final average pay (base salary and bonus).

Messrs. Brunson and Dunn participate in the Corporate Pension Plan and Restoration Plan, and prior to being transferred to L-3’s corporate payroll on February 26, 2007 and December 27, 2003, respectively, accrued benefits under the L-3 Communication Systems — West Retirement Plan and the

L-3 Link Simulation and Training Retirement Plan, respectively. Both of these plans are tax-qualified defined benefit plans. Mr. Vuono does not participate in any tax-qualified or supplemental pension plan.

No employee contributions are required to participate in any of the tax-qualified plans described above or the Restoration Plan. For a more detailed discussion of these plans, see the 2009 Pension Benefits Table and the discussion that follows the table beginning on page 57 of this proxy statement.

All of L-3’s named executive officers other than Mr. Vuono also participate in a component of our 401(k) plan under which L-3 matches 80% of an employee’s contributions up to 5% of his or her base salary, subject to any limitations imposed by the Code. Mr. Vuono participates in a component of our 401(k) plan under which his business group makes a discretionary match and a discretionary annual contribution that can vary from year to year. For 2009, the discretionary match was 100% of Mr. Vuono’s contributions up to 3% of eligible compensation, and no additional discretionary contribution was made. Our 401(k) plan also allows for catch-up contributions by eligible participants beginning in the year they attain the age of 50, which are matched at the same percentage as other employee contributions.

From time to time, the Committee reviews the relevant benefits provided to Mr. Strianese and the other named executive officers in relation to the peer group as part of a total remuneration analysis. In 2009, the annualized dollar value of retirement benefits for Mr. Strianese was approximately at the 50th percentile for his position relative to competitive market data, while the annualized dollar value for the other named executive officers, on average, was below the 25th percentile relative to competitive market data.

Deferred Compensation

To provide employees with additional savings opportunities, which helps attract and retain employees, L-3 established the L-3 Communications Corporation Deferred Compensation Plan I and L-3 Communications Corporation Deferred Compensation Plan II (collectively, the “L-3 Deferred Compensation Plans”). These plans allow for voluntary deferrals by executives, including the named executive officers, of up to 50% of salary and 100% of annual cash incentive awards into an unfunded, nonqualified account. We do not make any contribution to any named executive officer’s account. Deferred amounts receive interest at the prime rate. The Committee, based in part upon a market assessment conducted by Mercer, believes that the benefits provided under the L-3 Deferred Compensation Plans are generally in line with market practices.

Employment and Severance Arrangements

L-3 currently does not have any employment agreements with its named executive officers. L-3 also does not have any formal arrangements that provide for severance to the named executive officers other than in connection with a change in control. For further discussion, see “Change in Control Arrangements” below and Potential Payments Upon Change in Control or Termination of Employment beginning on page 62.

Change in Control Arrangements

To preserve morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control, we provide a bridge to future employment in the event a named executive officer’s job is eliminated as a consequence of a change in control. L-3’s Change in Control Severance Plan is intended to align executive and stockholder interests by enabling each executive to consider corporate transactions that are in the best interests of the stockholders and other constituents without undue concern over whether the transactions may jeopardize the executive’s own employment. The plan provides a lump sum payment and benefits continuation as a result of a termination of employment by L-3 without cause or by the employee for good reason during the two years following a change in control, plus protection for pre-change in control terminations that occur at the request of an acquirer or otherwise in anticipation of a change in control. The lump sum payment (severance amount) for each named executive officer is a multiple of base salary and average annual bonus for the three years prior to the year of termination, plus unpaid bonus for the current year earned through the termination date. The multiple for Messrs. Strianese, D’Ambrosio and Brunson is 3.0, and the multiple for Messrs. Dunn and Vuono is 2.5. Upon a change in control, all unvested equity awards vest immediately. Based in part upon information provided by Mercer, the Committee believes that the benefits and terms under the change in control arrangements are appropriate.

For all named executive officers, if the change in control severance payment, when aggregated with all other change in control payments, would subject the named executive officer to an excise tax under Section 280G of the Code, then the severance payment will be reduced to the highest amount for which no excise tax would be due. This severance payment reduction will occur only if the reduced amount is greater than the unreduced amount net of the excise tax.

For a discussion of amounts that would be realized by L-3’s named executive officers upon a change in control, see Potential Payments Upon Change in Control or Termination of Employment beginning on page 62.

Perquisites

To facilitate the attraction and retention of highly qualified executives, we provide the named executive officers with certain other benefits that we believe are consistent with current market practices. In 2009, the named executive officers were eligible for an executive physical, supplemental life insurance and participation in an executive medical plan.

In addition, for security purposes, Mr. Strianese is provided with a company car and security driver and has access to L-3’s fractionally-owned aircraft for occasional personal use. The incremental cost incurred by L-3 for the use of the company car and security driver by Mr. Strianese is disclosed in the footnotes to the Summary Compensation Table on page 51. Mr. Strianese reimbursed L-3 for the total incremental cost incurred by L-3 in connection with his personal use of the aircraft in 2009, as required by L-3’s policy.

From time to time, the Committee also reviews the relevant benefits provided to Mr. Strianese and the other named executive officers in relation to the compensation peer group as part of a total remuneration analysis. In 2009, the annualized dollar value of perquisites for Mr. Strianese was below the 25th percentile for his position relative to competitive market data, while the annualized dollar value for the other named executive officers, on average, was at the 25th percentile relative to competitive market data.

Stock Ownership Guidelines

The Committee believes that executives should accumulate a meaningful level of ownership in L-3 shares over time and that such ownership will further reinforce stockholder value creation. The current stock ownership guidelines for the named executive officers are as follows:

• Mr. Strianese:	5X base salary
• Messrs. D’Ambrosio, Brunson, Dunn and Vuono:	3X base salary

In addition to the guidelines above, all Group Presidents and the General Counsel are subject to the guideline of 3X base salary, and other executives have guidelines of between 1X and 2X base salary. The Committee reviews progress towards guideline achievement annually. The guidelines are currently in effect, but executives have until the later of June 28, 2012 or five years from the date they become subject to the guidelines to achieve the minimum level of ownership. An executive whose ownership is below the applicable guideline after that time will receive annual cash bonuses entirely in the form of our Common Stock that cannot be sold until the guideline requirement is met.

“Stock ownership” is defined to include 100% of shares of Common Stock held outright, shares and share equivalents held in benefit plans and unvested restricted stock units; and 50% of the value of vested, “in-the-money” stock options.

Other Factors Affecting Compensation

We make reasonable efforts to maximize the tax deductibility of compensation paid to the named executive officers and to achieve favorable accounting treatment, provided that it does not conflict with intended plan design or program objectives.

Limitations on Deductibility of Compensation.  Section 162(m) generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers (“covered employees”) to $1 million in the year the compensation becomes taxable to the executive, subject to an exception for performance-based compensation that meets certain requirements. The Committee considers the impact of this rule when developing and implementing its executive compensation programs. The Committee believes, however, that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, the Committee has not adopted a policy that all compensation must qualify as deductible under Section 162(m).

Based on the factors discussed under “Base Salary,” the Committee determined to pay Mr. Strianese a base salary in excess of $1 million in order to remain competitive. The Committee determined that the additional base salary is appropriate even though the excess over $1 million is not deductible. In addition, awards under the annual incentive plan do not qualify as deductible under Section 162(m). The Committee has structured the annual incentive plan to retain and motivate L-3’s executives and to encourage strong performance on an annual basis. The Committee has determined that maintaining flexibility with respect to its short-term compensation program outweighs the ability to achieve maximum tax efficiency.

With respect to long-term incentives, the Committee has structured L-3’s stock option and performance unit awards to qualify as deductible under Section 162(m). Restricted stock unit awards do not qualify as deductible. Nevertheless, the Committee has determined to include restricted stock unit awards as part of our long-term incentive program in order to enhance retention of L-3’s senior executives.

Accounting and Tax Considerations.  L-3 considers the accounting implications of all aspects of its senior executive compensation program. For example, awards to the named executive officers of stock options, restricted stock units and performance units payable in shares of our Common Stock qualify for fixed (as opposed to variable) accounting treatment under the accounting standards for share-based compensation. Performance units payable in cash qualify for variable (as opposed to fixed) accounting treatment. However, accounting treatment is just one of many factors considered by the Committee when designing compensation plans and making pay determinations.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to L-3’s Board of Directors that the Compensation Discussion and Analysis be included in L-3’s proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

During 2009, Peter A. Cohen (until June 2009), Robert B. Millard, John M. Shalikashvili, Alan H. Washkowitz and John P. White (since June 2009) served as members of the Compensation Committee. Lewis Kramer was elected to the Compensation Committee effective February 2, 2010.

Robert B. Millard (Chairman)
Lewis Kramer
John M. Shalikashvili
Alan H. Washkowitz
John P. White

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

SUMMARY COMPENSATION TABLE

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our Chairman, President and Chief Executive Officer, our Vice President and Chief Financial Officer and each of our three other most highly compensated executive officers, collectively referred to herein as the named executive officers.

						Change in
						Pension Value
						and
						Nonqualified
						Deferred
				Stock	Option	Compensation	All Other
		Salary(1)	Bonus	Awards(2)	Awards(3)	Earnings(4)	Compensation(5)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Michael T. Strianese	2009	1,284,231	3,000,000	5,733,932	3,499,995	1,509,139	151,432	15,178,729
(Chairman, President and	2008	1,145,385	2,750,000	5,123,485	3,299,999	1,120,799	96,021	13,535,689
Chief Executive Officer and Director)	2007	1,000,000	2,500,000	3,450,040	2,102,992	499,782	97,579	9,650,393
Ralph G. D’Ambrosio	2009	560,423	725,000	851,866	519,995	145,184	35,433	2,837,901
(Vice President and Chief	2008	511,346	650,000	745,289	480,000	108,000	36,304	2,530,939
Financial Officer)	2007	463,923	600,000	501,786	305,887	28,544	32,457	1,932,597
Curtis Brunson	2009	562,846	700,000	917,468	559,994	211,316	82,087	3,033,711
(Executive Vice President of	2008	514,538	650,000	745,289	480,000	243,439	77,599	2,710,865
Corporate Strategy and Development)(6)	2007	—	—	—	—	—	—	—
James W. Dunn	2009	534,462	900,000	786,424	479,995	327,787	55,674	3,084,342
(Senior Vice President and	2008	493,173	800,000	683,065	439,995	263,691	122,202	2,802,126
President of Sensors & Simulation Group)(6)	2007	—	—	—	—	—	—	—
Carl E. Vuono	2009	560,038	750,000	655,380	399,996	—	50,414	2,415,828
(Senior Vice President and	2008	518,269	1,000,000	683,065	439,995	85,616	44,889	2,771,834
President of L-3 Services Group)	2007	494,271	925,000	564,448	344,126	338,458	42,354	2,708,657

(1)	Actual 2009 salary amounts were higher than base salary due to one extra pay period in 2009.

(2)	Represents the grant date fair value calculated in accordance with the accounting standards for share-based compensation (excluding the effect of estimated forfeitures) with respect to restricted stock units and performance units (whether payable in shares or cash) granted in 2009, 2008 and 2007. See Note 18 to the audited consolidated financial statements included in L-3’s 2009 Annual Report on Form 10-K for a discussion of the assumptions used in calculating the grant date fair value of performance units whose performance targets are based on total stockholder return. For a discussion of the general terms of restricted stock units and performance units, see Compensation Discussion and Analysis on pages 43-45 and Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Equity Awards on page 63.

With respect to the performance units, the grant date fair value included in the Summary Compensation Table above is based upon the probable outcome of the performance vesting conditions. Assuming that the highest level of performance will be achieved, the grant date fair value of these performance units would have been:

	2009	2008	2007
Name	($)	($)	($)

Michael T. Strianese	6,217,852	5,297,021	3,599,998
Ralph G. D’Ambrosio	923,760	770,532	523,597
Curtis Brunson	994,898	770,532	—
James W. Dunn	852,794	706,201	—
Carl E. Vuono	710,692	706,201	588,974

(3)	Represents the grant date fair value calculated in accordance with the accounting standards for share-based compensation (excluding the effect of estimated forfeitures) for stock option awards granted in 2009, 2008 and 2007. See Note 18 to the audited consolidated financial statements included in L-3’s 2009 Annual Report on Form 10-K for a discussion of the assumptions used in calculating equity compensation expense in connection with these stock option awards. For a discussion of the general terms of our stock options, see Compensation Discussion and Analysis on page 43 and Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Equity Awards on page 63.

(4)	Amounts in this column reflect the increase in the actuarial value of defined benefit plans during 2009, 2008 and 2007, as applicable. For Mr. Vuono, amounts represent above-market earnings on nonqualified deferred compensation for 2008 and 2007. Mr. Vuono does not participate in any company defined benefit plan. Actuarial value computations are based on assumptions discussed in Note 20 to the audited consolidated financial statements included in L-3’s 2009 Annual Report filed on Form 10-K.

(5)	The following table describes each component of the All Other Compensation column in the Summary Compensation Table above for 2009.

	Employer			Restricted
	Contributions		Medical	Stock
	to Employee	Life	Insurance	Dividend
	Savings Plan	Insurance(a)	Benefits(b)	Payment	Other		Total
Name	($)	($)	($)	($)	($)		($)

Michael T. Strianese(c)	14,200	24,656	3,872	59,164	49,540	(d)	151,432
Ralph G. D’Ambrosio	7,215	10,856	7,706	9,656	—		35,433
Curtis Brunson	14,200	27,054	5,649	8,184	27,000	(e)	82,087
James W. Dunn	14,200	25,733	5,649	8,169	1,923	(e)	55,674
Carl E. Vuono	12,850	22,305	6,669	8,590	—		50,414

(a)	Represents payments for executive and group term life insurance.

(b)	Represents payments of premiums for a company-provided executive medical reimbursement plan.

(c)	Mr. Strianese has access to L-3’s fractionally-owned aircraft for occasional personal use. Mr. Strianese is required to and has reimbursed L-3 for all incremental costs incurred by L-3 in connection with his personal use of the aircraft.

(d)	Represents the incremental cost associated with the use of a company car. These incremental costs include the monthly lease payments, maintenance, gas, tolls, parking and all other costs associated with the car.

(e)	Represents payment for accumulated vacation time.

(6)	Messrs. Brunson and Dunn were not considered named executive officers prior to the 2008 fiscal year.

2009 GRANTS OF PLAN-BASED AWARDS

The following table provides information on stock options, restricted stock units and performance units granted in 2009 to each of our named executive officers under the 2008 Plan. Plan-based awards are generally granted to the named executive officers on an annual basis. As was the case in prior years, the 2009 awards were granted at the first Compensation Committee meeting held following the release of L-3’s second quarter earnings results.

							All Other
						All Other	Option		Grant Date
						Stock Awards:	Awards:	Exercise	Fair
						Number of	Number of	or Base	Value of
			Estimated Future Payouts			Shares	Securities	Price of	Stock and
			Under Equity Incentive Plan Awards(1)			of Stock	Underlying	Option	Option
	Grant		Threshold	Target	Maximum	or Units(2)	Options(3)	Awards	Awards(4)
	Date		(#)	(#)	(#)	(#)	(#)	($/Sh)	($)

Michael T. Strianese	7/28/09						237,127	73.61	3,499,995
	7/28/09					35,661			2,625,006
	7/28/09	(5)	8,915	17,831	35,661				1,312,503
	7/28/09	(6)	8,915	17,830	35,661				1,796,423
Ralph G. D’Ambrosio	7/28/09						35,230	73.61	519,995
	7/28/09					5,298			389,986
	7/28/09	(5)	1,325	2,649	5,298				194,993
	7/28/09	(6)	1,324	2,649	5,298				266,887
Curtis Brunson	7/28/09						37,940	73.61	559,994
	7/28/09					5,706			420,019
	7/28/09	(5)	1,427	2,853	5,706				210,009
	7/28/09	(6)	1,426	2,853	5,706				287,440
James W. Dunn	7/28/09						32,520	73.61	479,995
	7/28/09					4,891			360,027
	7/28/09	(5)	1,223	2,446	4,891				180,013
	7/28/09	(6)	1,223	2,445	4,891				246,384
Carl E. Vuono	7/28/09						27,100	73.61	399,996
	7/28/09					4,076			300,034
	7/28/09	(5)	1,019	2,038	4,076				150,017
	7/28/09	(6)	1,019	2,038	4,076				205,329

(1)	Represents performance units granted to the named executive officers. The final value of each unit will vary based upon (i) the level of performance achieved over the associated performance period in relation to a pre-determined performance goal established by the Compensation Committee and (ii) the price of our Common Stock at the end of the performance period. The measures selected for the 2009 performance units were total stockholder return and growth in diluted earnings per share for the 2.5-year performance period beginning June 27, 2009 and ending December 31, 2011. The amounts disclosed represent the number of shares of our Common Stock issuable (or payable in cash based on the number of shares multiplied by the closing price of our Common Stock on the last day of the performance period) assuming achievement of the specific Threshold, Target or Maximum levels of performance established by the Compensation Committee for these measures over the performance period. See Compensation Discussion and Analysis — Long-Term Incentives — Performance Units on pages 43-45 for a further discussion of the performance units. See Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Equity Awards on page 63 for a discussion concerning the effect of a change in control or termination of employment on outstanding performance units.

(2)	Represents restricted stock units granted to the named executive officers. There were no performance or other market condition requirements included in the terms of the restricted stock unit awards to the named executive officers. For a discussion of our restricted stock units, see Compensation Discussion and Analysis — Long-Term Incentives — Restricted Stock Units on page 45. For a discussion concerning the effect of a change in control or termination of employment on outstanding restricted stock units, see Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Equity Awards on page 63.

(3)	Represents stock option awards granted to the named executive officers. These awards have an exercise price equal to the closing price of our Common Stock and provide value to the recipient only if the price of our Common Stock increases after the grant date. There were no other performance or other market condition requirements included in the terms of the option awards to the named executive officers. For a discussion of our stock option awards, see Compensation Discussion and Analysis — Long-Term Incentives — Stock Options on page 43. For a discussion concerning the effect of a change in control or termination of employment on outstanding stock option awards, see Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Equity Awards on page 63.

(4)	Represents, in the case of performance unit awards, the grant date fair value of a performance unit award calculated in accordance with the accounting standards for share-based compensation multiplied by the Target number of shares of our Common Stock issuable (or payable in cash as discussed in Note 1 above) pursuant to the grant or, in the case of an option or restricted stock unit award, the grant date fair value of the option or restricted stock unit award. For a discussion of the general terms of our stock options, restricted stock units and performance units, see Compensation Discussion and Analysis on pages 43-45 and Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Equity Awards on page 63.

(5)	Represents performance unit awards with performance targets based on growth in diluted earnings per share, which are payable in our Common Stock at the end of the performance period.

(6)	Represents performance unit awards with performance targets based on total stockholder return, which are payable in cash based on the closing price of our Common Stock on the last day of the performance period.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2009

The following table provides information with respect to holdings of exercisable and unexercisable stock options and unvested, and as applicable, unearned restricted stock units and performance units held by the Company’s named executive officers at December 31, 2009.

	Option Awards						Stock Awards
									Equity
									Incentive	Equity
									Plan	Incentive
									Awards:	Plan Awards:
									Number of	Market or
							Number of	Market	Unearned	Payout of Value
			Number of	Number of			Shares or	Value of	Shares,	of Unearned
			Securities	Securities			Units of	Shares or	Units or	Shares,
			Underlying	Underlying			Stock	Units of	Other	Units or
			Unexercised	Unexercised	Option		That Have	Stock That	Rights That	Other Rights
			Options	Options	Exercise	Option	Not	Have Not	Have Not	That Have
	Grant		(#)	(#)	Price	Expiration	Vested(2)	Vested(3)	Vested	Not Vested(3)
Name	Date		Exercisable(1)	Unexercisable(1)	($)	Date	(#)	($)	(#)	($)

Michael T. Strianese	11/15/2001		31,000	—	39.70	11/15/2011
	3/4/2003		25,000	—	35.60	3/4/2013
	3/4/2003		50,000	—	35.95	3/4/2013
	11/10/2004		40,000	—	68.16	11/10/2014
	7/12/2005		20,000	—	74.94	7/12/2015
	8/2/2006		100,000	—	72.20	8/2/2016
	11/6/2006		100,000	—	80.39	11/6/2016
	8/1/2007		61,009	30,505	99.58	8/1/2017
	8/1/2007						16,570	1,440,762
	7/29/2008		58,761	117,521	96.34	7/29/2018
	7/29/2008						25,690	2,233,746
	7/29/2008	(4)							25,690	2,233,746
	7/29/2008	(5)							25,690	2,233,746
	7/28/2009		—	237,127	73.61	7/28/2019
	7/28/2009						35,661	3,100,724
	7/28/2009	(4)							35,661	3,100,724
	7/28/2009	(5)							35,661	3,100,724
Ralph G. D’Ambrosio	3/15/2005		12,000	—	75.23	3/15/2015
	8/2/2006		12,000	—	72.20	8/2/2016
	8/1/2007		8,874	4,437	99.58	8/1/2017
	8/1/2007						2,410	209,550
	7/29/2008		8,547	17,094	96.34	7/29/2018
	7/29/2008						3,737	324,932
	7/29/2008	(4)							3,737	324,932
	7/29/2008	(5)							3,737	324,932
	7/28/2009		—	35,230	73.61	7/28/2019
	7/28/2009						5,298	460,661
	7/28/2009	(4)							5,298	460,661
	7/28/2009	(5)							5,298	460,661
Curtis Brunson	1/8/2001		15,000	—	32.50	1/8/2011
	8/20/2002		2,500	—	54.91	8/20/2012
	8/20/2002		5,000	—	49.00	8/20/2012
	7/21/2003		6,667	—	45.11	7/21/2013
	7/21/2003		13,333	—	49.10	7/21/2013
	3/15/2005		15,000	—	75.23	3/15/2015
	8/2/2006		20,000	—	72.20	8/2/2016
	8/1/2007		7,765	3,882	99.58	8/1/2017
	8/1/2007						2,109	183,378
	7/29/2008		8,547	17,094	96.34	7/29/2018
	7/29/2008						3,737	324,932
	7/29/2008	(4)							3,737	324,932
	7/29/2008	(5)							3,737	324,932
	7/28/2009		—	37,940	73.61	7/28/2019
	7/28/2009						5,706	496,137
	7/28/2009	(4)							5,706	496,137
	7/28/2009	(5)							5,706	496,137

	Option Awards						Stock Awards
									Equity
									Incentive	Equity
									Plan	Incentive
									Awards:	Plan Awards:
									Number of	Market or
							Number of	Market	Unearned	Payout of Value
			Number of	Number of			Shares or	Value of	Shares,	of Unearned
			Securities	Securities			Units of	Shares or	Units or	Shares,
			Underlying	Underlying			Stock	Units of	Other	Units or
			Unexercised	Unexercised	Option		That Have	Stock That	Rights That	Other Rights
			Options	Options	Exercise	Option	Not	Have Not	Have Not	That Have
	Grant		(#)	(#)	Price	Expiration	Vested(2)	Vested(3)	Vested	Not Vested(3)
Name	Date		Exercisable(1)	Unexercisable(1)	($)	Date	(#)	($)	(#)	($)

James W. Dunn	11/14/2003		3,333	—	45.80	11/14/2013
	7/12/2005		28,750	—	74.94	7/12/2015
	8/2/2006		20,000	—	72.20	8/2/2016
	8/1/2007		8,874	4,437	99.58	8/1/2017
	8/1/2007						2,410	209,550
	7/29/2008		7,835	15,669	96.34	7/29/2018
	7/29/2008						3,425	297,804
	7/29/2008	(4)							3,425	297,804
	7/29/2008	(5)							3,425	297,804
	7/28/2009		—	32,520	73.61	7/28/2019
	7/28/2009						4,891	425,272
	7/28/2009	(4)							4,891	425,272
	7/28/2009	(5)							4,891	425,272
Carl E. Vuono	7/31/2000		5,000	—	29.00	7/31/2010
	7/12/2001		12,000	—	34.00	7/12/2011
	3/25/2002		8,000	—	53.75	3/25/2012
	3/25/2002		4,000	—	62.91	3/25/2012
	11/14/2003		20,000	—	45.80	11/14/2013
	7/12/2005		21,250	—	74.94	7/12/2015
	8/2/2006		15,000	—	72.20	8/2/2016
	8/1/2007		9,983	4,992	99.58	8/1/2017
	8/1/2007						2,711	235,721
	7/29/2008		7,835	15,669	96.34	7/29/2018
	7/29/2008						3,425	297,804
	7/29/2008	(4)							3,425	297,804
	7/29/2008	(5)							3,425	297,804
	7/28/2009		—	27,100	73.61	7/28/2019
	7/28/2009						4,076	354,408
	7/28/2009	(4)							4,076	354,408
	7/28/2009	(5)							4,076	354,408

(1)	Stock options vest in equal, annual increments over a three-year period starting with the grant date. For a discussion concerning the effect of a change in control or termination of employment on outstanding stock option awards, see Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Equity Awards on page 63.

(2)	Represents restricted stock units, which vest three years after the grant date. Each restricted stock unit automatically converts into one share of our Common Stock on the vesting date. For a discussion concerning the effect of a change in control or termination of employment on outstanding restricted stock unit awards, see Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Equity Awards on page 63.

(3)	The market value is based on the closing price of our Common Stock on December 31, 2009 of 86.95, multiplied by the number of shares or units.

(4)	Reflects the number of shares of our Common Stock issuable assuming achievement of the Maximum level of performance in respect of performance units whose performance targets are based on growth in diluted earnings per share. The Maximum level of performance is reported for these units based on the Company’s performance from the beginning of the applicable performance period (June 28, 2008 for units granted in 2008 and June 27, 2009 for units granted in 2009) through December 31, 2009, measured against the applicable performance targets in accordance with applicable securities regulations. For a further discussion of our performance units, see Compensation Discussion and Analysis — Long-Term Incentives — Performance Units on pages 43-45. For a discussion concerning the effect of a change in control or termination of employment on performance unit awards, see Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Equity Awards on page 63.

(5)	Reflects the number of shares of our Common Stock payable in cash (based on the closing price of our Common Stock at the end of the performance period) assuming achievement of the Maximum level of performance for performance units granted July 29, 2008 and July 28, 2009 in respect of performance units whose performance targets are based on relative total stockholder return. The level of performance is reported for these units based on the Company’s performance from the beginning of the applicable performance period (June 28, 2008 for units granted in 2008 and June 27, 2009 for units granted in 2009) through December 31, 2009, measured against the applicable performance targets in accordance with applicable securities regulations. For a further discussion of our performance units, see Compensation Discussion and Analysis — Long-Term Incentives — Performance Units on pages 43-45. For a discussion concerning the effect of a change in control or termination of employment on performance unit awards, see Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Equity Awards on page 63.

2009 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding the amounts received by our named executive officers as a result of the vesting of restricted stock units and performance units during the year ended December 31, 2009. Payments of shares and cash consideration underlying the performance units were made in February 2010. No stock options were exercised by any of our named executive officers during 2009.

	Stock Awards
	Number of
	Shares		Value
	Acquired on		Realized on
	Vesting		Vesting
Name	(#)		($)(1)

Michael T. Strianese	16,570	(2)	1,440,762
	14,918	(3)	1,297,117
Ralph G. D’Ambrosio	3,910	(4)	322,800
	2,170	(3)	188,657
Curtis Brunson	2,109	(2)	183,378
	1,899	(3)	165,095
James W. Dunn	2,410	(2)	209,550
	2,170	(3)	188,657
Carl E. Vuono	2,711	(2)	235,721
	2,441	(3)	212,220

(1)	Value realized on vesting is based on the fair market value of the shares at the time of vesting.

(2)	Represents shares issued as a result of the vesting of performance units on December 31, 2009. The amount of shares issued was based on the Company’s earnings per share performance during the period from July 1, 2007 through December 31, 2009.

(3)	Represents shares paid in cash as a result of the vesting of performance units on December 31, 2009. The amount of shares paid in cash was based on the Company’s total stockholder return during the period from July 1, 2007 through December 31, 2009. The cash payment was based on the closing price of our Common Stock on the vesting date, which was $86.95 per share.

(4)	Represents (a) 1,500 shares issued upon the vesting of restricted stock units on August 2, 2009 and (b) 2,410 shares issued as a result of the vesting of performance units on December 31, 2009. The amount of shares issued in respect of performance units was based on the Company’s earnings per share performance during the period from July 1, 2007 through December 31, 2009.

2009 PENSION BENEFITS

The following table provides information regarding the pension benefits for our named executive officers under L-3’s tax-qualified and supplemental plans. The named executive officers, excluding Mr. Vuono, participate in multiple tax-qualified or supplemental pension plans. The purpose of each plan is to provide the named executive officers retirement benefits as part of their overall compensation package. Mr. Vuono does not participate in any tax-qualified or supplemental pension plans. The material terms of the plans are described following the table.

				Present Value of
		Number of Years		Accumulated	Payments During
		Credited Service		Benefit(1)	Last Fiscal Year
Name	Plan Name	(#)		($)	($)

Michael T. Strianese	L-3 Communications Corporation Pension Plan	19.17	(2)	365,325	—
	L-3 Communications Corporation Supplemental Executive Retirement Plan	19.17	(2)	3,972,360	—
Ralph G. D’Ambrosio	L-3 Communications Corporation Pension Plan	12.42		115,473	—
	L-3 Communications Corporation Supplemental Executive Retirement Plan	12.42		343,492	—
Curtis Brunson(3)	L-3 Communications Corporation Pension Plan	2.92		99,461	—
	L-3 Communications Corporation Supplemental Executive Retirement Plan	34.50	(4)	679,419	—
	L-3 Communication Systems — West Retirement Plan	31.58	(4)	424,068	—
James W. Dunn	L-3 Communications Corporation Pension Plan	6.08		228,080	—
	L-3 Communications Corporation Supplemental Executive Retirement Plan	8.66		1,039,037	—
	L-3 Link Simulation and Training Retirement Plan	2.58		82,571	—
Carl E. Vuono	—	—		—	—

(1)	The present values of the accumulated benefits in the table were determined using the same assumptions that were used by L-3 as of December 31, 2009 for financial reporting purposes, including a 6.30% discount rate and post-retirement mortality in accordance with the RP-2000 Combined Mortality table. We used age 65, the normal retirement age under the pension plans and the supplemental executive retirement plans, to determine the present value of the accumulated benefits in the table. For the assumptions used in calculating the present value of the accumulated benefits, see Note 20 to the audited consolidated financial statements included in L-3’s 2009 Annual Report on Form 10-K.

(2)	Includes 6.50 years of service provided by Mr. Strianese as an employee of Loral Corporation and Lockheed Martin Corporation. The years of credited service in excess of actual years of service provided to L-3 resulted in an increase to the present value of accumulated benefits for Mr. Strianese as of December 31, 2009 under the L-3 Communications Corporation Pension Plan and the L-3 Communications Corporation Supplemental Executive Retirement Plan of $123,871 and $1,346,914 respectively.

(3)	Mr. Brunson is eligible for retirement under the L-3 Communications Systems — West Retirement Plan as he is over age 55 and has more than five years of eligible service.

(4)	Includes 21.75 years of service provided by Mr. Brunson as an employee of Sperry, Unisys, Loral and Lockheed Martin. The years of credited service in excess of actual years of service provided to L-3 resulted in an increase to the present value of accumulated benefits for Mr. Brunson as of December 31, 2009 under the L-3 Communications Corporation Supplemental Executive Retirement Plan and the L-3 Communications Systems — West Retirement Plan of $207,168 and $292,067, respectively.

The present value of the accumulated benefits for each of the named executives shown in the table above reflects the present value of the benefits earned under each of the pension plans as of December 31, 2009. The pension benefits that are the basis for the present values of the accumulated benefits shown are calculated based on all years of creditable service with L-3 and its predecessor companies under each of the plans as of December 31, 2009.

A more complete discussion of the material factors useful to an understanding of each plan is presented below.

Tax-Qualified Pension Plans

L-3 Communications Corporation Pension Plan

Eligibility	Employees were eligible to participate in the plan after one year of service, and upon attaining 21 years of age. Employees hired on or after January 1, 2007 are not eligible to participate in the plan.

Vesting	Participants are fully vested after five years of service, and there is no partial vesting.

Availability of Early Retirement Benefits	Participants are eligible for early retirement benefits after age 55, provided that they have ten years of eligibility service.

Earnings	Earnings are defined as base pay and bonus and limited to the IRS earnings limit of $245,000 in 2010.

Final Average Earnings (FAE)	FAE is equal to the average of the participant’s earnings for the five calendar years during the ten calendar years prior to date of termination that results in the highest average earnings amount.

Covered Compensation	Covered Compensation is equal to the average of the wage levels at which social security tax is applied for each year during the 35-year period ending in the year the participant reaches social security retirement age.

Benefit Plan Formula	The annual pension benefit is equal to 1.5% of FAE up to Covered Compensation, plus 1.75% of FAE in excess of Covered Compensation, for each plan year (partial and completed months) of accrual service.

Early Retirement Reduction Factors	For those participants that are eligible to retire early, the reduction factor is 1/180 for each of the first 60 months prior to age 65 and 1/360 for each of the next 60 months.

Payment Options	The plan provides for a number of payment options including a single life annuity (normal form for single participants), a qualified 50% joint and survivor annuity (normal form for married participants), other joint and survivor options, period certain options and a level income option.

L-3 Communication Systems — West Retirement Plan

Eligibility	Employees were eligible to participate in the plan if they were participants in the Lockheed Martin Tactical Defense Systems Retirement Plan on April 30, 1997 and became employees of L-3 Communication Systems West on May 1, 1997. Employees

hired on or after May 1, 1997 are not eligible to participate in the plan.

Vesting	Participants are fully vested after five years of service, and there is no partial vesting.

Availability of Early Retirement Benefits	Participants are eligible for early retirement benefits after age 55, provided that they have five years of eligibility service.

Earnings	Earnings are defined as regular pay plus overtime, commissions, performance based bonus and fringe benefits and limited to the IRS earnings limit of $220,000 in 2010.

Final Average Earnings (FAE)	FAE is used in calculating the benefit accrued prior to January 1, 1991 and is equal to the average of the participant’s earnings for the 60 months during the 120 months prior to January 1, 1991 that results in the highest average earnings amount.

Final Average Social Security Wage Base (FASS)	Final Average Social Security Wage Base is used in calculating the benefit accrued prior to January 1, 1991 and is equal to the Average Wage Base (FASS) of the Social Security Wage Bases (determined at the start of each plan year) for the five consecutive years prior to January 1, 1991. The FASS is equal to $46,020.

Benefit Plan Formula	The annual pension benefit is equal to the sum of: (i) 1% of pre-1991 FAE up to 50% of the pre-1991 FASS plus 1.35% of pre-1991 FAE in excess of the pre-1991 FASS all times accrual service as of December 31, 1990 and (ii) for each year of service after January 1, 1991, 1% of Earnings for the year up to 50% of the FASS for the year plus 1.35% of Earnings for the year in excess of 50% of the FASS for the year.

Early Retirement Reduction Factors	For those participants that are eligible to retire early, the reduction factor is 6% for each year prior to age 65, or age 62 for a participant with 20 years or more of vesting service.

Payment Options	The plan provides for a number of payment options including a single life annuity (normal form for single participants), a qualified 50% joint and survivor annuity (normal form for married participants), other joint and survivor options, period certain options and a level income option.

L-3 Link Simulation and Training Retirement Plan

Eligibility	Employees were eligible to participate in the plan if (1) they participated in a specific component of the Raytheon Pension Plan on February 10, 2000 and became employees of L-3 Link Simulation and Training on February 11, 2000 or (2) they were an employee of Raytheon on February 10, 2000, became a full-time employee of L-3 Link Simulation and Training after February 11, 2000 but on or before August 31, 2000 or (3) they were hired before January 1, 2007 in a pension eligible organization and have met the one year of service requirement to participate in the plan. Employees hired on or after January 1, 2007 are not eligible to participate in the plan.

Vesting	Participants are fully vested after five years of vesting service or attainment of age 65, and there is no partial vesting.

Availability of Early Retirement Benefits:	Participants are eligible for early retirement benefits after age 55, provided that they have five years of vesting service.

Earnings	Earnings are defined as base pay, performance-based bonuses, shift differentials, payment for overtime hours, paid time off actually taken, bereavement, jury duty and military training pay and limited to the IRS earnings limit of $245,000 in 2010.

Final Average Monthly Compensation (FAMC)	FAMC is equal to the average of the participant’s monthly earnings during the five highest-paid 12-month periods worked out of the last ten consecutive 12-month periods worked.

Covered Compensation	Covered Compensation means for any Plan year, the average (without indexing) of the Social Security Taxable Wage Base in effect for each calendar year during the 35-year period ending with the calendar year in which a participant attains or will attain his Social Security Retirement Date.

Benefit Plan Formula	1.5% of FAMC times Benefit Service up to 35 years, minus 0.6% of the lesser of Covered Compensation or FAMC, times Benefit Service up to 35 years, plus 0.5% of FAMC, times Benefit Service in excess of 35 years.

Early Retirement Reduction Factors	For those participants that are eligible to retire early, the reduction factor is 6% for each year prior to the participant’s normal retirement date for social security purposes.

Payment Options	The plan provides for a number of payment options including a single life annuity (normal form for single participants), a qualified 50% joint and survivor annuity (normal form for married participants), other joint and survivor options, a 10-year certain and continuous annuity and a 10-year certain annuity.

Supplemental Plan

The provisions of the Supplemental Executive Retirement Plan (the “Restoration Plan”) are substantially similar to the provisions of the tax-qualified pension plans described above (the “Qualified Plans”). However, the Restoration Plan takes into consideration earnings above the annual IRS earnings limit and provides a nonqualified benefit to those participants based on those earnings in excess of the IRS limit or the Section 415 benefit limits.

2009 NONQUALIFIED DEFERRED COMPENSATION

The following table provides information regarding contributions, earnings and balances for our named executive officers under the L-3 Deferred Compensation Plans and the MPRI Long Term Deferred Incentive Plan.

	Executive		Aggregate
	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance at
	Last Fiscal Year(1)	in Last Fiscal Year(2)	Distributions	Last Fiscal Year End
Name	($)	($)	($)	($)

Michael T. Strianese	—	—	—	—
Ralph G. D’Ambrosio	—	—	—	—
Curtis Brunson	378,938	71,789	—	2,329,843
James W. Dunn	—	—	—	—
Carl E. Vuono	888,138	142,353	2,118,957	16,195,645

(1)	The amounts in this column are included in the Salary and Bonus columns of the Summary Compensation Table on page 50.

(2)	Aggregate earnings in the last fiscal year are based on the prime interest rate.

For a further discussion of the L-3 Deferred Compensation Plans, see Compensation Discussion and Analysis — Other Pay Elements — Deferred Compensation on page 46.

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL
OR TERMINATION OF EMPLOYMENT

Change in Control Severance Plan

Our Board of Directors previously approved a Change in Control Severance Plan for executive officers and other corporate employees. The Board of Directors based its approval on the recommendation of the Compensation Committee, which was composed solely of independent directors. The Compensation Committee’s recommendation was based, in part, on consultations with Mercer, its outside compensation consultant that reports directly to the Compensation Committee, and was not in anticipation of, or in response to, any particular transaction or process.

Under this plan, executive officers and other corporate employees will be entitled to severance benefits if their employment is terminated in connection with or following a change in control of L-3. The material terms of the program with respect to our named executive officers are as follows:

Protection Period	Two years following the occurrence of a change in control. In addition, the program covers terminations that become effective prior to the occurrence of a change in control if such termination occurs (1) upon the request of the acquirer or (2) otherwise in anticipation of the change in control.

Payout Requirements	Severance payments are required following termination by us without cause or termination by the executive for good reason during the protection period.

Severance Benefits	Lump sum payment equal to a multiple of annual salary and three-year average bonus:

• Chief Executive Officer, Chief Financial Officer, General Counsel and Executive Vice Presidents — three times

• Senior Vice Presidents and Group Presidents — two and a half times

Bonus for Year of Change in Control/Termination	Pro rata bonus based on number of months worked in the year of termination and three year average bonus (or actual, if performance is determinable at the time of termination).

Benefits/Perquisites Continuation	Continuation of medical and life insurance benefits at the same cost to the executive, or cash equal to any increased premiums, for the same period as the severance multiple.

Restrictive Covenants	Non-compete and non-solicit covenants for one-year period following termination of employment.

Amendment and Termination of the Plan	Prior to the occurrence of a change in control, the Compensation Committee may amend or terminate the program at any time upon 90 days written notice.

Effect of Change in Control or Termination of Employment Upon Equity Awards

The following table summarizes the effect of the following events upon outstanding equity awards issued to our named executive officers.

				Termination	Termination
Equity	Change in	Death /	Qualified	by Company	by Company
Award Type	Control	Disability	Retirement(1)	for Cause	without Cause	Resignation
Stock Options	Immediate vesting of full award.	Immediate vesting of full award.	Unvested options are forfeited.	Forfeiture of full award.	Unvested options are forfeited.	Unvested options are forfeited.

Restricted Stock Units	Immediate vesting of full award.	Immediate vesting of full award.	No immediate effect. Vesting continues as if the executive remained an employee.	Forfeiture of full award.	Forfeiture of full award.	Forfeiture of full award.

Performance Units	Immediate payment based on Target level of performance, prorated to reflect reduced service period.(2)	Forfeiture of prorated portion of award to reflect reduced service period. Payment level for the remaining units is based on actual performance for the full performance period.	Forfeiture of prorated portion of award to reflect reduced service period. Payment level for the remaining units is based on actual performance for the full performance period.	Forfeiture of full award.	Forfeiture of prorated portion of award to reflect reduced service period. Payment level for the remaining units is based on actual performance for the full performance period.	Forfeiture of full award.

(1)	Qualified Retirement is defined as a termination of employment that satisfies all of the following: (i) the executive terminates employment more than one year after the grant date of the applicable equity award, (ii) the executive terminates employment on or after attaining age 65 and completing at least five years of service (which must be continuous through the date of termination except for a single break in service that does not exceed one year in length), (iii) the executive is not subject to termination for cause by the Company at the time of the employee’s termination and (iv) the executive is available for consultation following the termination of employment at the reasonable request of the Company.

(2)	In connection with a change in control, the Compensation Committee has the discretion to increase this payment (but not above the benefit payable for the Maximum level of performance achievement) to the extent (if any) that the Compensation Committee is able to assess that the Company’s progress towards achievement of the applicable performance measures, at or prior to the change in control, exceeds the Target performance level requirement as adjusted to reflect the reduced service period.

Payments Upon Change in Control or Termination of Employment

The following table quantifies the payments under our severance arrangements, equity compensation plans and the Restoration Plan that would be made assuming that a change in control, death or disability occurred on December 31, 2009. Payments under other plans do not change as a result of a change in control or termination of employment, and quantification of those payments are found elsewhere in this Proxy Statement under 2009 Pension Benefits on pages 57-60 and 2009 Nonqualified Deferred Compensation on page 61 or are paid under plans available generally to salaried employees that do not discriminate in scope, terms or operation in favor of executive officers.

	Change in Control	Death/Disability
Named Executive Officer	($)	($)

Michael T. Strianese
Severance(1)(2)	13,752,693	—
Medical Benefits(1)(3)	25,085	—
Life Insurance Premiums(1)	15,581	—
Outplacement Benefits(1)(4)	18,000	—
Acceleration of Stock Options(5)(6)	3,163,274	3,163,274
Acceleration of Restricted Stock Units(7)(8)	6,775,231	6,775,231
Acceleration of Performance Units(9)(10)	1,960,409	—
Restoration Plan(11)	813,849	—	(11)

TOTAL	26,524,122	9,938,505

Ralph G. D’Ambrosio
Severance(1)(2)	4,016,269	—
Medical Benefits(1)(3)	71,952	—
Life Insurance Premiums(1)	15,389	—
Outplacement Benefits(1)(4)	18,000	—
Acceleration of Stock Options(5)(6)	469,968	469,968
Acceleration of Restricted Stock Units(7)(8)	995,143	995,143
Acceleration of Performance Units(9)(10)	287,092	—
Restoration Plan(11)	97,854	—	(11)

TOTAL	5,971,667	1,465,111

Curtis Brunson
Severance(1)(2)	4,063,538	—
Medical Benefits(1)(3)	47,734	—
Life Insurance Premiums(1)	15,581	—
Outplacement Benefits(1)(4)	18,000	—
Acceleration of Stock Options(5)(6)	506,120	506,120
Acceleration of Restricted Stock Units(7)(8)	1,004,446	1,004,446
Acceleration of Performance Units(9)(10)	294,187	—
Restoration Plan(11)	119,210	—	(11)

TOTAL	6,068,816	1,510,566

	Change in Control	Death/Disability
Named Executive Officer	($)	($)

James W. Dunn
Severance(1)(2)	3,965,322	—
Medical Benefits(1)(3)	39,779	—
Life Insurance Premiums(1)	9,077	—
Outplacement Benefits(1)(4)	18,000	—
Acceleration of Stock Options(5)(6)	433,817	433,817
Acceleration of Restricted Stock Units(7)(8)	932,626	932,626
Acceleration of Performance Units(9)(10)	263,737	—
Restoration Plan(11)	183,196	—	(11)

TOTAL	5,845,554	1,366,443

Carl E. Vuono
Severance(1)(2)	4,254,262	—
Medical Benefits(1)(3)	18,944	—
Life Insurance Premiums(1)	1,563	—
Outplacement Benefits(1)(4)	18,000	—
Acceleration of Stock Options(5)(6)	361,514	361,514
Acceleration of Restricted Stock Units(7)(8)	887,933	887,933
Acceleration of Performance Units(9)(10)	249,564	—
Restoration Plan(12)	—	—

TOTAL	5,791,780	1,249,447

(1)	Severance, medical benefits, life insurance premiums and outplacement benefits in connection with a change in control are payable only if the named executive officer (a) is involuntarily terminated (other than for cause, death or disability) in anticipation of, or during the two-year period following, the change in control or (b) voluntarily terminates employment for good reason during the two-year period following the change in control. For purposes of calculating the amount of these benefits in connection with a change in control, we assumed that such a termination of employment occurred on December 31, 2009. Receipt of these benefits is conditioned upon the named executive officer’s execution of an agreement with the Company containing confidentiality, 12-month non-competition and 12-month non-solicitation covenants and a customary release of all claims against the Company. For a further discussion, see Potential Payments Upon Change in Control or Termination of Employment — Change in Control Severance Plan on page 62.

(2)	As discussed in Potential Payments Upon Change in Control or Termination of Employment — Change in Control Severance Plan on page 62, the change in control severance amount for each named executive officer is a multiple of base salary and average annual bonus for the three years prior to the year of termination, plus unpaid bonus for the current year earned through the termination date. In the event that the severance payment, when aggregated with all other change in control payments, would subject the named executive officer to an excise tax under IRS regulations, then the severance payment will be reduced to the highest amount for which no excise tax would be due, only if the reduced amount is greater than the unreduced amount net of the excise tax.

(3)	Medical benefits are based on a multiple of the premiums paid by the Company in 2009 to provide the named executive officer (and the named executive officer’s spouse and dependants, as applicable) with medical benefits, including a $10,000 annual executive reimbursement benefit.

(4)	Under our Change in Control Severance Plan, a named executive officer is entitled to reasonable outplacement services from a provider selected by the executive and paid for by the Company. The amount disclosed represents the Company’s reasonable estimate of the cost to provide this benefit.

(5)	The value attributable to the acceleration of unvested stock options is based upon the number of unvested stock options multiplied by the difference between the closing price of our Common Stock on December 31, 2009 ($86.95) and the per share exercise price of the option.

(6)	As disclosed above, in the event of any termination of employment other than death or disability, unvested stock option awards (or all stock option awards, in the case of a termination for cause) are forfeited. Accordingly, stock option awards are not quantified in the table above with respect to any termination of employment event other than death or disability.

(7)	The value attributable to the acceleration of unvested restricted stock units is based upon the number of unvested restricted stock units multiplied by the closing price of our Common Stock on December 31, 2009 ($86.95).

(8)	As disclosed above, in the event of the named executive officer’s qualified retirement, the restricted stock units are not converted into shares of Common Stock until the end of the original vesting period. In the event of any other termination of employment other than death or disability, the restricted stock units are forfeited. Accordingly, the restricted stock units are not quantified in the table above with respect to any termination of employment event other than death or disability.

(9)	The value attributable to the acceleration of performance units is based upon the prorated number of shares issuable (or payable in cash) assuming a Target level of performance achievement multiplied by the closing price of our Common Stock on December 31, 2009 ($86.95). As disclosed above, the Compensation Committee has the discretion to increase the number of shares issuable or payable up to the prorated number of shares issuable or payable assuming the Maximum level of performance achievement based on the Compensation Committee’s assessment of the Company’s progress towards achievement of the applicable performance measures at or prior to the change in control.

(10)	As disclosed above, in the event of the named executive officer’s death, disability, qualified retirement or termination by the Company without cause, a prorated portion of the performance units are forfeited, and the remaining performance units are not paid until the end of the original performance period based on actual performance for the full performance period. In the event of any other termination of employment, the performance units are forfeited. Accordingly, the performance units are not quantified in the table above with respect to any termination of employment event.

(11)	The Restoration Plan pays benefits in a lump sum upon a change in control, and in an annuity following the later of (a) the named executive officer’s earliest retirement date under the applicable Qualified Plan or (b) the date of the named executive officer’s termination of employment (subject to a potential six-month delay to comply with Section 409A of the Code). ERISA regulations for Qualified Plans require that an interest rate different than the rate used for financial reporting purposes be used to determine benefits paid out in lump sum. The Restoration Plan uses lump sum factors under Section 417(e) of the Code as defined in the applicable Qualified Plan, resulting in an enhanced benefit received upon a change in control compared to the benefits received following a voluntary termination, normal retirement, or involuntary not-for-cause termination. The amounts disclosed represent the enhancement received upon a change in control. In the case of any other termination, no enhanced benefit is received under the Restoration Plan and, accordingly, no amounts relating to payments under the Restoration Plan in the case of such terminations are included in the table above. In the event of a termination for cause, all benefits under the Restoration Plan are forfeited. For a further discussion, see the 2009 Pension Benefits table included in this proxy statement on page 57.

(12)	Mr. Vuono does not participate in the Restoration Plan.

COMPENSATION OF DIRECTORS

L-3’s compensation program for non-employee directors (the “Director Compensation Program”) is determined by our Board of Directors. The objectives of the program are to attract and retain highly qualified directors, and to compensate them in a manner that closely aligns their interests with those of our stockholders. Directors who are also employees of L-3 do not receive compensation for their services as directors.

Pursuant to its Charter, the Compensation Committee is responsible for periodically reviewing and making recommendations to our Board of Directors with respect to director compensation. The Compensation Committee’s practice is to review the appropriateness of the components, amounts and forms of compensation provided to directors every two years.

In June 2008, the Compensation Committee conducted its biennial review and recommended changes to the Director Compensation Program, which were approved by our Board of Directors on July 8, 2008. The Compensation Committee’s recommendation was based, in part, upon a market assessment conducted by Mercer, its outside compensation consultant that reports directly to the Compensation Committee, including the director pay levels and practices of L-3’s peer group.

The following table provides information concerning the Director Compensation Program for 2009.

Compensation Type	Compensation Rates

Annual Board Member Retainer(1)	$100,000
Annual Board Member Equity Award(2)	$100,000
Annual Audit Committee Chairperson Retainer(1)	$30,000
Annual Compensation Committee Chairperson Retainer(1)	$10,000
Annual Nominating/Corporate Governance Committee Chairperson Retainer(1)	$10,000
Annual Audit Committee Member Retainer(1)	$20,000

(1)	Annual retainers are payable quarterly in arrears on the date of the quarterly in-person meeting of the Board of Directors held in February, April, July and October of each year. In 2009, these meetings were held on February 5, April 28, July 14 and October 6.

(2)	Each non-employee director is entitled to receive, on the date of the annual stockholders meeting, an award of restricted stock units having a grant date fair value of $100,000. The restricted stock units vest approximately one year after the grant date, subject to acceleration in the event of death, permanent disability or a change in control. Regardless of vesting, the restricted stock units will not be converted into shares until the earlier of: (a) the date on which the recipient ceases to be a director or (b) a change in control that satisfies certain requirements set forth in Section 409A of the Code. Dividend equivalents are payable in the form of additional restricted stock units.

With respect to the compensation described above (other than the annual equity award), each non-employee director may elect to receive all such compensation in cash, our Common Stock or a combination thereof.

2009 DIRECTOR COMPENSATION

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our non-employee directors for services rendered to us during the fiscal year ended December 31, 2009.

	Fees Earned or	Stock
	Paid in Cash(1)	Awards(2)	Total
Name	($)	($)	($)

Claude R. Canizares	120,000	101,340	221,340
Peter A. Cohen(3)	55,000	—	55,000
Thomas A. Corcoran	130,000	101,340	231,340
Lewis Kramer(4)	30,000	75,748	105,748
Robert B. Millard	105,000	101,340	206,340
John M. Shalikashvili	100,000	101,340	201,340
Arthur L. Simon	120,000	101,340	221,340
Alan H. Washkowitz	110,000	101,340	211,340
John P. White	89,600	101,340	190,940

(1)	Includes fees with respect to which directors elected to receive payment in shares of our Common Stock, valued at the closing price on the date the director would have otherwise been issued a check for such payment. In 2009, Messrs. Cohen and Millard elected to receive payments in shares of our Common Stock with respect to fees totaling $55,000 and $105,000, respectively.

(2)	Represents the grant date fair value based on L-3 Holdings’ closing stock price at the date of grant calculated in accordance with the accounting standards for the share-based compensation (excluding the effect of estimated forfeitures) with respect to restricted stock units. Includes dividend equivalents of $1,340 (or $748 in the case of Mr. Kramer) paid in the form of additional restricted stock units.

(3)	Mr. Cohen did not stand for re-election to the Board of Directors.

(4)	Mr. Kramer was elected to our Board of Directors on July 14, 2009.

The following table provides a summary of the aggregate number of stock option awards and restricted stock unit awards outstanding for each of our non-employee Directors as of December 31, 2009.

	Outstanding
	Options	Restricted
	(vested and	Stock Unit
Name	unvested)	Awards

Claude R. Canizares	13,550	1,334
Peter A. Cohen	8,550	—
Thomas A. Corcoran	29,050	1,334
Lewis Kramer	—	1,028
Robert B. Millard	26,050	1,334
John M. Shalikashvili	15,050	1,334
Arthur L. Simon	25,050	1,334
Alan H. Washkowitz	26,050	1,334
John P. White	11,050	1,334

The Board of Directors has also established a company stock ownership guideline of three times the annual retainer amount (i.e., $300,000) for each non-employee director. The guideline is currently in effect, but each current or future director has until the later of July 11, 2010 or five years after the date such director is elected to the Board of Directors to achieve the minimum level of ownership. Directors whose ownership is below or falls below the guideline after that time will receive all retainers and meeting fees in shares of our Common Stock that cannot be sold until the guideline requirement is satisfied.

“Stock ownership” is defined to include 100% of shares of Common Stock held outright; unvested restricted stock units; and 50% of the value of vested, “in-the-money” stock options.

REPORT OF THE AUDIT COMMITTEE

The directors who serve on the Audit Committee are all “independent” in accordance with the NYSE listing standards and the applicable SEC rules and regulations. During 2009, the Audit Committee fulfilled all of its responsibilities under its charter that was effective during 2009. As part of the Company’s governance practices, the Audit Committee reviews its charter on an annual basis and, when appropriate, recommends to the Board of Directors changes to its charter. The Audit Committee charter can be obtained through our website at: http://www.L-3com.com.

We have reviewed and discussed with management and our independent registered public accountant, PricewaterhouseCoopers LLP, the Company’s Annual Report on Form 10-K, which includes the Company’s audited consolidated financial statements for the year ended December 31, 2009.

We have discussed with PricewaterhouseCoopers LLP, the matters required to be discussed by the Sarbanes-Oxley Act of 2002 and Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP, required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and have discussed with PricewaterhouseCoopers LLP their independence from the Company and management.

Based on the activities referred to above, we recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission. The Board approved our recommendations.

During 2009, Thomas A. Corcoran (Chairman), Professor Claude R. Canizares, Arthur L. Simon and Lewis Kramer (beginning on July 14, 2009) served as members of the Audit Committee.

Thomas A. Corcoran (Chairman)
Claude R. Canizares
Lewis Kramer
Arthur L. Simon

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

For services rendered in 2009 and 2008 by PricewaterhouseCoopers LLP, our independent registered public accounting firm, we incurred the following fees:

	Year
	2009	2008

Audit Fees(1)	$13,616,000	$13,172,000
Audit-Related Fees(2)	2,370,000	2,089,000
Tax Fees(3)	4,450,000	3,869,000
All Other Fees	—	—

(1)	Represents fees incurred for the annual audits of the consolidated financial statements and internal control over financial reporting, quarterly reviews of interim financial statements and statutory audits of foreign subsidiaries.

(2)	Represents fees incurred for employee benefit plan audits, which include fees paid by both the Company and the employee benefit plans as provided for by the plans’ document, for due diligence services pertaining to business combinations and financial information systems implementation reviews.

(3)	Represents fees incurred for U.S. and foreign income tax compliance, acquisition related tax services, expatriate tax services and state tax planning services.

The Audit Committee has considered and determined that the provision of the services covered under the captions “Audit-Related Fees,” “Tax Fees” and “All Other Fees” is compatible with maintaining the registered public accounting firm’s independence.

In accordance with its charter, the Audit Committee has established pre-approval policies with respect to annual audit, other audit and audit related services and permitted non-audit services to be provided by our independent registered public accounting firm and related fees. The Audit Committee has pre-approved detailed, specific services. Fees related to the annual audits of our consolidated financial statements, including the Section 404 attestation, are specifically approved by the Audit Committee on an annual basis. All fees for pre-approved other audit and audit related services are pre-approved annually or more frequently, if required, up to a maximum amount equal to 50% of the annual audit fee. All fees for pre-approved permitted non-audit services are pre-approved annually or more frequently, if required, up to a maximum amount equal to 50% of the fees for audit and audit related services as reported in our most recently filed proxy statement with the SEC. The Audit Committee also pre-approves any proposed engagement to provide services not included in the approved list of audit and permitted non-audit services and for fees in excess of amounts previously pre-approved. The Audit Committee chairman or another designated committee member may approve these services and related fees and expenses on behalf of the Audit Committee, provided that such approval is reported to the Audit Committee at the next regularly scheduled meeting.

All of the services covered under the captions “Audit Fees,” and “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were pre-approved by the Audit Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the individuals who served on our Compensation Committee during the 2009 fiscal year has served us or any of our subsidiaries as an officer or employee. In addition, none of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity which has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors has adopted a written policy and written procedures for the review, approval and monitoring of transactions involving L-3 and “related persons.” For the purposes of the policy, “related persons” include executive officers, directors and director nominees or their immediate family members, or stockholders owning five percent or greater of our outstanding Common Stock.

The related person transaction policy requires:

•	that any transaction in which a related person has a material direct or indirect interest and which exceeds $120,000, such transaction referred to as a “related person” transaction, and any material amendment or modification to a related person transaction, be reviewed and approved or ratified by any committee of the Board of Directors composed solely of independent directors who are disinterested or by the disinterested members of the Board of Directors; and

•	that any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Compensation Committee of the Board of Directors or recommended by the Compensation Committee to the Board of Directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

•	management must disclose to the Compensation Committee or disinterested directors, as applicable, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•	management must advise the Compensation Committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•	management must advise the Compensation Committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our SEC filings. To the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with SEC rules; and

•	management must advise the Compensation Committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the Compensation Committee, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, NYSE and the Code.

During 2009, we did not enter into any transactions with related persons that required review and approval under the Board of Directors’ related person transaction policy.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based on our records and other information, we believe that all Section 16(a) forms required to be filed were filed on a timely basis and in compliance with the requirements of Section 16(a) with the exception of a Form 4 filing on behalf of Robert B. Millard that was filed one day late.

GENERAL AND OTHER MATTERS

At the date of this proxy statement, we know of no business that will be brought before the Annual Meeting other than the matters set forth above. However, if any further business properly comes before the Annual Meeting or any adjournments or postponements of the Annual Meeting, the persons named as proxies in the accompanying proxy will vote them in accordance with their discretion and judgment on such matters.

We have provided each stockholder whose proxy is being solicited hereby access to a copy of our Summary Annual Report and our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2009. Written requests for additional copies should be directed to: Corporate Communications, L-3 Communications Holdings, Inc., 600 Third Avenue, New York, New York 10016.

Please vote over the Internet or telephone, or (if you received a paper copy of the Proxy Materials) complete, date, sign and promptly mail the paper proxy card in the reply envelope accompanying the Proxy Materials sent to you. No postage is required if returned in the envelope provided, and mailed in the United States.

By Order of the Board of Directors,

Steven M. Post
Senior Vice President, General Counsel and
Corporate Secretary

New York, New York
March 15, 2010

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website, www.L-3com.com, and click on “SEC Filings” under the “Investor Relations” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2009, including financial statements and schedules thereto, are also available without charge to stockholders upon written request addressed to:

Corporate Secretary
L-3 Communications Holdings, Inc.
600 Third Avenue
New York, New York 10016

EXHIBIT A

L-3 COMMUNICATIONS HOLDINGS, INC.

AMENDED AND RESTATED
2008 LONG TERM PERFORMANCE PLAN

L-3 COMMUNICATIONS HOLDINGS, INC.
AMENDED AND RESTATED
2008 LONG TERM PERFORMANCE PLAN

SECTION 1.  Purpose.

The purpose of this Plan is to benefit the Corporation’s stockholders by encouraging high levels of performance by individuals who contribute to the success of the Corporation and its Subsidiaries and to enable the Corporation and its Subsidiaries to attract, motivate, retain and reward talented and experienced individuals. This purpose is to be accomplished by providing eligible individuals with an opportunity to obtain or increase a proprietary interest in the Corporation and/or by providing eligible individuals with additional incentives to join or remain with the Corporation and its Subsidiaries.

SECTION 2.  Definitions; Rules of Construction.

(a) Defined Terms.  The terms defined in this Section shall have the following meanings for purposes of this Plan:

“Award” means an award granted pursuant to Section 4.

“Award Agreement” means an agreement described in Section 6 by the Corporation for the benefit of a Participant, setting forth (or incorporating by reference) the terms and conditions of an Award granted to a Participant.

“Beneficiary” means a person or persons (including a trust or trusts) validly designated by a Participant or, in the absence of a valid designation, entitled by will or the laws of descent and distribution, to receive the benefits specified in the Award Agreement and under this Plan in the event of a Participant’s death.

“Board of Directors” or “Board” means the Board of Directors of the Corporation.

“Change in Control” means change in control as defined in Section 7(c).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Committee described in Section 8(a).

“Corporation” means L-3 Communications Holdings, Inc.

“Employee” means any person, including an officer (whether or not also a director) in the regular full-time employment of the Corporation or any of its Subsidiaries who, in the opinion of the Committee is, or is expected to be, primarily responsible for the management, growth or protection of some part or all of the business of the Corporation or any of its Subsidiaries, but excludes, in the case of an Incentive Stock Option, an Employee of any Subsidiary that is not a “subsidiary corporation” of the Corporation as defined in Code Section 424(f).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Executive Officer” means executive officer as defined in Rule 3b-7 under the Exchange Act. If the Board has designated the executive officers of the Corporation for purposes of reporting under the Exchange Act, the designation shall be conclusive for purposes of this Plan.

“Fair Market Value” means the closing price of the relevant security as reported on the composite tape of New York Stock Exchange issues (or if, at the date of determination, the security is not so listed or if the principal market on which it is traded is not the New York Stock Exchange, such other reporting system as shall be selected by the Committee) on the relevant date, or, if no sale of the security is reported for that date, the next preceding day for which there is a reported sale. The Committee shall determine the Fair Market Value of any security that is not publicly traded, using criteria as it shall determine, in its sole direction, to be appropriate for the valuation.

“Insider” means any person who is subject to Section 16(b) of the Exchange Act.

“Minimum Ownership Stock” means any Award of shares of Stock of the Corporation that are issued, in accordance with Section 4(a)(5), in lieu of cash compensation in order to satisfy applicable stock ownership guidelines from time to time in effect.

“Option” means a Nonqualified Stock Option or an Incentive Stock Option as described in Section 4(a)(1) or (2).

“Participant” means a person who is granted an Award, pursuant to this Plan, that remains outstanding.

“Performance-Based Awards” is defined in Section 4(b).

“Performance Goals” means any combination of one or more of the following criteria: cash flow, earnings per share, return on equity, return on invested capital, total stockholder return or any other performance goal that the Committee in its sole discretion establishes in accordance with the requirements of Section 162(m) of the Code for which applicable shareholder approval requirements are met. Performance Goals may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time.

“Rule 16b-3” means Rule 16b-3 under Section 16 of the Exchange Act, as amended from time to time.

“Share Units” means the number of units under an Award (or portion thereof) that is payable solely in cash or is actually paid in cash, determined by reference to the number of shares of Stock by which the Award (or portion thereof) is measured.

“Stock” means shares of Common Stock of the Corporation, par value $0.01 per share, subject to adjustments made under Section 7 or by operation of law.

“Subsidiary” means, as to any person, any corporation, association, partnership, joint venture or other business entity of which 50% or more of the voting stock or other equity interests (in the case of entities other than corporations), is owned or controlled (directly or indirectly) by that entity, or by one or more of the Subsidiaries of that entity, or by a combination thereof.

(b) Rules of Construction.  For purposes of this Plan and the Award Agreements, unless otherwise expressly provided or the context otherwise requires, the terms defined in this Plan include the plural and the singular, and pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms.

SECTION 3.  Eligibility.

Any one or more Awards may be granted to any Employee, or any non-Employee who provides services to or on behalf of the Corporation or any of its Subsidiaries, who is designated by the Committee to receive an Award.

SECTION 4.  Awards.

(a) Type of Awards.  The Committee may from time to time grant any of the following types of Awards, either singly, in tandem or in combination with other Awards:

(1) Nonqualified Stock Options.  A Nonqualified Stock Option is an Award in the form of an option to purchase Stock that is not intended to comply with the requirements of

Code Section 422. The exercise price of each Nonqualified Stock Option granted under this Plan shall not be less than the Fair Market Value of the Stock on the date that the Option is granted.

(2) Incentive Stock Options.  An Incentive Stock Option is an Award in the form of an option to purchase Stock that is intended to comply with the requirements of Code Section 422 or any successor section thereof. The exercise price of each Incentive Stock Option granted under this Plan shall not be less than the Fair Market Value of the Stock on the date the Option is granted. If a Participant on the date an Incentive Stock Option is granted owns, directly or indirectly within the meaning of Code Section 424(d), stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation, the exercise price per share of the Incentive Stock Option shall not be less than one hundred and ten percent (110%) of the Fair Market Value per share of the Stock at the time of grant, and such Incentive Stock Option shall not be exercisable after the expiration of five (5) years from the date such Incentive Stock Option is granted. To the extent that the aggregate Fair Market Value of Stock with respect to which one or more incentive stock options first become exercisable by a Participant in any calendar year exceeds $100,000, taking into account both Stock subject to Incentive Stock Options under this Plan and stock subject to incentive stock options under all other plans of the Corporation or of other entities referenced in Code Section 422(d)(1), the options shall be treated as Nonqualified Stock Options. For this purpose, the Fair Market Value of the Stock subject to options shall be determined as of the date the Options were granted.

(3) Stock Appreciation Rights.  A Stock Appreciation Right is an Award in the form of a right to receive, upon surrender of the right, but without other payment, an amount based on the appreciation in the value of the Stock or the Option over a base price established in the Award, payable in cash, Stock or such other form or combination of forms of payout, at times and upon conditions (which may include a Change in Control), as may be approved by the Committee. The minimum base price of a Stock Appreciation Right granted under this Plan shall not be less than the Fair Market Value of the underlying Stock on the date the Stock Appreciation Right is granted.

(4) Restricted Stock.  Restricted Stock is an Award of issued shares of Stock of the Corporation (other than Minimum Ownership Stock) that are subject to restrictions on transfer and/or such other restrictions on incidents of ownership as the Committee may determine.

(5) Other Share-Based Awards.  The Committee may from time to time grant Awards under this Plan that provide the Participants with Stock or the right to purchase Stock, or provide other incentive Awards (including, but not limited to, Minimum Ownership Stock, phantom stock or units, performance stock or units, bonus stock, dividend equivalent units, or similar securities or rights) that have a value derived from the value of, or an exercise or conversion privilege at a price related to, or that are otherwise payable in shares of Stock. The Awards shall be in a form determined by the Committee, provided that the Awards shall not be inconsistent with the other express terms of this Plan applicable to such Awards.

(b) Special Performance-Based Awards.  Without limiting the generality of the foregoing, any of the type of Awards listed in Section 4(a) may be granted as awards that satisfy the requirements for “performance-based compensation” within the meaning of Code Section 162(m) (“Performance-Based Awards”), the grant, vesting, exercisability or payment of which may depend on the degree of achievement of the Performance Goals relative to preestablished targeted levels for the Corporation or any of its Subsidiaries, divisions or other business units. Performance-Based Awards shall be subject to the requirements of clauses (1) through (7) below, except that notwithstanding anything contained in this Section 4(b) to the contrary, any Option or Stock Appreciation Right intended to qualify as a Performance-Based Award shall not be subject to the requirements of clauses (2), (4), (5) and (6) below (with such Awards hereinafter referred to as a “Qualifying Option” or a “Qualifying Stock Appreciation Right”, respectively). An Award that is intended to satisfy the requirements of this Section 4(b) shall be designated as a Performance-Based Award at the time of grant.

(1) Eligible Class.  The eligible class of persons for Awards under this Section 4(b) shall be all Employees.

(2) Performance Goals.  The performance goals for any Awards under this Section 4(b) (other than Qualifying Options and Qualifying Stock Appreciation Rights) shall be, on an absolute or relative basis, one or more of the Performance Goals. The specific performance target(s) with respect to Performance Goal(s) must be established by the Committee in advance of the deadlines applicable under Code Section 162(m) and while the performance relating to the Performance Goal(s) remains substantially uncertain.

(3) Individual Limits.  The maximum number of shares of Stock or Share Units that are issuable under Options, Stock Appreciation Rights, Restricted Stock or other Awards (described under Section 4(a)(5)) that are granted as Performance-Based Awards to any Participant shall not exceed five percent of the total shares outstanding of the Corporation during the life of the Plan, either individually or in the aggregate, subject to adjustment as provided in Section 7. The maximum number of shares of Stock and Share Units issuable or payable pursuant to all Performance-Based Awards (including Qualifying Options and Qualifying Stock Appreciation Rights) granted during a calendar year to any Employee shall be 500,000, subject to adjustment as provided in Section 7. Awards that are cancelled during the year shall be counted against these limits to the extent required by Code Section 162(m).

(4) Committee Certification.  Before any Performance-Based Award under this Section 4(b) (other than Qualifying Options and Qualifying Stock Appreciation Rights) is paid, the Committee must certify in writing (by resolution or otherwise) that the applicable Performance Goal(s) and any other material terms of the Performance-Based Award were satisfied; provided, however, that a Performance-Based Award may be paid without regard to the satisfaction of the applicable Performance Goal in the event of the Participant’s death or permanent disability or in the event of a Change in Control as provided in Section 7(b).

(5) Terms and Conditions of Awards.  Committee Discretion to Reduce Performance Awards. The Committee shall have discretion to determine the conditions, restrictions or other limitations, in accordance with the terms of this Plan and Code Section 162(m), on the payment of individual Performance-Based Awards under this Section 4(b). To the extent set forth in an Award Agreement, the Committee may reserve the right to reduce the amount payable in accordance with any standards or on any other basis (including the Committee’s discretion), as the Committee may impose.

(6) Adjustments for Material Changes.  To the extent set forth in an Award Agreement, in the event of (i) a change in corporate capitalization, a corporate transaction or a complete or partial corporate liquidation, or (ii) any extraordinary gain or loss or other event that is treated for accounting purposes as an extraordinary item under generally accepted accounting principles, or (iii) any material change in accounting policies or practices affecting the Corporation and/or the Performance Goals or targets, the Committee shall make adjustments to the Performance Goals and/or targets, applied as of the date of the event, and based solely on objective criteria, so as to neutralize, in the Committee’s judgment, the effect of the event on the applicable Performance-Based Award.

(7) Interpretation.  Except as specifically provided in this Section 4(b), the provisions of this Section 4(b) shall be interpreted and administered by the Committee in a manner consistent with the requirements for exemption of Performance-Based Awards granted to

Executive Officers as “performance-based compensation” under Code Section 162(m) and regulations and other interpretations issued by the Internal Revenue Service thereunder.

SECTION 5.  Shares of Stock and Share Units Available Under Plan.

(a) Aggregate Limits on Shares and Share Units.  (i) Subject to Section 5(b), the maximum number of shares of Stock that may be issued pursuant to all Awards under the Plan is 12,220,667, (ii) the maximum number of such shares of Stock that may be issued pursuant to all Awards of Incentive Stock Options is 3,000,000, and (iii) the maximum number of shares of Stock and Share Units that may be issuable or payable pursuant to all Awards granted during a calendar year to any Participant shall be 500,000, in each case subject to adjustment as provided in this Section 5 or Section 7.

(b) Share Usage for Full Value Awards.  Solely for purposes of calculating the number of shares of Stock available for issuance pursuant to Section 5(a)(i), each share of Stock that may be issued pursuant to Awards granted on or after March 1, 2010 (other than Awards of Options and Stock Appreciation Rights) shall be counted as 2.6 shares.

(c) Reissue of Shares and Share Units.  Any unexercised, unconverted or undistributed portion of any expired, cancelled, terminated or forfeited Award, or any alternative form of consideration under an Award that is not paid in connection with the settlement of an Award or any portion of an Award, shall again be available for Awards under Sections 5(a) and (b), as applicable, whether or not the Participant has received benefits of ownership (such as dividends or dividend equivalents or voting rights) during the period in which the Participant’s ownership was restricted or otherwise not vested. To the extent an Award is settled in cash in lieu of issuing shares of Stock subject thereto, such shares shall be deemed to constitute Share Units (and not shares of Stock issued pursuant to an Award) for purposes of the limits set forth in Sections 5(a) and (b). For the avoidance of doubt, the following shares of Stock shall not become available for reissuance under the Plan: (1) shares tendered by Participants as full or partial payment to the Corporation upon exercise of Options or other Awards granted under the Plan; (2) shares of Stock reserved for issuance upon the grant of Stock Appreciation Rights, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the Stock Appreciation Rights; and (3) shares withheld by, or otherwise remitted to, the Corporation to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on Restricted Stock or the exercise of Options or Stock Appreciation Rights or upon any other payment or issuance of shares under any other Award granted under the Plan.

(d) Interpretive Issues.  Additional rules for determining the number of shares of Stock or Share Units authorized under this Plan may be adopted by the Committee, as it deems necessary or appropriate.

(e) Treasury Shares; No Fractional Shares.  The Stock which may be issued (which term includes Stock reissued or otherwise delivered) pursuant to an Award under this Plan may be treasury or authorized but unissued Stock or Stock acquired, subsequently or in anticipation of a transaction under this Plan, in the open market or in privately negotiated transactions to satisfy the requirements of this Plan. No fractional shares shall be issued but fractional interests may be accumulated.

(f) Consideration.  The Stock issued under this Plan may be issued (subject to Section 10(d)) for any lawful form of consideration, the value of which equals the par value of the Stock or such greater or lesser value as the Committee, consistent with Sections 10(d) and 4(a)(1), (2) and (3), may require.

(g) Purchase or Exercise Price; Withholding.  The exercise or purchase price (if any) of the Stock issuable pursuant to any Award and any withholding obligation under applicable tax laws shall be paid at or prior to the time of the delivery of such Stock in cash or, subject to the

Committee’s express authorization and the restrictions, conditions and procedures as the Committee may impose, any one or combination of (i) cash, (ii) the delivery of shares of Stock, or (iii) a reduction in the amount of Stock or other amounts otherwise issuable or payable pursuant to such Award. In the case of a payment by the means described in clause (ii) or (iii) above, the Stock to be so delivered or offset shall be determined by reference to the Fair Market Value of the Stock on the date as of which the payment or offset is made.

(h) Cashless Exercise.  The Committee may also permit the exercise of the Award and payment of any applicable withholding tax in respect of an Award by delivery of written notice, subject to the Corporation’s receipt of a third party payment in full in cash (or in such other form as permitted under Section 5(g)) for the exercise price and the applicable withholding at or prior to the time of issuance of Stock, in the manner and subject to the procedures as may be established by the Committee.

SECTION 6. Award Agreements.

Each Award under this Plan shall be evidenced by an Award Agreement in a form approved by the Committee setting forth the number of shares of Stock or Share Units, as applicable, subject to the Award, and the price (if any) and term of the Award and, in the case of Performance-Based Awards, the applicable Performance Goals, if any. The Award Agreement shall also set forth (or incorporate by reference) other material terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of this Plan.

(a) Incorporated Provisions.  Award Agreements shall be subject to the terms of this Plan and shall be deemed to include the following terms:

(1) Transferability: An Award shall not be assignable nor transferable, except by will or by the laws of descent and distribution, and during the lifetime of a Participant the Award shall be exercised only by such Participant or by his or her guardian or legal representative, except that Awards, other than Incentive Stock Options, may be transferred to and thereafter exercised by a family member or family members of a Participant, or transferred to an irrevocable trust or trusts (or other similar estate planning entity or entities) established for the benefit of a Participant and/or one or more of the Participant’s family members, during the Participant’s lifetime. The designation of a Beneficiary hereunder shall not constitute a transfer prohibited by the foregoing provisions.

(2) Rights as Stockholder: A Participant shall have no rights as a holder of Stock with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of these securities. Except as provided in Section 7, no adjustment or other provision shall be made for dividends or other stockholder rights, except to the extent that the Award Agreement provides for dividend equivalents or similar economic benefits.

(3) Withholding: The Participant shall be responsible for payment of any taxes or similar charges required by law to be withheld from an Award or an amount paid in satisfaction of an Award and these obligations shall be paid by the Participant on or prior to the payment of the Award. In the case of an Award payable in cash, the withholding obligation shall be satisfied by withholding the applicable amount and paying the net amount in cash to the Participant. In the case of an Award paid in shares of Stock, a Participant shall satisfy the withholding obligation as provided in Section 5(g) or Section 5(h).

(4) Option Holding Period: Subject to the authority of the Committee under Section 7, and except as otherwise provided by the Committee or as allowed under Rule 16b-3 of the Exchange Act, a minimum six-month period shall elapse between the date of initial grant of any Option and the sale of the underlying shares of Stock, and the Corporation may impose legend and other restrictions on the Stock issued on exercise of the Options to enforce this requirement; provided, however, that such limitation shall not apply to the extent provided by the Committee on account of the Participant’s death, permanent disability or retirement or in the event of a Change in Control as provided in Section 7(b).

(5) Maximum Term of Awards. No Award that contemplates exercise or conversion may be exercised or converted to any extent, and no other Award that defers vesting, shall remain outstanding and unexercised, unconverted or unvested more than ten years after the date the Award was initially granted.

(b) Other Provisions.  Award Agreements may include other terms and conditions as the Committee shall approve, including but not limited to the following:

(1) Termination of Employment: A provision describing the treatment of an Award in the event of the retirement, disability, death or other termination of a Participant’s employment with or services to the Company, including any provisions relating to the vesting, exercisability, forfeiture or cancellation of the Award in these circumstances, subject, in the case of Performance-Based Awards, to the requirements for “performance-based compensation” under Code Section 162(m).

(2) Vesting; Effect of Termination; Change in Control: Any other terms consistent with the terms of this Plan as are necessary and appropriate to effect the Award to the Participant, including but not limited to the vesting provisions, any requirements for continued employment, any other restrictions or conditions (including performance requirements) of the Award, and the method by which (consistent with Section 7) the restrictions or conditions lapse, and the effect on the Award of a Change in Control. Unless otherwise provided by the Committee in the applicable Award Agreement, (1) the minimum vesting period for Awards of Restricted Stock shall be three years from the date of grant (or one year in the case of Restricted Stock Awards that are Performance-Based Awards) and (2) the vesting period of an Award of Restricted Stock may not be accelerated to a date that is within such minimum vesting period except in the event of the Participant’s death, permanent disability or retirement or in the event of a Change in Control.

(3) Replacement and Substitution: Any provisions permitting or requiring the surrender of outstanding Awards or securities held by the Participant in whole or in part in order to exercise or realize rights under or as a condition precedent to other Awards, or in exchange for the grant of new or amended Awards under similar or different terms; provided, that except in connection with an adjustment contemplated by Section 7, no such provisions of an Award Agreement shall permit a “Repricing” as defined in Section 8(d).

(4) Dividends: Any provisions providing for the payment of dividend equivalents on unissued shares of Stock or unpaid Share Units underlying an Award, on either a current or deferred or contingent basis, and either in cash or in additional shares of Stock; provided that dividend equivalents may not be paid with respect to Awards of Options or Stock Appreciation Rights.

(c) Contract Rights, Forms and Signatures.  Any obligation of the Corporation to any Participant with respect to an Award shall be based solely upon contractual obligations created by this Plan and an Award Agreement. No Award shall be enforceable until the Award Agreement has been signed on behalf of the Corporation by an Executive Officer (other than the recipient) or his or her delegate. By accepting receipt of the Award Agreement, a Participant shall be deemed to have accepted and consented to the terms of this Plan and any action taken in good faith under this Plan by and within the discretion of the Committee, the Board of Directors or their delegates. Unless the Award Agreement otherwise expressly provides, there shall be no third party beneficiaries of the obligations of the Corporation to the Participant under the Award Agreement.

SECTION 7.  Adjustments; Change in Control; Acquisitions.

(a) Adjustments.  If there shall occur any recapitalization, stock split (including a stock split in the form of a stock dividend), reverse stock split, merger, combination, consolidation, or other reorganization or any extraordinary dividend or other extraordinary distribution in respect of the Stock (whether in the form of cash, Stock or other property), or any split-up, spin-off, extraordinary redemption, or exchange of outstanding Stock, or there shall occur any other similar corporate transaction or event in respect of the Stock, or a sale of substantially all the assets of the Corporation as an entirety, then the Committee shall, in the manner and to the extent, if any, as it deems appropriate and equitable to the Participants and consistent with the terms of this Plan, and taking into consideration the effect of the event on the holders of the Stock:

(1) proportionately adjust any or all of:

(A) the number and type of shares of Stock and Share Units which thereafter may be made the subject of Awards (including the specific maxima and numbers of shares of Stock or Share Units set forth elsewhere in this Plan),

(B) the number and type of shares of Stock, other property, Share Units or cash subject to any or all outstanding Awards,

(C) the grant, purchase or exercise price, or conversion ratio of any or all outstanding Awards, or of the Stock, other property or Share Units underlying the Awards,

(D) the securities, cash or other property deliverable upon exercise or conversion of any or all outstanding Awards,

(E) subject to Section 4(b), the performance targets or standards appropriate to any outstanding Performance-Based Awards, or

(F) any other terms as are affected by the event; and/or

(2) provide for:

(A) an appropriate and proportionate cash settlement or distribution, or

(B) the substitution or exchange of any or all outstanding Awards, or the cash, securities or property deliverable on exercise, conversion or vesting of the Awards.

Notwithstanding the foregoing, in the case of an Incentive Stock Option, no adjustment shall be made which would cause this Plan to violate Section 424(a) of the Code or any successor provisions thereto, without the written consent of the Participant adversely affected thereby. The Committee shall act prior to an event described in this paragraph (a) (including at the time of an Award by means of more specific provisions in the Award Agreement) if deemed necessary or appropriate to permit the Participant to realize the benefits intended to be conveyed by an Award in respect of the Stock in the case of an event described in paragraph (a).

(b) Change in Control.  The Committee may, in the Award Agreement, provide for the effect of a Change in Control on an Award. Such provisions may include, but are not limited to any one or more of the following with respect to any or all Awards: (i) the specific consequences of a Change in Control on the Awards; (ii) a reservation of the Committee’s right to determine in its discretion at any time that there shall be full acceleration or no acceleration of benefits under the Awards; (iii) that only certain or limited benefits under the Awards shall be accelerated; (iv) that the Awards shall be accelerated for a limited time only; or (v) that acceleration of the Awards shall be subject to additional conditions precedent (such as a termination of employment following a Change in Control).

In addition to any action required or authorized by the terms of an Award, the Committee may take any other action it deems appropriate to ensure the equitable treatment of Participants in the event of a Change in Control, including but not limited to any one or more of the following with respect to any or all Awards: (i) the acceleration or extension of time periods for purposes of exercising, vesting in, or realizing gain from, the Awards; (ii) the waiver of conditions on the Awards that were imposed for the benefit of the Corporation, (iii) provision for the cash settlement of the Awards for their equivalent cash value, as determined by the Committee, as of the date of the Change in Control; or (iv) such other modification or adjustment to the Awards as the Committee deems appropriate to maintain and protect the rights and interests of Participants upon or following the Change in Control. The Committee also may accord any Participant a right to refuse any acceleration of exercisability, vesting or benefits, whether pursuant to the Award Agreement or otherwise, in such circumstances as the Committee may approve.

Notwithstanding the foregoing provisions of this Section 7(b) or any provision in an Award Agreement to the contrary, if any Award to any Insider is accelerated to a date that is less than six months after the date of the Award, the Committee may prohibit a sale of the underlying Stock (other than a sale by operation or law in exchange for or through conversion into other securities), and the Corporation may impose legend and other restrictions on the Stock to enforce this prohibition.

(c) Change in Control Definition.  For purposes of this Plan, with respect to any Award other than an Award issued pursuant to an Award Agreement that separately defines the term “change in control,” a change in control shall include and be deemed to occur upon the following events:

(1) The acquisition by any person or group (including a group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than the Corporation or any of its Subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a majority of the combined voting power of the Corporation’s then outstanding voting securities, other than by any employee benefit plan maintained by the Corporation;

(2) The sale of all or substantially all of the assets of the Corporation or of L-3 Communications Corporation or any successor thereto;

(3) The election, including the filling of vacancies, during any period of 24 months or less, of 50 percent or more, of the members of the Board, without the approval of Continuing Directors, as constituted at the beginning of such period. “Continuing Directors” shall mean any director of the Company who either (i) is a member of the Board on the date of grant of the relevant Award, or (ii) is nominated for election to the Board by a majority of the Board which is comprised of Directors who were, at the time of such nomination, Continuing Directors; or

(4) In the Committee’s sole discretion on a case-by-case basis and solely with respect to Awards granted to Employees of a Subsidiary of the Corporation, or of a business unit or division of the Corporation or such Subsidiary, (i) the sale of all or substantially all of the assets of such Subsidiary, business unit or division or (ii) the sale (including without limitation by way of merger) of a majority of the combined voting power of such Subsidiary’s then outstanding voting securities.

(d) Business Acquisitions.  Awards may be granted under this Plan on the terms and conditions as the Committee considers appropriate, which may differ from those otherwise required by this Plan to the extent necessary to reflect a substitution for or assumption of stock incentive awards held by employees of other entities who become employees of the Corporation or a Subsidiary as the result of a merger of the employing entity with, or the acquisition of the property or stock of the employing entity by, the Corporation or a Subsidiary, directly or indirectly.

SECTION 8.  Administration.

(a) Committee Authority and Structure.  This Plan and all Awards granted under this Plan shall be administered by the Compensation Committee of the Board or such other committee of the Board or subcommittee of the Compensation Committee as may be designated by the Board and constituted so as to permit this Plan to comply with the disinterested administration requirements of Rule 16b-3 under the Exchange Act and the “outside director” requirement of Code Section 162(m). The members of the Committee shall be designated by the Board. A majority of the members of the Committee (but not fewer than two) shall constitute a quorum. The vote of a majority of a quorum or the unanimous written consent of the Committee shall constitute action by the Committee.

(b) Selection and Grant.  The Committee shall have the authority to determine the individuals (if any) to whom Awards will be granted under this Plan, the type of Award or Awards to be made, and the nature, amount, pricing, timing, and other terms of Awards to be made to any one or more of these individuals, subject to the terms of this Plan.

(c) Construction and Interpretation.  The Committee shall have the power to interpret and administer this Plan and Award Agreements, and to adopt, amend and rescind related rules and procedures. All questions of interpretation and determinations with respect to this Plan, the number of shares of Stock, Stock Appreciation Rights, or units or other Awards granted, and the terms of any Award Agreements, the adjustments required or permitted by Section 7, and other determinations hereunder shall be made by the Committee and its determination shall be final and conclusive upon all parties in interest. In the event of any conflict between an Award Agreement and any non-discretionary provisions of this Plan, the terms of this Plan shall govern.

(d) Express Authority to Change Terms of Awards.  The Committee may, at any time, alter or amend any or all Award Agreements under this Plan in any manner that would be authorized for a new Award under this Plan, including but not limited to any manner set forth in Section 9 (subject to any applicable limitations thereunder), except that no amendment or cancellation of an Award may effect a Repricing of such Award, except in connection with an adjustment pursuant to Section 7. A “Repricing” means any of the following: (i) changing the terms of an Award to lower its exercise price or base price, (ii) cancelling an Award with an exercise price or base price in exchange for other Awards with a lower exercise price or base price, or (iii) cancelling an Award with an exercise price or base price at a time when such price is equal to or greater than the Fair Market Value of the underlying Stock in exchange for other Awards, cash or property. Without limiting the Committee’s authority under this plan (including Sections 7 and 9), but subject to any express limitations of this Plan (including the prohibitions on Repricing set forth in this Section 8(d)), the Committee shall have the authority to accelerate the exercisability or vesting of an Award, to extend the term or waive early termination provisions of an Award (subject to the maximum ten-year term under Section 6(a)(5)), and to waive the Corporation’s rights with respect to an Award or restrictive conditions of an Award (including forfeiture conditions), in any case in such circumstances as the Committee deems appropriate.

(e) Rule 16b-3 Conditions; Bifurcation of Plan.  It is the intent of the Corporation that this Plan and Awards hereunder satisfy and be interpreted in a manner, that, in the case of Participants who are or may be Insiders, satisfies any applicable requirements of Rule 16b-3, so that these persons will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 under the Exchange Act and will not be subjected to avoidable liability thereunder as to Awards intended to be entitled to the benefits of Rule 16b-3. If any provision of this Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 8(e), that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed disregarded as to Awards intended as Rule 16b-3 exempt Awards. Notwithstanding anything to the contrary in this Plan, the provisions of this Plan may at any time be bifurcated by the Board or the Committee in any manner so that certain provisions of this Plan or any Award Agreement intended (or required in order) to satisfy the applicable requirements of Rule 16b-3 are only applicable to Insiders and to those Awards to Insiders intended to satisfy the requirements of Rule 16b-3.

(f) Delegation and Reliance.  The Committee may delegate to the officers or employees of the Corporation the authority to execute and deliver those instruments and documents, to do all acts and things, and to take all other steps deemed necessary, advisable or convenient for the effective administration of this Plan in accordance with its terms and purpose, except that the Committee may not delegate any discretionary authority to grant or amend an award or with respect to substantive decisions or functions regarding this Plan or Awards as these relate to the material terms of Performance-Based Awards to Executive Officers or to the timing, eligibility, pricing, amount or other material terms of Awards to Insiders. In making any determination or in taking or not taking any action under this Plan, the Board and the Committee may obtain and may rely upon the advice of experts, including professional advisors to the Corporation. No director, officer, employee or agent of the Corporation shall be liable for any such action or determination taken or made or omitted in good faith.

(g) Exculpation and Indemnity.  Neither the Corporation nor any member of the Board of Directors or of the Committee, nor any other person participating in any determination of any question under this Plan, or in the interpretation, administration or application of this Plan, shall have any liability to any party for any action taken or not taken in good faith under this Plan or for the failure of an Award (or action in respect of an Award) to satisfy Code requirements as to incentive stock options or to realize other intended tax consequences, to qualify for exemption or relief under Rule 16b-3 or to comply with any other law, compliance with which is not required on the part of the Corporation.

SECTION 9.  Amendment and Termination of this Plan.

The Board of Directors may at any time amend, suspend or discontinue this Plan, subject to any stockholder approval that may be required under applicable law. Notwithstanding the foregoing, no such action by the Board or the Committee shall, in any manner adverse to a Participant other than as expressly permitted by the terms of an Award Agreement, affect any Award then outstanding and evidenced by an Award Agreement without the consent in writing of the Participant or a Beneficiary, a Participant’s family member or a trust (or similar estate planning entity) established for the benefit of a Participant and/or one or more of the Participant’s family members entitled to an Award. Notwithstanding the above, any amendment that would (i) materially increase the benefits accruing to any Participant or Participants hereunder, (ii) materially increase the aggregate number of shares of Stock, Share Units or other equity interest(s) that may be issued hereunder, or (iii) materially modify the requirements as to eligibility for participation in this Plan, shall be subject to shareholder approval.

SECTION 10.  Miscellaneous.

(a) Unfunded Plans.  This Plan shall be unfunded. Neither the Corporation nor the Board of Directors nor the Committee shall be required to segregate any assets that may at any time be represented by Awards made pursuant to this Plan. Neither the Corporation, the Committee, nor the Board of Directors shall be deemed to be a trustee of any amounts to be paid or securities to be issued under this Plan.

(b) Rights of Employees.

(1) No Right to an Award.  Status as an Employee shall not be construed as a commitment that any one or more Awards will be made under this Plan to an Employee or to Employees generally. Status as a Participant shall not entitle the Participant to any additional Award.

(2) No Assurance of Employment.  Nothing contained in this Plan (or in any other documents related to this Plan or to any Award) shall confer upon any Employee or Participant any right to continue in the employ or other service of the Corporation or any Subsidiary or constitute any contract (of employment or otherwise) or limit in any way the right of the Corporation or any Subsidiary to change a person’s compensation or other benefits or to terminate the employment or services of a person with or without cause.

(c) Effective Date; Duration.  This Plan has been adopted by the Board of Directors of the Corporation. This Plan shall become effective upon and shall be subject to the approval of the stockholders the Corporation. This Plan shall remain in effect until any and all Awards under this Plan have been exercised, converted or terminated under the terms of this Plan and applicable Award Agreements. Notwithstanding the foregoing, no Award may be granted under this Plan after April 29, 2018; provided, however, that any Award granted prior to such date may be amended after such date in any manner that would have been permitted hereunder prior to such date.

(d) Compliance with Laws.  This Plan, Award Agreements, and the grant, exercise, conversion, operation and vesting of Awards, and the issuance and delivery of shares of Stock and/or other securities or property or the payment of cash under this Plan, Awards or Award Agreements, are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal insider trading, registration, reporting and other securities laws and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may be necessary or, in the opinion of counsel for the Corporation, advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions (and the person acquiring such securities shall, if requested by the Corporation, provide such evidence, assurance and representations to the Corporation as to compliance with any of such restrictions) as the Corporation may deem necessary or desirable to assure compliance with all applicable legal requirements.

(e) Section 409A.  Notwithstanding other provisions of the Plan or any Award Agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Board or Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code; which, if the Participant is a “specified employee” within the meaning of the Section 409A, shall be the first day following the six-month period beginning on the date of Participant’s termination of Employment.

(f) Applicable Law.  This Plan, Award Agreements and any related documents and matters shall be governed by, and construed in accordance with, the laws of the State of New York and applicable Federal law.

(g) Non-Exclusivity of Plan.  Nothing in this Plan shall limit or be deemed to limit the authority of the Corporation, the Board or the Committee to grant awards or authorize any other compensation, with or without reference to the Stock, under any other plan or authority.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Admission Ticket
Internet or telephone Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 2:00 a.m. Eastern Daylight Time on April 27, 2010 or by 5:00 p.m. Eastern Daylight Time on April 23, 2010, if you own your shares through L-3’s 401(k) plan.
Vote by Internet
•	Log on to the Internet and go to www.investorvote.com/LLL
•	Have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you access the Internet website.
•	Follow the steps outlined on the secured website.
Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 - Claude R. Canizares	☐	☐	02 - Thomas A. Corcoran	☐	☐	03 - Lewis Kramer	☐	☐

	04 - Alan H. Washkowitz	☐	☐

		For	Against	Abstain
2.	Approval of the L-3 Communications Holdings, Inc. Amended and Restated 2008 Long Term Performance Plan.	☐	☐	☐

		For	Against	Abstain
3.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.	☐	☐	☐

Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

B	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below
Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/
1UPX

Admission Ticket
2010 Annual Meeting of
L-3 Communications Holdings, Inc. Stockholders
PROXY SERVICES
C/O COMPUTERSHARE INVESTOR SERVICES
PO BOX 43102
PROVIDENCE, RI 02940-5068
L-3 COMMUNICATIONS HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS
TUESDAY, APRIL 27, 2010, 2:30 P.M. EASTERN DAYLIGHT TIME
THE RITZ-CARLTON NEW YORK
BATTERY PARK
TWO WEST STREET
NEW YORK, NY
PLEASE INDICATE WHETHER YOU PLAN TO ATTEND THE 2010 ANNUAL MEETING OF STOCKHOLDERS BY MARKING THE APPROPRIATE BOX OR IF YOU USE THE INTERNET OR TELEPHONE SYSTEM, WHEN PROMPTED. ONLY THE STOCKHOLDER(S) WHOSE NAME(S) APPEARS ON THIS TICKET, OR THE PROXY OF THAT STOCKHOLDER, WILL BE ADMITTED. DUE TO SPACE LIMITATIONS, ADMISSION TO THE MEETING WILL BE ON A FIRST-COME, FIRST-SERVED BASIS. REGISTRATION WILL BEGIN AT 2:30 P.M.
Upon arrival, please present this admission ticket and photo identification at the registration desk.

Directions to the 2010 Annual Meeting of Stockholders of L-3
Communications Holdings, Inc.

Directions from the East Side:
Take the FDR Drive South to the end and follow sign to the
Battery Park City exit.
Proceed to the traffic light and make a right turn, go to the next light and make a left turn onto State Street and continue driving until very end. The hotel is located at Battery Place and West Street.

Directions from the West Side:
Take the West Side Highway South.
The West Side Highway South becomes West Street.
Continue South bearing right until the end of West Street.
Turn right, the hotel is on your right.

Directions by Subway:
Take the 4/5 to Bowling Green (last stop in Manhattan).
Turn right (South) onto Battery Place.
Follow Battery Place to Little West Street; turn right, the hotel is on your left.
Or
Take the 2/3 to Wall Street.
Walk West on Wall Street to Broadway; turn left on Broadway, then right onto Battery Place.
Follow Battery Place to Little West Street; turn right, the hotel is on your left.
Or
Take the 1/9 to Rector Street.
Walk South on Greenwich Street to Battery Place.
Make right on Battery Place and follow to Little West Street; turn right, the hotel is on your left.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — L-3 Communications Holdings, Inc.

L-3 COMMUNICATIONS HOLDINGS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF L-3 COMMUNICATIONS HOLDINGS, INC. (THE “COMPANY”) FOR THE ANNUAL MEETING OF STOCKHOLDERS OF THE COMPANY TO BE HELD ON APRIL 27, 2010, AND SHOULD BE READ IN CONJUNCTION WITH THE NOTICE OF MEETING AND THE PROXY STATEMENT.
The undersigned stockholder(s) hereby appoint Michael T. Strianese, Steven M. Post, and Ralph G. D’Ambrosio or any one of them, attorneys and agents, or proxy or proxies, with full power of substitution, in the name and on behalf of the undersigned, to attend, vote and act at the Annual Meeting of Stockholders to be held on April 27, 2010, at 2:30 p.m., Eastern Daylight Time, at The Ritz-Carlton New York, Battery Park, Two West Street, New York, NY, and at any and all adjournments or postponements thereof, upon the matters set forth and in accordance with their discretion on any other matters that may properly come before the meeting, or any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in accordance with the directions of the undersigned stockholder(s). In the absence of such directions, this proxy will be voted for all nominees listed on the reverse hereof, for the approval of L-3 Communications Holdings, Inc. Amended and Restated 2008 Long Term Performance Plan, and for the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.
PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY ALSO MARK, SIGN, DATE AND RETURN YOUR PROXY CARD TO:
L-3 Communications Holdings, Inc.
C/O Computershare Investor Services
PO Box 43102
Providence, RI 02940-5068
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON APRIL 27, 2010: OUR 2010 PROXY STATEMENT, SUMMARY ANNUAL REPORT AND ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT: www.L-3com.com